UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Proxy Statement Pursuant to Section 14(a) of the

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AMGEN INC.

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2018 Proxy Statement and Notice of Annual Meeting of Stockholders

Robert A. Bradway Chairman of the Board, Chief Executive Officer and President

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320-1799

April 11, 2018

Dear Fellow Stockholder:

You are invited to attend the 2018 Annual Meeting of Stockholders, or Annual Meeting, of Amgen Inc. to be held on Tuesday, May 22, 2018, at 11:00 A.M., local time, at the Four Seasons Hotel Westlake Village, Two Dole Drive, Westlake Village, California 91362.

Our Company: At Amgen, our mission is to serve patients; this mission guides our unwavering commitment to deliver breakthrough treatments for unmet medical needs. In 2017, we secured 80 country/product launches of new medicines in new indications around the world. We advanced the largest early pipeline in Amgen’s history and set the stage for continued innovation in the years to come. Our products span six therapeutic areas – cardiovascular, oncology/hematology, neuroscience, inflammation, nephrology, and bone health – and we make a significant difference in the fight against serious illness. We continue to seek new treatments for serious diseases and lowering the cost burden that these diseases place on society.

Business Strategy: Our strategy is clear – in six focused therapeutic areas we seek to develop innovative medicines that address important unmet medical needs in the fight against serious illness. Our strategy includes an integrated set of activities we are pursuing to strengthen our competitive position in our industry. In addition to our significant commitment to innovative research and development, we are developing branded biosimilars, expanding our global geographic reach, deploying next-generation biomanufacturing facilities, improving drug delivery systems, adhering to a disciplined approach to capital allocation while investing for long-term growth, and transforming Amgen for the future. In the Compensation Discussion and Analysis section of this proxy, we further discuss our progress for 2017 against these objectives. In 2017, we had consistent, strong execution of our strategy and remained focused on generating long-term stockholder value and built on a strong record of delivering superior returns to our stockholders. A clear measure of our success is the number of patients reached and helped by our medicines throughout the world.

Stockholder Engagement: We are also guided by the perspectives of our stockholders as expressed through direct engagement with us throughout the year and at our Annual Meeting. Since our 2017 annual meeting of stockholders, in addition to our outreach by our executives and Investor Relations department to investors, we have engaged in governance-focused outreach activities and discussions with the governance teams for stockholders comprising approximately 52% of our outstanding shares. Topics discussed included our business and financial performance, our governance and executive compensation programs, including the direct link to our business strategy, and our corporate responsibility and sustainability initiatives. Feedback received during these meetings is shared with the full Board of Directors and informed Board decisions. The conversations held with our stockholders are beneficial, and we look forward to continuing our dialogue in the coming year.

I look forward to sharing more about our Company at the Annual Meeting. In addition to the business to be transacted and described in the accompanying Notice of Annual Meeting of Stockholders, I will discuss recent developments during the past year, the substantial progress we made on our strategic priorities for 2017, and respond to comments and questions.

On behalf of the Board of Directors, I thank you for your participation and investment in Amgen. We look forward to seeing you on May 22. As a final note and also on behalf of the Board of Directors, I would like to thank David Baltimore and François de Carbonnel who are not standing for re-election, for their years of wise counsel and guidance for Amgen.

Sincerely,

Robert A. Bradway

Chairman of the Board,

Chief Executive Officer and President

Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320-1799

Notice of Annual Meeting of Stockholders

To be Held on May 22, 2018

To the Stockholders of Amgen Inc.:

Date and Time:	Tuesday, May 22, 2018 at 11:00 A.M., local time

Location:	Four Seasons Hotel Westlake Village, Two Dole Drive, Westlake Village, California 91362

Record Date:

March 23, 2018. Amgen stockholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the 2018 Annual Meeting of Stockholders, or Annual Meeting, and any continuation, postponement or adjournment thereof.

Mail Date:

We intend to mail the Notice Regarding the Availability of Proxy Materials, or the proxy statement and proxy card, as applicable, on or about April 11, 2018 to our stockholders of record on the record date.

Items of Business:

1.

To elect 13 directors to the Board of Directors of Amgen for a term of office expiring at the 2019 annual meeting of stockholders. The nominees for election to the Board of Directors are Dr. Wanda M. Austin, Mr. Robert A. Bradway, Dr. Brian J. Druker, Mr. Robert A. Eckert, Mr. Greg C. Garland, Mr. Fred Hassan, Dr. Rebecca M. Henderson, Mr. Frank C. Herringer, Mr. Charles M. Holley, Jr., Dr. Tyler Jacks, Ms. Ellen J. Kullman, Dr. Ronald D. Sugar and Dr. R. Sanders Williams;

	2.	To hold an advisory vote to approve our executive compensation;

	3.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2018;

4.

To consider one stockholder proposal for an annual report on the extent to which risks related to public concern over drug pricing strategies are integrated into our executive incentive compensation, if properly presented at the meeting; and

	5.	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

Attendance: If you plan to attend the Annual Meeting, you will need an admittance ticket and proof of ownership of our Common Stock as of the close of business on March 23, 2018. Please read “INFORMATION CONCERNING VOTING AND SOLICITATION—Attendance at the Annual Meeting” in the accompanying proxy statement.

Voting: Your vote is important, regardless of the number of shares that you own. Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. Please read the Notice of Annual Meeting of Stockholders and proxy statement with care and follow the voting instructions to ensure that your shares are represented. By submitting your proxy promptly, you will save the Company the expense of further proxy solicitation. We encourage you to submit your proxy as soon as possible by Internet, by telephone or by signing, dating and returning all proxy cards or instruction forms provided to you.

By Order of the Board of Directors

Jonathan P. Graham

Secretary

Thousand Oaks, California

April 11, 2018

  ï 2018 Proxy Statement

Proxy Statement Summary

Proxy Statement Summary

This summary contains highlights about our Company and the upcoming 2018 Annual Meeting of Stockholders, or Annual Meeting. This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the entire proxy statement before voting.

2018 Annual Meeting of Stockholders

Date and Time:	Tuesday, May 22, 2018 at 11:00 A.M., local time

Location:	Four Seasons Hotel Westlake Village, Two Dole Drive, Westlake Village, California 91362

Record Date:	March 23, 2018

Mail Date:	We intend to mail the Notice Regarding the Availability of Proxy Materials, or the proxy statement and proxy card, as applicable, on or about April 11, 2018 to our stockholders.

Voting Matters and Board Recommendations

Matter		Our Board Vote Recommendation
Item 1:	Election of 13 Nominees to the Board of Directors (page 7)	FOR each Director Nominee
Item 2:	Advisory Vote to Approve Our Executive Compensation (page 27)	FOR
Item 3:	Ratification of Selection of Independent Registered Public Accountants (page 86)	FOR
Item 4:	Stockholder Proposal For An Annual Report on the Extent To Which Risks Related to Public Concern Over Drug Pricing Strategies Are Integrated Into Our Executive Incentive Compensation (page 88)	AGAINST

  ï 2018 Proxy Statement    1

Proxy Statement Summary

9 new Directors since 2012 8 Experienced Current and Former Public Company 6 Directors w/ Scientific Research and/or CEO/CFO Healthcare Experience 5 Directors with Financial Industry Experience 3 Women PROXY ACCESS FOR DIRECTOR NOMINATIONS 92% INDEPENDENT DIRECTORS* LEAD INDEPENDENT DIRECTOR 9 NEW DIRECTORS SINCE 2012* ~4.8 YEARS AVERAGE TENURE*8 CURRENT/FORMER PUBLIC COMPANY CEO/CFOs

Item 1: Election of 13 Nominees to the Board of Directors (Page 7)

Nominee	Age	Director Since	Audit	Governance and Nominating	Executive	Compensation and Management Development	Equity Award	Corporate Responsibility and Compliance
Wanda M. Austin	63	2017	M					M
Robert A. Bradway	55	2011			C		M
Brian J. Druker(1)	62	Initial Election
Robert A. Eckert	63	2012		M	M	C	C
Greg C. Garland	60	2013		C	M	M	M
Fred Hassan	72	2015	M			M
Rebecca M. Henderson	57	2009	M					M
Frank C. Herringer	75	2004	M	M	M
Charles M. Holley, Jr.	61	2017	C					M
Tyler Jacks	57	2012	M			M
Ellen J. Kullman	62	2016	M	M
Ronald D. Sugar	69	2010		M	M			C
R. Sanders Williams	69	2014		M				M

“C”	indicates Chair of the committee.
“M”	indicates member of the committee.

(1)

Dr. Druker is standing for initial election to the Board of Directors, or Board. Dr. Druker has been appointed to the Audit Committee and the Corporate Responsibility and Compliance Committee, effective as of the Annual Meeting and subject to his election to the Board by our stockholders.

Corporate Governance Highlights and Best Practices

*	For our director nominees.

2       ï 2018 Proxy Statement

Proxy Statement Summary

We Have Implemented Governance Best Practices

We continuously monitor developments and best practices in corporate governance and consider stockholder feedback when enhancing our governance structures. Below are highlights of our key governance practices:

✓	Proxy Access (pages 17 and 96)

-	up to 20 eligible stockholders that own 3% of shares
-	for 3 years who meet the requirements set forth in our Bylaws
-	can nominate the greater of 20% or two nominees

✓	Majority Voting Standard for Director Elections (pages 16 and 94)

✓	Stockholders May Act By Written Consent (page 17)

✓	Stockholders Have a Right to Call Special Meetings (15% threshold requirement) (page 17)

✓	No Supermajority Vote Provisions in Articles or Bylaws (page 17)

✓	Highly Independent Board – 12 of our 13 director nominees (page 21)

✓	Strong Refreshment Practices With 9 New Directors Since 2012 – Average Board tenure of approximately 4.8 years for our director nominees (pages 8 and 16)

✓	Annual Anonymous Board and Committee Evaluation Process (page 21)

✓	All Directors Meet Our Board of Directors Guidelines for Director Qualifications and Evaluations (Appendix A)

✓	Robust Lead Independent Director Role (page 17)

✓	Significant Stock Ownership Requirements for Directors and Officers (pages 59 and 79)

✓	Corporate Responsibility and Compliance Committee (page 23)

✓	Enterprise Risk Management Program and Annual Detailed Compensation Risk Analysis – overseen by Board and Compensation and Management Development Committee, respectively (pages 18 and 26)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE 13 NAMED NOMINEES.

  ï 2018 Proxy Statement    3

Proxy Statement Summary

Item 2: Advisory Vote to Approve Our Executive

Compensation (Page 27)

2017 Target Total Direct Compensation Mix

•	We pay for performance, and pay outcomes reflect the achievements of our Named Executive Officers, or NEOs, against our strategic priorities.

•	We use median values as the reference point for each element of compensation at all levels, including our NEOs. We consider performance, job scope, and contribution in our final pay decisions.

•

Our compensation program is directly linked to our performance and strategy. Each year, our Compensation and Management Development Committee approves Company performance goals under our annual cash incentive programs that are designed to focus our staff on delivering financial and operational objectives to drive annual performance, advance strategic priorities, and position us for longer-term success. Based on our overall performance in 2017 compared to the pre-established Company performance goals of our annual cash incentive award program, we achieved 115% of our target bonus opportunity.

•

Performance units earned for the 2015-2017 (January 30, 2015 to January 30, 2018) performance period were based on an earned payout percentage of 93.4% reflecting the Company’s three-year Total Shareholder Return, or TSR, performance at the 46.7th percentile relative to the TSRs of the companies in the Standard & Poor’s 500 Index, or S&P 500, during the performance period. Our beginning stock price and ending stock price for purposes of the 2015-2017 performance period are each the average daily closing price of a share of our Common Stock for the beginning and last twenty trading days of the performance period ($154.49 and $186.61, respectively). Separately, but of note, Amgen’s 2015-2017 three-year TSR (30.0%) outperformed that of the average TSR of our 2017 peer group (11.6%).

Long-term Incentive Equity Awards Target Annual Cash Incentive Base Salary CEO 90% Pay at Risk 75% Performance based Other NEOs 82% Pay at Risk 69% Performance based

4       ï 2018 Proxy Statement

Proxy Statement Summary

2017 Performance

2017 Annual Cash Incentive Program

Goal	Weighting	% of Target Earned
1. Financial Performance
Revenues	30%	110.6%
Non-GAAP Net Income(1)	30%	116.8%
2. Progress Innovative Pipeline
Execute Key Clinical Studies and Regulatory Filings	20%	123.0%
Advance Early Pipeline	5%	201.7%
3. Deliver Annual Priorities
Execute Critical Launches and Long-Term Commercial Objectives	10%	76.0%
Realize Functional Transformation Objectives	5%	90.4%
Composite Score	Achieved 115.0%

Long-Term Incentive Performance Award Program

Long-Term Incentive Program	Equity Weighting	% of Target Earned

Performance Units	50%	93.4%
(2015-2017 performance period)

(1)	Non-Generally Accepted Accounting Principles net income for purposes of the 2017 Company performance goals of our annual cash incentive award program is reported and reconciled in Appendix B.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION INDICATING THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

  ï 2018 Proxy Statement    5

Proxy Statement Summary

Item 3: Ratification of Selection of Independent Registered Public Accountants (Page 86)

•	The Audit Committee of the Board has selected Ernst & Young LLP, or Ernst & Young, as our independent registered public accountants for the fiscal year ending December 31, 2018.

•	Ernst & Young has served as our independent registered public accounting firm since the Company’s inception in 1980.

•

Each year, the Audit Committee evaluates the qualifications and performance of the Company’s independent registered public accountants and determines whether to re-engage the current independent registered public accountants.

•	Based on this evaluation, the Audit Committee believes that the continued retention of Ernst & Young is in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

Item 4: Stockholder Proposal (Page 88)

•	Stockholders have informed the Company that they intend to present a proposal at our Annual Meeting.

•	The proposal relates to the request for an annual report on the extent to which risks related to public concern over drug pricing strategies are integrated into our executive incentive compensation.

•

The Board has thoroughly considered the proposal and believes that it is NOT in the Company’s or stockholders’ best interests for the reasons identified starting on page 89 of the proxy statement, which include the following:

-

The proposal’s underlying subject matter is our drug pricing and capital allocation decisions. Such decisions are integral to our ordinary course operations and the proposed report would put us at a competitive disadvantage and be unduly burdensome while not providing meaningful additional information to stockholders;

-	We already provide public disclosure regarding the factors that are integrated into our incentive compensation policies and the risks related to compensation; and

-

We remain focused on delivering breakthrough treatments for unmet medical needs and are committed to working with the entire healthcare community to ensure continued innovation and enable patient access to needed medicines.

THE BOARD STRONGLY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST”

THE STOCKHOLDER PROPOSAL FOR AN ANNUAL REPORT ON THE EXTENT TO  WHICH RISKS

RELATED TO PUBLIC CONCERN OVER DRUG PRICING STRATEGIES ARE INTEGRATED

INTO OUR EXECUTIVE INCENTIVE COMPENSATION.

6       ï 2018 Proxy Statement

Item 1 — Election of Directors

Item 1

Election of Directors

Under our governing documents, the Board of Directors, or Board, has the power to set the number of directors from time to time by resolution. We currently have 14 authorized directors serving on our Board. Wanda M. Austin was appointed to serve on our Board effective December 11, 2017. Based upon the recommendation of our Governance and Nominating Committee, the Board has nominated each of the director nominees set forth below to stand for re-election, or in the case of Dr. Austin and Brian J. Druker to stand for initial election by our stockholders, in each case for a one-year term expiring at our 2019 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal or death. David Baltimore and François de Carbonnel will retire from our Board and have not been nominated for re-election at the 2018 Annual Meeting of Stockholders, or Annual Meeting. The Board has fixed the authorized number of directors at 13 to be effective as of the close of the Annual Meeting and the election by stockholders of the nominees standing for election. The independent members of the Board have elected Robert A. Eckert to continue to serve as our lead independent director, subject to his re-election to the Board by our stockholders at the Annual Meeting. As lead independent director, Mr. Eckert will continue to have the specific and significant duties as discussed under “Corporate Governance.”

Nominees to the Board

Nominee	Age	Director Since	Audit	Governance and Nominating	Executive	Compensation and Management Development	Equity Award	Corporate Responsibility and Compliance
Wanda M. Austin	63	2017	M					M
Robert A. Bradway	55	2011			C		M
Brian J. Druker(1)	62	Initial Election
Robert A. Eckert	63	2012		M	M	C	C
Greg C. Garland	60	2013		C	M	M	M
Fred Hassan	72	2015	M			M
Rebecca M. Henderson	57	2009	M					M
Frank C. Herringer	75	2004	M	M	M
Charles M. Holley, Jr.	61	2017	C					M
Tyler Jacks	57	2012	M			M
Ellen J. Kullman	62	2016	M	M
Ronald D. Sugar	69	2010		M	M			C
R. Sanders Williams	69	2014		M				M

“C”	indicates Chair of the committee.
“M”	indicates member of the committee.

(1)

Dr. Druker is standing for initial election to the Board. Dr. Druker has been appointed to the Audit Committee and the Corporate Responsibility and Compliance Committee, effective as of the Annual Meeting and subject to his election to the Board by our stockholders.

  ï 2018 Proxy Statement    7

Item 1 — Election of Directors

*	For our director nominees.

Vacancies on the Board (including any vacancy created by an increase in the size of the Board) may be filled only by a majority of the directors remaining in office, even though less than a quorum of the Board. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death.

Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve. However, if any nominee should become unavailable for election prior to the Annual Meeting (an event that currently is not anticipated by the Board) the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or, alternatively, the number of directors may be reduced accordingly by the Board.

Summary of Director Nominee Core Experiences and Skills

Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction for a leading global innovator in biomedicine. The following chart summarizes the competencies of each director nominee to be represented on our Board. The details of each director’s competencies are included in each director’s profile.

The lack of a “✓” for a particular item does not mean that the director does not possess that qualification, characteristic, skill or experience. Each of our Board members have experience and/or skills in the enumerated areas, however, the ✓ is designed to indicate that a director has particular strength in that area.

9 new Directors since 2012 8 Experienced Current and Former Public Company 6 Directors w/ Scientific Research and/or CEO/CFO Healthcare Experience 5 Directors with Financial Industry Experience 3 Women Experience / Skills Austin Bradway Druker Eckert Garland Hassan Henderson Herringer Holley Jacks Kullman Sugar Williams Healthcare Industry, Providers and Payers Science/Technology Public Company CEO/COO/CFO Regulatory Compliance Financial/Accounting Government/Public Policy International

8       ï 2018 Proxy Statement

Item 1 — Election of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NAMED NOMINEES. PROXIES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES UNLESS OTHERWISE SPECIFIED.

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences which led our Board to conclude that each nominee should serve on the Board at this time. All of our directors meet the qualifications and skills of our Amgen Inc. Board of Directors Guidelines for Director Qualifications and Evaluations included in this proxy statement as Appendix A. There are no family relationships among any of our directors or among any of our directors and our executive officers.

Wanda M. Austin Director since: 2017 Age: 63 Committees: • Audit • Corporate Responsibility and Compliance Other Public Company Boards: • Chevron Corporation

Wanda M. Austin has served as a director of the Company since December 11, 2017. Dr. Austin was first identified to the Governance and Nominating Committee as a potential director candidate by a non-employee member of the Board. She is the retired President and Chief Executive Officer of The Aerospace Corporation, a leading architect of the United States’ national security space programs, where she served from 2008 until her retirement in 2016. From 2004 to 2007, Dr. Austin was Senior Vice President, National Systems Group of The Aerospace Corporation. Dr. Austin joined The Aerospace Corporation in 1979 and served in various positions from 1979 until 2004.

Dr. Austin has served as an Adjunct Research Professor at the University of Southern California’s Viterbi School of Engineering since 2007. She is the co-founder of MakingSpace, where she serves as a motivational speaker on STEM education. Dr. Austin has been a director of Chevron Corporation, a petroleum, exploration, production and refining company, since 2016, serving on its Board Nominating and Governance  Committee  and  Public  Policy  Committee.  Dr.  Austin  is  a  trustee  of  the  University  of  Southern

California and previously served on the boards of directors of the National Geographic Society and the Space Foundation. Dr. Austin received an undergraduate degree from Franklin & Marshall College, a master’s degree from the University of Pittsburgh and a doctorate from the University of Southern California. She is a member of the National Academy of Engineering.

Qualifications

The Board concluded that Dr. Austin should serve on the Board based on her leadership and management experience as a chief executive officer, her extensive background in science, technology, and government affairs in a highly regulated industry, and her public board experience.

Robert A. Bradway Director since: 2011 Age: 55 Committees: • Equity Award • Executive (Chair) Other Public Company Boards: • The Boeing Company

Robert A. Bradway has served as our director since 2011 and Chairman of the Board since 2013. Mr. Bradway has been our President since 2010 and Chief Executive Officer since 2012. From 2010 to 2012, Mr. Bradway served as our Chief Operating Officer. Mr. Bradway joined Amgen in 2006 as Vice President, Operations Strategy and served as Executive Vice President and Chief Financial Officer from 2007 to 2010. Prior to joining Amgen, he was a Managing Director at Morgan Stanley in London where, beginning in 2001, he had responsibility for the firm’s banking department and corporate finance activities in Europe.

Mr. Bradway has been a director of The Boeing Company, an aerospace company and manufacturer of commercial airplanes, defense, space and securities systems, since 2016, serving on its Audit and Finance committees. From 2011 to May 2017, Mr. Bradway was a director of Norfolk Southern Corporation, a transportation  company.  He  has  served  on  the  board  of  trustees  of  the  University  of  Southern  California since 2014 and on the advisory board of the Leonard D. Schaeffer Center for Health Policy and Economics at that university since 2012. Mr. Bradway holds a bachelor’s degree in biology from Amherst College and a master’s degree in business administration from Harvard Business School.

Qualifications

The Board concluded that Mr. Bradway should serve on the Board based on his thorough knowledge of all aspects of our business, combined with his leadership and management skills having previously served as our President and Chief Operating Officer and as our Chief Financial Officer.

  ï 2018 Proxy Statement    9

Item 1 — Election of Directors

Brian J. Druker

Director since: Standing for initial election to the Board

Age: 62

Committees: If elected by stockholders, Dr. Druker is expected to serve on the following committees:

•  Audit

•  Corporate Responsibility and Compliance

Brian J. Druker is standing for initial election to the Company’s Board and will be appointed as a director effective as of the Company’s 2018 Annual Meeting of Stockholders subject to his election by stockholders. Dr. Druker was first identified to the Governance and Nominating Committee as a potential director candidate by non-employee members of the Board. He joined Oregon Health & Science University, or OHSU, in 1993 and is currently a physician-scientist and professor of medicine. Dr. Druker has served as the director of the OHSU Knight Cancer Institute since 2007, associate dean for oncology of the OHSU School of Medicine since 2010, and the JELD-WEN chair of leukemia research at OHSU since 2001. He has been an investigator with the Howard Hughes Medical Institute, a nonprofit medical research organization, since 2002.

Dr. Druker has served on the scientific advisory boards of Aptose Biosciences Inc., a biotechnology company, since 2013, and Grail, Inc., a biotechology company, since 2016. In 2011, he founded Blueprint Medicines Corporation, a biopharmaceutical company, and remains as a scientific advisor to this company. In 2006, he founded MolecularMD, a privately-held molecular diagnostics company.

Dr. Druker has received numerous awards, including the Lasker-DeBakey Clinical Research Award in 2009, the Japan Prize in Healthcare and Medical Technology in 2012, and the Albany Medical Center Prize in 2013, for influential work in the development of STI571 (Gleevec®) for the treatment of chronic myeloid leukemia. He was elected to the National Academy of Sciences in 2012 as well as the National Academy of Medicine in 2007. Dr. Druker received both an undergraduate degree and his doctorate from the University of California, San Diego.

Qualifications

The Board concluded that Dr. Druker should serve on the Board based on his extensive scientific research and expertise leading an important academic institution, conducting highly significant research in the area of oncology, and directly managing the care of cancer patients.

Robert A. Eckert

Lead Independent Director

Director since: 2012

Age: 63

Committees:

•  Compensation and Management
Development (Chair)

•  Equity Award (Chair)

•  Executive

•  Governance and Nominating

Other Public Company Boards:

•  McDonald’s Corporation

Robert A. Eckert is our lead independent director. Mr. Eckert has been an Operating Partner at Friedman Fleischer & Lowe, a private equity firm, since 2014. Mr. Eckert was the Chief Executive Officer of Mattel, Inc., a toy design, manufacture and marketing company, having held this position from 2000 through 2011, and its Chairman of the Board from 2000 through 2012. He was President and Chief Executive Officer of Kraft Foods Inc., a consumer packaged food and beverage company, from 1997 to 2000, Group Vice President from 1995 to 1997, President of the Oscar Mayer Foods Division from 1993 to 1995 and held various other senior executive and other positions from 1977 to 1992.

Mr. Eckert has been a director of McDonald’s Corporation, a company which franchises and operates McDonald’s restaurants in the global restaurant industry, since 2003, serving as the Chair of the Public Policy and Strategy Committee and a member of the Executive and Governance Committees. Mr. Eckert was a director of Smart & Final Stores, Inc., a warehouse store, from 2013 until 2014 prior to it becoming a publicly-traded company. Mr. Eckert also has served as a director of Levi Strauss & Co., a privately-held jeans and casual wear manufacturer, since 2010. He was appointed director of Eyemart Express Holdings LLC, a privately-held eyewear retailer and portfolio company of Friedman Fleischer & Lowe, in 2015. Mr. Eckert is on the Global Advisory Board of the Kellogg School of Management at Northwestern University and serves on the Eller College National Board of Advisors at the University of Arizona. Mr. Eckert received an undergraduate degree from the University of Arizona and a master's degree in business administration from the Kellogg School of Management at Northwestern University.

Qualifications

The Board concluded that Mr. Eckert should serve on our Board because of Mr. Eckert’s long-tenured experience as a chief executive officer of large public companies, his broad international experience in marketing and business development, and his valuable leadership experience.

10       ï 2018 Proxy Statement

Item 1 — Election of Directors

Greg C. Garland

Director since: 2013

Age: 60

Committees:

•  Compensation and Management Development

•  Equity Award

•  Executive

•  Governance and Nominating (Chair)

Other Public Company Boards:

•  Phillips 66(1)

Greg C. Garland is the Chairman and Chief Executive Officer of Phillips 66, an energy manufacturing and logistics company with midstream, chemical, refining and marketing and specialties businesses created through the repositioning of ConocoPhillips, having held this position since 2012. Mr. Garland chairs the Executive Committee of Phillips 66.(1) Prior to Phillips 66, Mr. Garland served as Senior Vice President, Exploration and Production, Americas of ConocoPhillips from 2010 to 2012. He was President and Chief Executive Officer of Chevron Phillips Chemical Company (now a joint venture between Phillips 66 and Chevron) from 2008 to 2010 and Senior Vice President, Planning and Specialty Chemicals from 2000 to 2008. Mr. Garland served in various positions at Phillips Petroleum Company from 1980 to 2000. Mr. Garland is a member of the Engineering Advisory Council for Texas A&M University. Mr. Garland received an undergraduate degree from Texas A&M University.

Qualifications

The Board concluded that Mr. Garland should serve on our Board because of Mr. Garland’s experience as a chief executive officer and his over 30 years of international experience in a highly regulated industry.

(1)	Mr. Garland also serves as Chairman and Chief Executive Officer of Phillips 66 Partners LP, a master limited partnership and wholly-owned subsidiary of Phillips 66 without any employees.

Fred Hassan

Director since: 2015

Age: 72

Committees:

•  Audit

•  Compensation and Management
Development

Other Public Company Boards:

•  Intrexon Corporation

•  Time Warner Inc.

Audit Committee financial expert

Fred Hassan is Special Limited Partner at Warburg Pincus LLC, a global private equity investment institution, since 2017. Mr. Hassan was Partner and Managing Director at Warburg Pincus LLC from 2011 to 2017 and, prior to that, served as Senior Advisor from 2009 to 2010. Mr. Hassan was Chairman of the Board and Chief Executive Officer of Schering-Plough Corporation from 2003 to 2009. Prior to this, Mr. Hassan was Chairman, President and Chief Executive Officer of Pharmacia Corporation, from 2001 to 2003. Before assuming these roles, he had served as President and Chief Executive Officer of Pharmacia Corporation from its creation in 2000 as a result of the merger of Pharmacia & Upjohn, Inc. with Monsanto Company. He was President and Chief Executive Officer of Pharmacia & Upjohn, Inc. beginning in 1997. Mr. Hassan previously held senior positions with Wyeth (formerly known as American Home Products), including that of Executive Vice President with responsibility for its pharmaceutical and medical products businesses, and served as a member of the board from 1995 to 1997. Prior to that, Mr. Hassan held various roles at Sandoz Pharmaceuticals and headed its U.S. pharmaceuticals businesses.

Mr. Hassan has been a director of Time Warner Inc., a media company, since 2009, serving on its Nominating and Governance and Compensation and Human Development Committees; and Intrexon Corporation, a synthetic biology company, since 2016, serving on its Compensation Committee. Mr. Hassan was a director of Avon Products, Inc., a manufacturer and marketer of beauty and related products, from 1999 until 2013 and served on its Compensation and Management Development, Nominating and Corporate Governance and Audit Committees, as lead independent director from 2009 to 2012, and Chairman of the Board between January and April 2013. Mr. Hassan was Chairman of the Board of Bausch & Lomb, from 2010 until its acquisition by Valeant Pharmaceuticals International, Inc., a pharmaceutical company, in 2013. Mr. Hassan served on the board of directors and Compensation and Audit Committees of Valeant Pharmaceuticals International, Inc. from 2013 to 2014. Mr. Hassan received an undergraduate degree from Imperial College of Science and Technology, University of London and a master’s degree in business administration from Harvard Business School.

Qualifications

The Board concluded that Mr. Hassan should serve on the Board based on his global experience as a public company chief executive officer, his particular knowledge and experience in the healthcare and pharmaceutical industries, including overseeing businesses with significant research and development operations, his diversified financial and business expertise, as well as prior public company board experience. Given his financial and leadership experience, Mr. Hassan has been determined to be an Audit Committee financial expert by our Board.

  ï 2018 Proxy Statement    11

Item 1 — Election of Directors

Rebecca M. Henderson Director since: 2009 Age: 57 Committees: • Audit • Corporate Responsibility and Compliance Other Public Company Boards: • IDEXX Laboratories, Inc.

Rebecca M. Henderson has been the John and Natty McArthur University Professor at Harvard University since 2011. From 2009 to 2011, Dr. Henderson served as the Senator John Heinz Professor of Environmental Management at Harvard Business School. Prior to this, she was a professor of management at the Massachusetts Institute of Technology, or MIT, for 21 years, having been the Eastman Kodak LFM Professor of Management since 1999. Since 1995, she has also been a Research Associate at the National Bureau of Economic Research. She specializes in technology strategy and the broader strategic problems faced by companies in high technology industries.

Dr. Henderson has been a director of IDEXX Laboratories, Inc., a company which provides diagnostic and information technology-based products and services for veterinary, food and water applications, since 2003, chairing its Finance Committee and serving on its Nominating and Governance Committee. Dr. Henderson has also served as a director of the Ember Corporation, a privately-held semiconductor chip manufacturer,  and  on  its  Compensation  Committee,  from  2001  to  July  2009.  She  has  further  been a director of Linbeck Construction Corporation, a privately-held facility solutions company, from 2000 until 2004. Dr. Henderson has published articles, papers and reviews in a range of scholarly journals. Dr. Henderson received an undergraduate degree from MIT and a doctorate from Harvard University.

Qualifications

The Board concluded that Dr. Henderson should serve on the Board because Dr. Henderson’s study of the complex strategy issues faced by high technology companies provides valuable insight into the Company’s strategic and technology issues.

Frank C. Herringer

Director since: 2004

Age: 75

Committees:

•  Audit

•  Executive

•  Governance and Nominating

Other Public Company Boards:

•  The Charles Schwab Corporation

Audit Committee financial expert

Frank C. Herringer has been a director of the Board of Transamerica Corporation, a financial services company since 1986, serving as Chairman of the board of directors from 1995 to 2015. Mr. Herringer was an executive with Transamerica for 20 years, including its Chief Executive Officer from 1991 until its acquisition by Aegon N.V., a life insurance, pensions and asset management company, in 1999, subsequently serving on Aegon’s Executive Board for one year. Mr. Herringer was a director of Aegon U.S. Holding Corporation from 1999 until its merger into Transamerica Corporation in 2015.

Mr. Herringer has been a director of The Charles Schwab Corporation, a brokerage and banking company, since 1996, serving on its Compensation Committee and chairing its Nominating and Corporate Governance Committee. Mr. Herringer is a member of the Board of Trustees of the California Pacific Medical Center Foundation, a not-for-profit organization which develops philanthropic resources for the California Pacific Medical Center, a privately-held, not-for-profit academic medical center, since 2013. Mr. Herringer was a director of Safeway Inc., a food and drug retailer, from 2008 until 2015, serving on its Executive Compensation and Executive Committees and chairing its Nominating and Corporate Governance Committee. Mr. Herringer was a director of Cardax, Inc., a biotechnology company, from 2014 to 2015, serving on its Compensation Committee and chairing its Governance and Nominating Committee, and was a director of its parent company, Cardax Pharmaceuticals, Inc., from 2006 until 2015. From 2002 to 2005, Mr. Herringer was a director of AT&T Corporation, and a member of its Audit and Compensation Committees. In 2004, Mr. Herringer was named an Outstanding Director of the Year by the Outstanding Directors Exchange. Mr. Herringer received an undergraduate degree and master’s degree in business administration from Dartmouth College.

Qualifications

The Board concluded that Mr. Herringer should serve on the Board based on his background as chief executive officer and board chair of a public company, his management and leadership skills, and his career-long focus on corporate financial performance, prospects and strategy. Given his financial and leadership experience, Mr. Herringer has been determined to be an Audit Committee financial expert by our Board.

12       ï 2018 Proxy Statement

Item 1 — Election of Directors

Charles M. Holley, Jr. Director since: 2017 Age: 61 Committees: • Audit (Chair) • Corporate Responsibility and Compliance Audit Committee financial expert

Charles M. Holley, Jr. is the former Executive Vice President and Chief Financial Officer for Wal-Mart Stores, Inc., or Walmart, where he served from 2010 to 2015 and as Executive Vice President between January 1, 2016 and January 31, 2016. Prior to this, Mr. Holley served as Executive Vice President, Finance and Treasurer of Walmart from 2007 to 2010. From 2005 to 2006, he served as Senior Vice President. Prior to that, Mr. Holley was Senior Vice President and Controller from 2003 to 2005. Mr. Holley served various roles in Wal-Mart International from 1994 through 2002. Prior to this, Mr. Holley served in various roles at Tandy Corporation. He spent more than ten years with Ernst & Young LLP. Mr. Holley is an Independent Senior Advisor, U.S. CFO Program, Deloitte LLP, a privately-held provider of audit, consulting, tax, and advisory services, since 2016.

Mr. Holley serves on the Advisory Council for the McCombs School of Business at the University of Texas at Austin and the University of Texas Presidents’ Development Board.

Qualifications

The Board concluded that Mr. Holley should serve on the Board based on his experience as a chief financial officer of a global public company, his financial acumen, and his management and leadership skills. Given his financial and leadership experience, Mr. Holley has been determined to be an Audit Committee financial expert by our Board.

Tyler Jacks Director since: 2012 Age: 57 Committees: • Audit • Compensation and Management Development Other Public Company Boards: • Thermo Fisher Scientific, Inc.

Tyler Jacks joined the faculty of Massachusetts Institute of Technology, or MIT, in 1992 and is currently the David H. Koch Professor of Biology and director of the David H. Koch Institute for Integrative Cancer Research, which brings together biologists and engineers to improve detection, diagnosis and treatment of cancer, a position he has held since 2007. Dr. Jacks has been an investigator with the Howard Hughes Medical Institute, a nonprofit medical research organization, since 1994.

Dr. Jacks has been a director of Thermo Fisher Scientific, Inc., a life sciences supply company, since 2009, serving on its Strategy and Finance Committee and scientific advisory board and chairing its Science and Technology Committee. In 2006, he co-founded T2 Biosystems, Inc., a biotechnology company, and served on its scientific advisory board until 2013. Dr. Jacks has served on the scientific advisory board of SQZ Biotech, a privately-held biotechnology company, since 2015. He was a consultant scientific advisor to Epizyme, Inc., a biopharmaceutical company, from 2007 to 2017. Dr. Jacks served on the    scientific advisory   board   of   Aveo   Pharmaceuticals   Inc.,   a   biopharmaceutical   company,   from   2001 until 2013. In 2015, Dr. Jacks founded Dragonfly Therapeutics, Inc., a privately-held biopharmaceutical company, and serves as co-Chair of its scientific advisory board. He was appointed to the National Cancer

Advisory Board, which advises and assists the Director of the National Cancer Institute with respect to the National Cancer Program, in 2011 and served as Chair until 2016. In 2016, Dr. Jacks was named to a blue ribbon panel of scientists and advisors established as a working group of the National Cancer Advisory Board and served as co-Chair advising the Cancer MoonshotSM Task Force. Dr. Jacks was a director of MIT’s Center for Cancer Research from 2001 to 2007 and received numerous awards including the Paul Marks Prize for Cancer Research and the American Association for Cancer Research Award for Outstanding Achievement. He was elected to the National Academy of Sciences as well as the National Academy of Medicine in 2009 and received the MIT Killian Faculty Achievement Award in 2015. Dr. Jacks received an undergraduate degree from Harvard University and his doctorate from the University of California, San Francisco.

Qualifications

The Board concluded that Dr. Jacks should serve on the Board based on his extensive scientific expertise relevant to our industry, including his broad experience as a cancer researcher, pioneering uses of technology to study cancer-associated genes, and service on several scientific advisory boards and membership in the National Cancer Advisory Board.

  ï 2018 Proxy Statement    13

Item 1 — Election of Directors

Ellen J. Kullman

Director since: 2016

Age: 62

Committees:

•  Audit

•  Governance and Nominating

Other Public Company Boards:

•  Goldman Sachs Group, Inc.

•  United Technologies Corporation

Audit Committee financial expert

Ellen J. Kullman is the former President, Chair and Chief Executive Officer of E.I. du Pont de Nemours and Company, or DuPont, a science and technology-based company, where she served from 2009 to 2015. Prior to this, Ms. Kullman served as President of DuPont from 2008 to 2009. From 2006 through 2008, she served as Executive Vice President of DuPont. Prior to that, Ms. Kullman was Group Vice President, DuPont Safety and Protection. Ms. Kullman has been a director of United Technologies Corporation, a technology products and services company, since 2011, serving on its Committee on Compensation and Executive Development and chairing its Committee on Governance and Public Policy. Ms. Kullman has been a director of Goldman Sachs Group, Inc., an investment banking firm, since 2016, serving on its Compensation, Corporate Governance and Nominating, and Risk Committees. Ms. Kullman served as a director of General Motors, from 2004 to 2008, serving on its Audit Committee.

Ms. Kullman has also served as a director of Carbon3D, Inc., a privately-held 3D printing company, since 2016. Ms. Kullman has served on the Board of Trustees of Northwestern University since 2016 and on the Board of Overseers of Tufts University School of Engineering since 2006. She served as Chair of the US-China  Business  Council  from  2013  to  2015.  In  2016,  Ms. Kullman  joined  the  board  of  directors  of  Dell

Technologies, a privately-held technology company, and the Temasek Americas Advisory Panel of Temasek Holdings (Private) Limited, a privately-held investment company based in Singapore. Ms. Kullman received a bachelor of science in mechanical engineering degree from Tufts University and a master’s degree from the Kellogg School of Management at Northwestern University.

Qualifications

The Board concluded that Ms. Kullman should serve on the Board based on her lengthy global experience as a public company chief executive officer and board chair, her management and leadership skills, and her experience with scientific operations, all of which provide valuable insight into the operations of our Company. Given her leadership and financial experience, Ms. Kullman has been determined to be an Audit Committee financial expert by our Board.

Ronald D. Sugar

Director since: 2010

Age: 69

Committees:

•  Corporate Responsibility

   and Compliance (Chair)

•  Executive

•  Governance and Nominating

Other Public Company Boards:

•  Air Lease Corporation

•  Apple Inc.

•  Chevron Corporation

Ronald D. Sugar is the retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, a global aerospace and defense company, having held these posts from 2003 through 2009.

Dr. Sugar has been a director of Chevron Corporation, a petroleum, exploration, production and refining company, since 2005, serving as the lead director and on the Management Compensation Committee and chairing the Board Nominating and Governance Committee. Dr. Sugar has been a director of Apple Inc., a manufacturer and seller of, among other things, personal computers, mobile communication and media devices, since 2010, chairing the Audit and Finance Committee. Dr. Sugar has been a director of Air Lease Corporation, an aircraft leasing company, since 2010, chairing the Compensation Committee and serving on the Nominating and Corporate Governance Committee. Since 2010, he has been a senior advisor to Ares Management LLC, a privately-held asset manager and registered investment advisor. In 2014, Dr. Sugar joined the Temasek Americas Advisory Panel of Temasek Holdings (Private) Limited, a privately-held investment company based in Singapore. Dr. Sugar is a member of the National Academy of Engineering, trustee of the University of Southern California, member of the UCLA Anderson School of Management Board of Advisors, and director of the Los Angeles Philharmonic Association.

Qualifications

The Board concluded that Dr. Sugar should serve on our Board because Dr. Sugar’s board and senior executive-level expertise, including his experience as chief executive officer and board chair of a large, highly regulated, public company and his insight in the areas of operations, government affairs, science, technology and finance.

14       ï 2018 Proxy Statement

Item 1 — Election of Directors

R. Sanders Williams

Director since: 2014

Age: 69

Committees:

•  Corporate Responsibility

   and Compliance

•  Governance and Nominating

Other Public Company Boards:

•  Laboratory Corporation of America Holdings

R. Sanders Williams is the Chief Executive Officer of Gladstone Foundation, a not-for-profit organization supporting the Gladstone Institutes, a non-profit biomedical research enterprise, and President Emeritus of Gladstone Institutes since 2018. Dr. Williams has been a Professor of Medicine at the University of California, San Francisco since 2010. Dr. Williams was both President of Gladstone Institutes and its Robert W. and Linda L. Mahley Distinguished Professor of Medicine, from 2010 to 2017. Prior to this, Dr. Williams served as Senior Vice Chancellor of the Duke University School of Medicine from 2008 to 2010 and Dean of the Duke University School of Medicine from 2001 to 2008. He was the founding Dean of the Duke-NUS Graduate Medical School, Singapore, from 2003 to 2008 and served on its Governing Board from 2003 to 2010. From 1990 to 2001, Dr. Williams was Chief of Cardiology and Director of the Ryburn Center for Molecular Cardiology at the University of Texas, Southwestern Medical Center.

Dr. Williams has been a director of the Laboratory Corporation of America Holdings, a diagnostic technologies company, since 2007, serving on the Audit Committee and chairing the Quality and Compliance  Committee.  Dr.  Williams  was  a  director  of  Bristol-Myers  Squibb  Company,  a  pharmaceutical company, from 2006 until 2013. Dr. Williams has served on the board of directors of the Gladstone Foundation, a non-profit institution that is distinct from Gladstone Institutes, since 2012 and on the board of directors of Exploratorium, a non-profit science museum and learning center located in San Francisco, since 2011. Dr. Williams was elected to the National Academy of Medicine in 2002. Dr. Williams received his undergraduate degree from Princeton University and his doctorate from Duke University.

Qualifications

The Board concluded that Dr. Williams should serve on the Board because of his broad medical and scientific background, including his leadership roles in domestic and academic science settings, his deep experience in cardiology, oversight of governance of multi-hospital healthcare provider systems, leadership and development of international medical programs in Asia, and prior industry board experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE 13 NAMED NOMINEES.

  ï 2018 Proxy Statement    15

Corporate Governance

Corporate Governance

Board of Directors Corporate Governance Highlights

Our Board of Directors, or Board, is governed by our Amgen Board of Directors Corporate Governance Principles which are amended from time to time to incorporate certain current best practices in corporate governance. Our Corporate Governance Principles may be found on our website at www.amgen.com and are available in print upon written request to the Company’s Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799. The Board’s corporate governance practices and stockholder rights include the following:

Board Governance Practices

•

Lead Independent Director. The independent members of the Board elect a lead independent director on an annual basis. The lead independent director has robust responsibilities and authorities as discussed below. Robert A. Eckert currently serves as our lead independent director.

•	Regular Executive Sessions of Independent Directors. Our independent directors meet privately on a regular basis. Our lead independent director presides at such meetings.

•

Majority Approval Required for Director Elections. If an incumbent director up for re-election at a meeting of stockholders fails to receive a majority of affirmative votes in an uncontested election, the Board will adhere to the director resignation policy as provided in the Amended and Restated Bylaws of Amgen Inc., or Bylaws.

•

Board Access to Management. We afford our directors ready access to our management. Key members of management attend Board and committee meetings to present information concerning various aspects of the Company, its operations and results. The Corporate Responsibility and Compliance Committee, or Compliance Committee, members also have regular meetings in executive session with our Chief Compliance Officer, and the Audit Committee members have regular meetings in executive session with our internal and external auditors and separate meetings in executive session with our head of Corporate Audit.

•

Board Authority to Retain Outside Advisors. Our Board committees have the authority to retain outside advisors. The Audit Committee has the sole authority to appoint, compensate, retain and oversee the independent registered public accountants. The Compensation and Management Development Committee, or Compensation Committee, has the sole authority to appoint, compensate, retain and oversee compensation advisors for senior management compensation review. The Governance and Nominating Committee, or Governance Committee, has the sole authority to appoint, retain and replace search firms to identify director candidates and compensation advisors for our directors’ compensation review.

•

Director Limitation on Number of Boards. A director who is currently serving as our Chief Executive Officer, or CEO, should not serve on more than two outside public company boards. No director should serve on more than five outside public company boards.

•	Director Tenure. Our average Board tenure is approximately 4.8 years for our director nominees.

•

Director Retirement Age. The Board has established a retirement age of 72. A director is expected to retire from the Board on the day of the annual meeting of stockholders following his or her 72nd birthday. After due consideration, the Board has waived the retirement age with respect to Fred Hassan and Frank C. Herringer based on its determination that it would be beneficial to have Messrs. Hassan and Herringer continue to serve as directors due to their Company knowledge and experience as well as financial acumen in the case of Mr. Herringer and deep industry experience in the case of Mr. Hassan.

•

Director Changes in Circumstances Evaluated. If a director has a substantial change in principal business or professional affiliation or responsibility, including a change in principal occupation, he or she shall offer his or her resignation to the chairman of the Governance Committee. The Governance Committee determines whether to accept the resignation based on what it believes to be in the best interests of the Company and our stockholders.

•

Director Outside Relationships Require Pre-Approval. Without the prior approval of disinterested members of the Board, directors should not enter into any transaction or relationship with the Company in which they will have a financial or a personal interest or any transaction that otherwise involves a conflict of interest.

•

Director Conflicts of Interest. If an actual or potential conflict of interest arises for a director or a situation arises giving the appearance of an actual or potential conflict, the director must promptly inform the Chairman of the Board, or Chairman, or the chairman of the Governance Committee. All directors recuse themselves from any discussion or decision found to affect their personal, business or professional interests.

•

Regular Board and Committee Evaluations. The Board and the Audit, Compensation, Compliance and Governance Committees each have an annual evaluation process. We provide more information regarding the Board and committee evaluations on page 21.

•

Solicitation of Stockholder Perspectives. The Board believes that engagement with stockholders is the source of valuable information and perspectives on the Company. The Board has requested that management solicit input from investors on behalf of the Board and the lead independent director may also meet directly with stockholders when appropriate. We provide more information regarding the stockholder engagement program on page 38.

16       ï 2018 Proxy Statement

Corporate Governance

Stockholder Rights

•

Proxy Access. Our Bylaws permit proxy access for director nominations. Eligible stockholders with an ownership threshold of 3% who have held their shares for at least 3 years and who otherwise meet the requirements set forth in our Bylaws may have their nominees consisting of the greater of 20% or two nominees of our Board included in our proxy materials. Up to 20 eligible stockholders may group together to reach the 3% ownership threshold. In the course of designing our proxy access provisions, we carefully considered each element in the interest of our stockholders as a whole, including that the number of stockholders who may group together (20) would afford those stockholders likely to utilize proxy access with the opportunity to do so.

•

Written Consent. Our Amgen Inc. Restated Certificate of Incorporation, or Certificate of Incorporation, permits stockholders to act by written consent in lieu of a meeting upon the request of the holders of at least 15% of our outstanding common shares who otherwise meet the requirements of our Certificate of Incorporation.

•

Special Meetings. Our Bylaws permit stockholders to call a special meeting upon the written request of the holders of at least 15% of our outstanding common shares who otherwise meet the requirements set forth in our Bylaws.

•

No Supermajority Vote Provisions in Certificate of Incorporation or Bylaws. We have a simple majority voting standard to amend our Certificate of Incorporation and Bylaws and to approve major mergers and acquisitions.

Leadership Structure

Our current leadership structure and governing documents permit the roles of Chairman and CEO to be filled by the same or different individuals. The Board has currently determined that it is in the best interests of the Company and our stockholders to have Robert A. Bradway, our CEO and President, serve as Chairman, coupled with an active lead independent director. As such, Mr. Bradway holds the position of Chairman, CEO and President, and Mr. Eckert has served as the lead independent director since the May 19, 2016 annual meeting of stockholders, or 2016 Annual Meeting.

Corporate Governance Structure. The Board believes our corporate governance structure, with its strong emphasis on Board independence, an active lead independent director and strong Board and committee involvement, provides sound and robust oversight of management.

Lead Independent Director. The lead independent director is elected by the independent members of the Board on an annual basis. Mr. Eckert has been elected as the lead independent director effective since the 2016 Annual Meeting and was re-elected by our Board on March 7, 2018 to continue to serve as lead independent director subject to his re-election to the Board by our stockholders at the Annual Meeting.

In such position, the lead independent director serves as a means for regular communication between the independent directors and Mr. Bradway, keeping Mr. Bradway apprised of any concerns, issues or determinations made during the independent sessions, and consults with Mr. Bradway on other matters pertinent to the Company and the Board. The lead independent director’s additional responsibilities include:

•	Presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Serving as a liaison between the Chairman and the independent directors;

•	Previewing the information to be provided to the Board;
•	Approving meeting agendas for the Board;

•	Assuring that there is sufficient time for discussion of all meeting agenda items;

•	Organizing and leading the Board’s evaluation of the CEO;

•	Being responsible for leading the Board’s annual self-assessment;

•	Having the authority to call meetings of the independent directors; and

•	If requested by major stockholders, ensuring that he/she is available for consultation and direct communication.

Key Committees Composed of Independent Directors. The Audit, Compensation, Compliance and Governance Committees are each composed solely of independent directors and provide independent oversight of management. In addition, the Audit, Compensation and Compliance Committees meet in executive session on a regular basis with no members of management present (unless otherwise requested by the committee). Each of our committees effectively manages its Board-delegated duties and communicates regularly with the Chairman and members of management. In addition, the Compensation Committee has an effective process for monitoring and evaluating Mr. Bradway’s compensation and performance. Each committee chair provides a report on committee meetings held to the full Board at each regular meeting of the Board.

Independent Directors Sessions. On a regular basis, the independent directors meet in an executive session without Mr. Bradway to review Company performance, management effectiveness, proposed programs and transactions and the Board meeting agenda items. These independent sessions are organized and chaired by our lead independent director.

Annual Assessment. As part of the Board’s annual self-evaluation process, the Board reviews its leadership structure and whether combining or separating the roles of Chairman and CEO is in the best interests of the Company and our stockholders.

  ï 2018 Proxy Statement    17

Corporate Governance

Benefits of Combined Leadership Structure. The Board believes that the Company and our stockholders have been best served by having Mr. Bradway in the role of Chairman and CEO for the following reasons:

•

Mr. Bradway is most familiar with our business and the unique challenges we face. Mr. Bradway’s day-to-day insight into our challenges facilitates a timely deliberation by the Board of important matters.

•

Mr. Bradway has and will continue to identify agenda items and lead effective discussions on the important matters affecting us. Mr. Bradway’s knowledge and extensive experience regarding our operations and the highly-regulated industries and markets in which we compete position him to identify and prioritize matters for Board review and deliberation.

•

As Chairman and CEO, Mr. Bradway serves as an important bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges. The Board believes that Mr. Bradway brings a unique, stockholder-focused insight to assist the Company to most effectively execute its strategy and business plans to maximize stockholder value.

•

The strength and effectiveness of the communications between Mr. Bradway as our Chairman and Mr. Eckert as our lead independent director result in effective Board oversight of the issues, plans and prospects of our Company.

•

This leadership structure provides the Board with more complete and timely information about the Company, a unified structure and consistent leadership direction internally and externally and provides a collaborative and collegial environment for Board decision making.

Flexibility of the Leadership Structure. The Board is committed to high standards of corporate governance. The Board values its flexibility to select, from time to time, a leadership structure that is most able to serve the Company’s and stockholders’ best interests based on the qualifications of individuals available and circumstances existing at the time. As such, the Board regularly evaluates whether combining or separating the roles of Chairman and CEO is in the best interests of the Company and our stockholders. The Board believes that a policy limiting its flexibility to choose a leadership structure that will enable the Company to most effectively execute its strategy and business plans to maximize stockholder value would be detrimental to the Company and our stockholders.

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, which is designed to support the achievement of the Company’s objectives, including strategic priorities to improve long-term financial and operational performance and enhance stockholder value. Our Board believes that a fundamental part of risk management is understanding the risks that we face, monitoring these risks and adopting appropriate control and mitigation of these risks. We believe that the risk management areas that are fundamental to the success of our annual and strategic plans include the areas of product development, safety, supply, quality, value and access, sales and promotion, business development, as well as protecting our assets (financial, intellectual property and information (including cybersecurity)), all of which are managed cross-functionally by senior executive management reporting directly to our CEO.

We have implemented an Enterprise Risk Management, or ERM, program, which is a Company-wide effort to identify, assess, manage, report and monitor enterprise risks and risk areas that may affect our ability to achieve the Company’s objectives. The ERM program involves our Board and management and is overseen by one of our senior executive officers. Enterprise risks are identified and managed by management and the business functions and, as discussed below, are overseen by the Board or the appropriate Board committee.

The Board discusses enterprise risks with our senior management on a regular basis, including as a part of its annual strategic planning process, annual budget review and approval, capital plan review and approval and through reviews of compliance issues in the applicable committees of our Board, as appropriate.

18       ï 2018 Proxy Statement

Corporate Governance

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board are structured to oversee specific risks, as follows:

Committee	Primary Risk Oversight Responsibility

Audit Committee	• Oversees financial risk, such as capital risk, financial compliance risk and internal controls over financial reporting.

Corporate Responsibility and Compliance Committee

•   Oversees non-financial compliance risk, such as regulatory risks associated with the requirements of the Federal health care program, Food and Drug Administration, and the Corporate Integrity Agreement, and risks associated with pricing and access, information security, including cybersecurity, and our reputation. Also oversees staff member compliance with the Code of Conduct.

Compensation and Management Development Committee

•   Evaluates whether the right management talent is in place and oversees succession planning. Also oversees our compensation policies and practices, including whether such policies and practices balance risk-taking and rewards in an appropriate manner as discussed further below.

Governance and Nominating Committee	• Oversees the assessment of each member of the Board’s independence, as well as the effectiveness of our Corporate Governance Principles and Board of Directors’ Code of Conduct.

At each regular meeting, or more frequently as needed, the Board considers reports from each of the committees set forth above, which reports may provide additional detail on risk management issues and management’s response.

Board Meetings

The Board held seven meetings in 2017 and all of the directors attended at least 75% of the total number of meetings of the Board and committees on which they served. Wanda M. Austin was appointed to the Board effective in December 2017 and attended all meetings of the Board and committees on which she served after the date of her appointment. It is the Company’s policy that all current directors attend our annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. Thirteen of the then-current members of the Board were present at our 2017 annual meeting of stockholders, or 2017 Annual Meeting.

Communication With the Board

Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending such written communication to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. The Secretary or his designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests. Communications concerning potential director nominees submitted by any of our stockholders will be forwarded to the chairman of the Governance Committee.

For information on our engagement with our stockholders since the 2017 Annual Meeting, please see page 38 of our Compensation Discussion and Analysis.

  ï 2018 Proxy Statement    19

Corporate Governance

Board Committees and Charters

The Board has four key standing committees: Governance Committee; Audit Committee; Compliance Committee; and Compensation Committee. The Compensation Committee has delegated certain responsibilities to an Equity Award Committee. In addition, an Executive Committee of the Board has all of the powers and authority of the Board in the management of our business and affairs, except with respect to certain enumerated matters, including Board composition and compensation, changes to our Certificate of Incorporation or any other matter expressly prohibited by law or our Certificate of Incorporation.

The Executive Committee did not meet in 2017. The Board maintains charters for each of these standing committees. In addition, the Board has adopted a written set of Corporate Governance Principles and a Board of Directors’ Code of Conduct that generally formalize practices we have in place. To view the charters of our standing Board committees, our Corporate Governance Principles and the Board of Directors’ code of conduct, please visit our website at www.amgen.com.

Governance and Nominating Committee

Current Members:

Greg C. Garland (Chair)

David Baltimore

Robert A. Eckert

Frank C. Herringer

Ellen J. Kullman

Ronald D. Sugar

R. Sanders Williams

Number of Meetings Held in 2017: 5

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the Securities and Exchange Commission, or SEC.

Description and Key Responsibilities:

•   Determines Board membership qualifications and maintains, with the approval of the Board, guidelines for selecting nominees to serve on the Board and considering stockholder recommendations for nominees. Such guidelines are included in this proxy statement as Appendix A.

•   Selects, evaluates and recommends to the Board nominees to stand for election at the annual meeting of stockholders and to fill vacancies as they arise as more fully described in “Director Qualifications and Review of Board Diversity” below.

•   Reviews the performance of the Board and its committees and is responsible for director education.

•   Recommends to the Board nominees for appointment as executive officers and certain other officers.

•   Evaluates and makes recommendations to our Board regarding compensation for non-employee Board members. Any Board member who is also an employee of the Company does not receive separate compensation for service on the Board.

•   Oversees the Board’s Corporate Governance Principles and a code of conduct applicable to members of the Board and monitors the independence of the Board.

Director Qualifications and Review of Board Diversity

Our Governance Committee is responsible for determining Board membership qualifications and for selecting, evaluating and recommending to the Board nominees for annual election to the Board and to fill vacancies as they arise. The Governance Committee reviews periodically with the Board the composition and size of the Board, each committee’s performance and makes recommendations, as necessary, so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity advisable for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

The Governance Committee maintains guidelines for selecting nominees to serve on the Board and for considering stockholder recommendations for nominees. The Amgen Inc. Board of Directors Guidelines for Director Qualifications and Evaluations are included in this proxy statement as Appendix A. Among other things, Board members should possess demonstrated breadth and depth of management and leadership experience, financial and/or business acumen or relevant industry or scientific experience, integrity and high ethical standards, sufficient time to devote to the Company’s business, the ability to oversee, as a director, the Company’s business and affairs for the benefit of our stockholders, the ability to comply with the Amgen Board of Directors Code of Conduct and a demonstrated ability to think independently and work collaboratively. In addition, although the Governance Committee does not maintain a diversity policy, the Governance Committee considers diversity in its determinations. Diversity includes race, ethnicity, age and gender and is also broadly construed to take into consideration many other factors, including industry knowledge, operational experience and scientific and academic expertise, geography and personal backgrounds.

20       ï 2018 Proxy Statement

Corporate Governance

Regular Board and Committee Evaluations

The Board and the Audit, Compensation, Compliance and Governance Committees each have an annual evaluation process which focuses on their roles, effectiveness, and fulfillment of their fiduciary duties.

1.	Initiation	Formal annual anonymous evaluations of the full Board as well as the Audit, Compensation, Compliance, and Governance Committees are compiled and distributed • Overseen by the Governance Committee
2.	Evaluation and Assessment

Directors provide feedback regarding Board or committee –

•  Composition and structure

•  Role and effectiveness

•  Fulfillment of fiduciary duties

•  Meetings and materials

•  Board interaction with management

3.	Review	• The lead independent director speaks with each member of the Board for one-on-one discussion • Each committee and the full Board conduct separate discussions in executive session
4.	Incorporation of Feedback	Follow-up items are addressed at subsequent Board or committee meetings and any committee actions are reported back to the full Board

The Audit, Compensation, Compliance and Governance Committees each completed their assessments in October 2017 for further evaluation by the Governance Committee in December 2017. The Board completed  its  evaluation  in  December  2017.  Each  committee  and  the

Board was satisfied with its performance and each was considered to be operating effectively, with appropriate balance among governance, oversight, strategic and operational matters.

Director Independence

At least annually, the Governance Committee reviews the independence of each non-employee director and makes recommendations to the Board and the Board affirmatively determines whether each director qualifies as independent. Each director must keep the Governance Committee fully and promptly informed as to any development that may affect the director’s independence.

The Board has determined that each of our non-employee directors is and Frank J. Biondi, Jr. and Judith C. Pelham, who served as directors during part of 2017, were independent during 2017 under The NASDAQ Stock Marketing listing standards and the requirements of the SEC. The Board also determined that Brian J. Druker, who is standing for initial election to the Board, is independent. Mr. Bradway is not independent based on his service as our CEO and President. Mr. Bradway is the only director who also serves us in a management capacity. In making its independence determinations, the Board reviewed direct and indirect transactions and relationships between each director, or any member of his or her immediate family, and us or one of our subsidiaries or affiliates based on information provided by the director, our records and publicly available information.

All of the reviewed transactions and arrangements were entered into in the ordinary course of business and none of the business transactions, donations or grants involved an amount that (i) exceeded the greater of

5% of the recipient entity’s revenues or $200,000 with respect to transactions where a director or any member of his or her immediate family or spouse served in any capacity or (ii) exceeded $10,000 with respect to professional or consulting services provided by entities at which directors serve as professors or employees. The following types and categories of transactions, relationships and arrangements were considered by our Board in making its independence determinations:

•

Each of the independent directors (or their immediate family members) currently serves or has previously served within the last three years as a professor, trustee, director, or member of a board, advisory board, council or committee for one or more colleges, universities or non-profit, charitable organizations, including research or scientific institutions, to which The Amgen Foundation, Inc. has made matching donations under our Amgen matching gift program that is available to all of our employees and directors, or has made grants.

•

Each of the independent directors (or their immediate family members) currently serves or has previously served within the last three years as a member of the board of directors or the board of trustees or an advisory board for an entity with which Amgen has business transactions or to which Amgen makes donations or grants. The business transactions include, among other things,

  ï 2018 Proxy Statement    21

Corporate Governance

purchasing supplies, equipment and software licenses, payment of fees and expenses relating to repair and maintenance, utilities, clinical trials, research and development and training, sponsorship of healthcare programs and conferences and investment management, financial advisory and consulting services.

•

Drs. Baltimore, Druker, Henderson, Jacks and Williams currently serve as professors for universities to which Amgen has made payments for certain business transactions such as symposiums, conferences and exhibits, postdoctoral research programs, clinical trials, training and research and development, software licenses and maintenance, as well as for grants.

None of the directors directly or indirectly provides any professional or consulting services to us and none of the directors currently has or has had any direct or indirect material interest in any of the above transactions and arrangements. The Board determined that these transactions and arrangements did not warrant a determination that the director was not independent.

Governance Committee Processes and Procedures for Considering and Determining Director Compensation

The Governance Committee has the authority to evaluate and make recommendations to our Board regarding director compensation.

•

The Governance Committee conducts this evaluation periodically by reviewing our director compensation practices against the practices of an appropriate peer group and the Governance Committee may determine to make recommendations to our Board regarding possible changes to director compensation. The Governance Committee conducted such an assessment in 2017 and no changes were made to director compensation.

•	The Governance Committee has the authority to retain consultants to advise on director compensation matters. During 2017, the

Governance Committee engaged Frederic W. Cook and Co., or Cook & Co., to provide advice regarding director compensation. Cook & Co. reported directly to the Governance Committee and attended the Governance Committee meeting to evaluate director compensation. No executive officer has any role in determining or recommending the form or amount of director compensation.

•	The Governance Committee has authority to delegate any of these functions to a subcommittee of its members. No delegation of this authority was made in 2017.

Audit Committee

Current Members:

Charles M. Holley, Jr.* (Chair)

(since February 2017 and appointed Chair October 2017)

Wanda M. Austin (since December 2017)

François de Carbonnel*

Fred Hassan*

Rebecca M. Henderson

Frank C. Herringer* (served as Chair from 2017 Annual Meeting to October 2017)

Tyler Jacks

Ellen J. Kullman*

*Audit Committee financial expert

Others Who Served in 2017:

Frank J. Biondi, Jr. (Chair until retirement at 2017 Annual Meeting)

Judith C. Pelham (until retirement at 2017 Annual Meeting)

Number of Meetings Held in 2017: 9

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC, including the requirements regarding financial literacy and sophistication.

Description and Key Responsibilities:

•   Oversees our accounting and financial reporting process and the audits of the financial statements, as required by NASDAQ.

•   Assists the Board in fulfilling its fiduciary responsibilities with respect to the oversight of our financial accounting and reporting, the underlying internal controls and procedures over financial reporting, and the audits of the financial statements.

•   Has sole authority for the appointment, compensation, retention and oversight of the work of the independent registered public accountants.

•   Reviews and discusses, prior to filing or issuance, with management and the independent registered public accountants (when appropriate) our audited consolidated financial statements to be included in our Annual Report on Form 10-K and earnings press releases.

•   Approves all related party transactions, as required by NASDAQ.

22       ï 2018 Proxy Statement

Corporate Governance

Corporate Responsibility and Compliance Committee

Current Members:

Ronald D. Sugar (Chair)

Wanda M. Austin (since December 2017)

David Baltimore

François de Carbonnel

Rebecca M. Henderson

Charles M. Holley, Jr. (since February 2017)

R. Sanders Williams

Number of Meetings Held in 2017: 5

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC.

Description and Key Responsibilities:

•   Oversees our compliance program and reviewing our programs in a number of areas governing ethical conduct including:

-  U.S. Federal health care program requirements;

-  U.S. Food and Drug Administration requirements and other regulatory agency requirements, including good manufacturing, clinical and laboratory practices, drug safety and pharmacovigilance activities;

-  interactions with members of the healthcare community;

-  the Company’s Corporate Integrity Agreement;

-  anti-bribery/anti-corruption activities;

-  environment, health and safety;

-  information security, including cybersecurity; and

-  human resources and government affairs.

•   Receives regular updates on pricing and access, political, social and environmental trends, and public policy issues that may affect our reputation, including our business or public image, and reviews our sustainability, political and philanthropic activities.

About Our Compliance Program

Amgen’s Compliance Program is designed to promote ethical business conduct and ensure compliance with applicable laws and regulations. The key objectives of our compliance program operations include:

•	developing policies and procedures;

•	providing ongoing compliance training and education;

•	auditing and monitoring of compliance risks;

•	maintaining and promoting avenues for staff to raise concerns, including anonymously through a business conduct hotline;
•	conducting investigations;

•	responding appropriately to any compliance violations; and

•	taking appropriate steps to detect and prevent recurrence.

Our Chief Compliance Officer, who reports to the CEO, oversees the ongoing operations of the compliance program.

Codes of Ethics and Business Conduct

Our Board has adopted two codes of business conduct and ethics, one that applies to our directors and a second that applies to our directors and all of our staff members, including our executive officers. We also have a code of ethics for senior financial officers. To view our codes of business conduct, please visit our website at www.amgen.com. We intend to disclose any future amendments to certain provisions of our codes of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above. There were no waivers of any of the codes of business conduct or the codes of ethics in 2017.

  ï 2018 Proxy Statement    23

Corporate Governance

Our Environmental Sustainability and Social Responsibility Efforts

We have demonstrated our commitment to environmentally responsible operations by reducing our impact on the environment in multiple areas of our global business. Our next-generation biomanufacturing facility in Singapore dramatically reduces the scale and costs of making biologics, vastly reduces water and energy use, while maintaining a reliable, high-quality, compliant supply of medicines. We earned placement on the Dow Jones Sustainability World Index for the fourth year in a row and on the North America Index for the fifth year in a row. Our Responsibility Highlights Report is available online on the Company’s website at www.amgen.com/responsibility. Further, we are a signatory to the United Nations Global Compact, a voluntary initiative based on commitments to implement universal sustainability principles and take steps to support United Nations goals.

Amgen is committed to assisting patients with no or limited drug coverage to access the medicines they need. We provide patient support and education programs and help patients in financial need access our medicines. We partner with payers to share risk and accountability for health outcomes, and help patients access the medicines they need without significant financial burden. We have been at the forefront of developing innovative contracting and partnerships designed to improve population health and patient access, as well as outcomes-based and risk-sharing approaches that directly link the price of our medicines to their effectiveness.

Through our Amgen Foundation, established in 1991, we seek to advance excellence in science education to inspire the next generation of innovators, and invest in strengthening communities where our staff members live and work. The Amgen Foundation has contributed approximately $300 million to non-profit organizations across the world that reflect our core values and complement Amgen’s dedication to impacting lives in inspiring and innovative ways. We have also provided support following devastating disasters, including, for example, the contribution of immediate relief and reconstruction efforts in Puerto Rico to address the impact of Hurricane Maria. Moreover, through a twelve-year, $50 million commitment from the Amgen Foundation, the Amgen Scholars Program makes it possible for young scientists across the globe to engage in cutting-edge research experiences and learn more about biotechnology and drug discovery. Additionally, the Amgen Foundation supports the Amgen Biotech Experience, an innovative science education program that empowers high school and middle school teachers to bring biotechnology into their classrooms.

Compensation and Management Development Committee

Current Members:

Robert A. Eckert (Chair)

Greg C. Garland

Fred Hassan

Tyler Jacks

Others Who Served in 2017:

Frank C. Herringer (Chair until 2017 Annual Meeting)

Frank J. Biondi, Jr. (until retirement at 2017 Annual Meeting)

Judith C. Pelham (until retirement at 2017 Annual Meeting)

Number of Meetings Held in 2017: 5

Independent Compensation Consultant: Frederic W. Cook & Co., or Cook & Co.

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC.

Description and Key Responsibilities:

•   Assists the Board in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s compensation plans, policies and programs with a focus on encouraging high performance, promoting accountability and adherence to Company values and aligning with the interests of the Company’s stockholders.

•   Reviews all executive officer compensation.

•   Responsible for ensuring that the executive management development processes attract, develop and retain talented leadership to serve the long-term best interests of the Company and overseeing succession planning for senior management.

•   Oversees the Board’s relationship with stockholders on executive compensation matters, including stockholder outreach efforts, stockholder proposals, advisory votes, communications with proxy advisory firms and related matters.

Executive Compensation Website

We maintain a website accessible throughout the year at www.amgen.com/executive  compensation, which provides a link to our most recent proxy statement and invites our  stockholders to fill out a survey to provide input and feedback to the Compensation Committee  regarding our executive compensation policies and practices.

Equity Award Committee – 4 Meetings Held

Determines equity-based awards to non-Section 16 officers, vice presidents and below  consistent with the equity grant guidelines established by the Compensation Committee.

Current Members:

Robert A. Eckert (Chair), Robert A. Bradway, Greg C. Garland

Frank C. Herringer (Chair and member until 2017 Annual Meeting)

24       ï 2018 Proxy Statement

Corporate Governance

Compensation Committee Processes and Procedures for Considering and Determining Executive Compensation in 2017

•

With respect to our CEO, by the first calendar quarter of each year, the Compensation Committee reviews and approves Company performance goals and objectives for the current year and evaluates the CEO’s performance for the previous year in light of the Company performance goals and objectives established for the prior year. The Compensation Committee evaluates the performance of the CEO within the context of the financial and operational performance of the Company, considers competitive market data and establishes the CEO’s compensation based on this evaluation. The values of each component of total compensation (base salary, target annual cash incentive awards, and equity awards) for the current year, as well as total annual compensation for the prior year (including the value of equity holdings, potential change of control payments and vested benefits under our Retirement and Savings Plan, Supplemental Retirement Plan and Nonqualified Deferred Compensation Plan as of the end of the last fiscal year) are considered at this time. Final determinations regarding our CEO’s performance and compensation are made during an executive session of the Compensation Committee and are reported to and reviewed by the Board in an independent directors’ session.

•

During 2017, the Compensation Committee engaged Cook & Co. to provide advice regarding executive compensation and executive compensation trends and developments, compensation designs and equity compensation practices, market data as requested, and opinions on the appropriateness and competitiveness of our executive compensation programs relative to market practice. Cook & Co. reported directly to the Compensation Committee and attended regularly scheduled meetings of the Compensation Committee (including meeting in executive session with the Compensation Committee, as requested). Each year the Compensation Committee reviews the independence of Cook & Co., an independent compensation consultant, and whether any conflicts of interest exist. After review and consultation with Cook & Co., the Compensation Committee has determined that Cook & Co. is independent and there is no conflict of interest resulting from retaining Cook & Co. currently or during the year ended December 31, 2017. In performing its analysis, the Compensation Committee considers the factors set forth in the SEC rules and The NASDAQ Stock Market listing standards.

•

In cooperation with management, Cook & Co. assesses the potential risks arising from our compensation policies and practices. Management interacts with the consultant to provide information or the perspective of management as requested by the consultant or Compensation Committee, coordinates payment to the consultant out of the Board’s budget, notifies the consultant of upcoming agenda items and makes the consultant aware of regular or special meetings of the Compensation Committee.

•

In setting executive compensation, the Compensation Committee compares the Company’s pay levels and programs to those of the Company’s competitors for executive talent and uses this comparative data as a guide in its review and determination of compensation. Our Compensation Committee considers and selects an appropriate peer group (consisting of biotechnology and pharmaceutical companies), based, in part, on the recommendations of Cook & Co., and, for each Named Executive Officer, or NEO, the Compensation Committee reviews the compensation levels and practices of our peer group, which for our NEOs, other than the CEO, are based on reports prepared by management from information contained in compensation surveys and proxy statements. Cook & Co. provides the Compensation Committee with market data, the practices of our peer group and recommendations for the CEO position.

•

Our Compensation Committee determines compensation for the executive officers (other than the CEO) based, in part, on the recommendations of our CEO regarding base salary, annual cash incentive awards, and equity awards. In determining his compensation recommendations for each NEO, our CEO reviews comparative peer group data. The Compensation Committee has typically followed these recommendations.

•	The Compensation Committee generally holds executive sessions (with no members of management present, unless requested by the Compensation Committee) at its regular meetings.

•	The Compensation Committee has authority to delegate any of the functions described above to a subcommittee of its members. No delegation of this authority was made in 2017.

Pay Ratio

Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other staff members, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The Company determined our median employee based on total direct compensation paid to all of our staff members worldwide (consisting of approximately 20,600 individuals) recorded in our global systems as of November 1, 2017. Total direct compensation included base salary (wages earned based on our payroll records), annual cash incentive awards  earned  for  the period (and target sales incentive awards for our sales force), and the annual grant value of long-term incentive, or LTI, equity awards during 2017. Earnings of our staff members outside of the U.S. were converted to U.S. dollars using the currency exchange rate as of November 1, 2017. No cost-of-living adjustments were made. We then determined the annual total compensation of our median employee for 2017 which was $132,930. As disclosed in the “Summary Compensation Table” appearing on page 64, our CEO’s annual total compensation for 2017 was $16,899,789. Based on the foregoing, the ratio of the annual total compensation of our CEO to that of the median staff member was 127 to 1.

  ï 2018 Proxy Statement    25

Corporate Governance

Compensation Risk Management

On an annual basis, management, working with the Compensation Committee’s independent compensation consultant, conducts an assessment of the Company’s compensation policies and practices for all staff members generally, and for our staff members who participate in our sales incentive compensation program, for material risk to the Company. The results of this assessment are reviewed and discussed with the Compensation Committee. Based on this assessment, review and discussion, we believe that, through a combination of risk-mitigating features and incentives guided by relevant market practices and our Company performance goals, our compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on us. In evaluating our compensation policies and practices, a number of factors were identified which the Company, the Compensation Committee and its independent consultant believe discourage excessive risk-taking, including the factors described below:

•

Our compensation programs consist of a mix of incentives that are tied to varying performance periods and are designed to balance our need to drive our current performance with the need to position the Company for longer-term success.

•

Of this mix of incentives, Company-wide results are the most important factor in determining the amount of an annual cash incentive award for each of our staff members. Additionally, we cap short-term incentives and make LTI equity awards a component of compensation for nearly all of our full-time staff members. In particular, the CEO and the other executive officers participate in compensation plans that are designed so that the largest component of their compensation is in the form of LTI equity awards to ensure that a significant portion of their compensation is associated with long-term, rather than short-term, outcomes, which aligns these individuals’ interests with our stockholders.

•

We employ appropriate practices with respect to equity awards: we do not award mega-grants, discounted stock options or immediately vested stock options to staff members; we have grant guidelines that generally limit the grant date for our equity grants to the third business day after our announcement of quarterly earnings.

•	We have robust stock ownership guidelines for vice presidents and above that require significant investment by these individuals in our Common Stock.

•

We require that each officer who has not met his or her required ownership guidelines retain shares of our Common Stock acquired through the vesting of restricted stock units, the payout of performance units, and the exercise of stock options awarded on or after December 15, 2015, net of shares retained by us to satisfy associated tax withholding requirements and exercise price amounts, until such officer has reached his or her required stock ownership level.

•

Our Company values and leadership behaviors are an integral part of the performance assessments of our staff members and are particularly emphasized in our assessment tools at higher positions. These evaluations serve as an important information tool and basis for compensation decisions.

•	The Compensation Committee retains full discretion to reduce or eliminate annual cash incentive awards to our executive officers and can and has modified awards downwards.

•

We have a clawback policy that requires our Board to consider recapturing past cash or equity compensation payouts awarded to our executive officers if it is subsequently determined that the amounts of such compensation were determined based on financial results that are later restated and the executive officer’s misconduct caused or partially caused such restatement.

•

We have recoupment provisions that expressly allow the Compensation Committee or management, as appropriate, to consider employee misconduct that caused serious financial or reputational damage to the Company when determining whether an employee has earned an annual cash incentive award or the amount of any such award.

•	Our Insider Trading Policy prohibits pledging or purchasing of our Common Stock on margin and hedging the economic risk of our Common Stock.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the

Company’s 2018 Annual Meeting proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Compensation Committee of the Board of Directors

Robert A. Eckert, Chairman

Greg C. Garland

Fred Hassan

Tyler Jacks

26       ï 2018 Proxy Statement

Item 2 — Advisory Vote to Approve Our Executive Compensation

Item 2

Advisory Vote to Approve Our Executive Compensation

This advisory stockholder vote, commonly known as “Say on Pay,” gives you, as a stockholder, the opportunity to endorse or not endorse our executive pay program and policies. Accordingly, you are being asked to vote on the compensation of our Named Executive Officers, or NEOs, as disclosed in the Compensation Discussion and Analysis (pages 32 through 63) and related compensation tables and the narrative in this proxy statement (pages 64 through 78).

Our executive compensation program is designed to achieve the following objectives:

•	Pay for performance in a manner that strongly aligns with stockholder interests by rewarding both our short-and long-term measurable performance.
•	Drive implementation of our business strategy and position our staff to execute on our strategic priorities in the near- and longer-term.

•

Attract, motivate and retain the highest level of executive talent by providing competitive compensation, consistent with their roles and responsibilities, our success and their contributions to this success.

•	Mitigate compensation risk by maintaining pay practices that reward actions and outcomes consistent with the sound operation of our Company and with the creation of long-term stockholder value.

•	Consider all Amgen staff members in the design of our executive compensation programs, to ensure a consistent approach that encourages and rewards all staff members who contribute to our success.

We Have Implemented Compensation Best Practices

What we do
✓	A substantial majority of NEO compensation is performance-based and at-risk

✓	Clawback policy tied to financial restatement

✓	Recoupment in the case of misconduct causing serious financial or reputational damage

✓	Robust stock ownership and retention guidelines

✓	Minimum vesting periods

✓	Double-trigger for stock options and restricted stock units in the event of a change of control

✓	Long-term performance-based equity awards (80% of total equity)

✓	Independent compensation consultant

What we don’t do
×	No re-pricing or backdating

×	No tax gross-ups (except in connection with relocation)

×	No excessive perks

×	No employment agreements

×	No dividends paid on unvested equity

×	No defined benefit pension or supplemental executive retirement plan (SERP) benefits

  ï 2018 Proxy Statement    27

Item 2 — Advisory Vote to Approve Our Executive Compensation

2017 Executive Compensation Was Aligned With Our Strategy and Performance

As discussed more fully in our Compensation Discussion and Analysis starting on page 32, a significant majority of each NEO’s compensation is at-risk and dependent on our performance and execution of our strategic priorities and the compensation objectives discussed above.

2017 Target Total Direct Compensation Mix

2017 Award Allocation and Performance

2017 Annual Cash Incentive Program

Our annual cash incentive award program compensation is tied directly to our performance based on pre-established financial and operating performance goals that support execution of our strategic priorities. The table below illustrates the weighting of each goal and our actual performance for 2017. Based on our overall performance in 2017 compared to the pre-established Company performance goals, we paid annual cash incentive awards at 115% of target bonus opportunity, a decrease of 44.5 percentage points from our 2016 payout of 159.5% of target bonus opportunity. The following is a summary of our progress against these goals and our strategic priorities. See the Compensation Discussion and Analysis for an expanded discussion.

Goal	Weighting	% of Target Earned
1. Financial Performance
Revenues	30%	110.6%
Non-GAAP Net Income(1)	30%	116.8%
2. Progress Innovative Pipeline
Execute Key Clinical Studies and Regulatory Filings	20%	123.0%
Advance Early Pipeline	5%	201.7%
3. Deliver Annual Priorities
Execute Critical Launches and Long-Term Commercial Objectives	10%	76.0%
Realize Functional Transformation Objectives	5%	90.4%
Composite Score	Achieved 115.0%

(1)

Non-Generally Accepted Accounting Principles, or non-GAAP, net income for purposes of the 2017 Company performance goals of our annual cash incentive award program is reported and reconciled in Appendix B.

10% 75% 15% At Risk 18% 64% 18% At Risk Long-term Incentive Equity Awards Target Annual Cash Incentive Base Salary CEO 90% Pay at Risk 75% Performance based Other NEOs 82% Pay at Risk 69% Performance based

28       ï 2018 Proxy Statement

Item 2 — Advisory Vote to Approve Our Executive Compensation

ª   We Delivered on Our Financial Performance Goals.

•

Our non-GAAP net income(1) grew 5% to $9.2 billion in 2017, driven by lower expenses, including transformation and process improvement savings, and increased interest income from higher cash balances partially offset by investments to grow our business, including launching and maintaining new products, building out new therapeutic areas, advancing our biosimilars business and increasing our global presence.

•

Revenues were $22.8 billion in 2017, a slight decrease from 2016 despite increased competition for many of our largest products, several of which have lost patent protection. Actual performance was strong as 2017 reported product sales declined by less than $100 million (0.4%) compared to 2016 reported sales.

ª    We Progressed Our Pipeline.

Our medicines treat serious illnesses. In 2017, we have progressed important product candidates in all six of our therapeutic areas.

Executing Key Clinical Studies and Regulatory Filings.

Innovative Portfolio Developments.

•

Bone Health. For Prolia®, our medicine for patients with osteoporosis, we filed a supplemental BLA(2) with the FDA(3) based on Phase 3 study data that demonstrated that Prolia treatment led to greater increases in bone mineral density in patients with glucocorticoid-induced osteoporosis compared with risedronate.

•	Cardiovascular. For Repatha®, this therapy was approved by the FDA:

-	as the first PCSK9 inhibitor to prevent heart attacks, strokes, and coronary revascularizations in adults with established cardiovascular disease; and

-

to be used as an adjunct to diet, alone or in combination with other lipid-lowering therapies, such as statins, for the treatment of adults with primary hyperlipidemia to reduce low-density lipoprotein cholesterol.

In 2018, the CHMP(4) of the EMA(5) adopted a positive opinion for the Marketing Authorization to include similar indications.

•	Oncology/Hematology.

-

For KYPROLIS®, our medicine for patients with relapsed or refractory multiple myeloma, we reported three positive Phase 3 studies – two of which demonstrated that different KYPROLIS regimens improved overall survival as compared to other therapeutic regimens. One set of overall survival data has been approved by the FDA for inclusion in the label and recommended for inclusion by the CHMP of the EMA and the other set is under consideration for inclusion by both regulators.

-

For XGEVA®, our medicine for the prevention of fractures and other skeletal-related events, in 2018 the FDA approved a supplemental BLA for the prevention of skeletal-related events in patients with multiple myeloma and the European Commission approved a variation to the Marketing Authorization to include a similar indication.

-

For BLINCYTO®, our medicine for patients with acute lymphoblastic leukemia, or ALL, the FDA approved a supplemental BLA to include overall survival data from the Phase 3 TOWER study and expanded the indication to the treatment of relapsed or refractory B-cell precursor ALL in adults and children. In 2018, the FDA approved a supplemental BLA for the treatment of minimal residual disease in adults and children with B-cell precursor ALL.

-

For Vectibix®, our medicine for patients with colorectal cancer, the FDA approved a supplemental BLA for Vectibix as a first-line therapy in combination with FOLFOX and as a monotherapy following disease progression after prior treatment with chemotherapies for patients with wild-type RAS metastatic colorectal cancer.

•

Neuroscience. For Aimovig™(6), our medicine being developed to prevent migraine, based on multiple positive studies demonstrating that Aimovig reduced the number of migraine days for patients with episodic and chronic migraine, we submitted a BLA to the FDA.

•

Inflammation. For tezepelumab(7), our medicine being developed for asthma, we reported that Phase 2b trial results demonstrated that tezepelumab significantly reduced asthma exacerbations in patients with uncontrolled asthma and initiated a Phase 3 study in early 2018.

•

Nephrology. For Parsabiv™, we received FDA approval for the treatment of secondary hyperparathyroidism in adult patients with chronic kidney disease on hemodialysis. We launched Parsabiv in the U.S. in January 2018 and continue to launch in new markets throughout the world.

(1)	Non-GAAP net income is reported and reconciled in Appendix B.
(2)	Biologics License Application.
(3)	U.S. Food and Drug Administration.
(4)	Committee for Medicinal Products for Human Use.
(5)	European Medicines Agency.
(6)	Jointly developed in collaboration with Novartis AG.
(7)	Jointly developed in collaboration with AstraZeneca plc.

  ï 2018 Proxy Statement    29

Item 2 — Advisory Vote to Approve Our Executive Compensation

Biosimilars Portfolio Developments.

•

The FDA approved MVASI™(1) (biosimilar bevacizumab (Avastin®)) for the treatment of five types of cancer, the first ever biosimilar to fight cancer approved by the FDA, and the European Commission granted Marketing Authorization in January 2018.

•	The European Commission granted Marketing Authorization for AMGEVITA™ (biosimilar adalimumab (HUMIRA®)) in all available indications. We expect to begin launching AMGEVITA in Europe in 2018.

•	We submitted a BLA to the FDA and, in 2018, the CHMP of the EMA adopted a positive opinion for the Marketing Authorization for ABP 980(1) (biosimilar trastuzumab (Herceptin®)).

ª   We Advanced Our Early Pipeline.

•	Generated 11 product teams (formed when a molecule has the potential to be safe and effective in humans), a record number for our Company.

•	Initiated 4 first-in-human studies.

•	Advanced AMG 301(2), our medicine being investigated for migraine prevention, into Phase 2.

ª	We Delivered on Our Annual Priorities to Execute Critical Launches and Long-Term Commercial Objectives.

•

Prolia worldwide sales increased in 2017 by 20% year-over-year. Prolia is the leading osteoporosis therapy today. There are 3.5 million patients worldwide taking Prolia, and the demand for it continues to grow.

•

We increased Repatha U.S. net sales and average annual total prescriptions share, as well as E.U. average annual market share. Our focus remains on enabling access to Repatha for appropriate patients as hurdle rates for access and reimbursement for patients remain high.

•	We increased KYPROLIS U.S. and ex-U.S. net sales. Our clinical development program has delivered overall survival results in support of KYPROLIS as a backbone therapy for multiple myeloma.

ª    We Realized Our Functional Transformational Objectives.

•

We realized approximately $400 million in savings as a result of initiatives at the Company level as well as activities within each function designed to transform approaches and improve processes with specific savings targets established for each area.

•

Together with our progress this year, since 2014, we have realized approximately $1.5 billion of transformation and process improvement savings. These savings were reinvested in product launches, clinical programs and external business development. Consequently, net savings in the same period have not been significant.

Further Progress on Our Strategic Priorities

•	Capitalizing on our expansion activities, we secured 80 product country launches.

•	While investing $3.6 billion in research and development, we also returned a total of $6.5 billion of capital to our stockholders through dividends and stock repurchases.

•

We have built leading patient- and provider-friendly device capabilities to enhance patient experience and to differentiate our product, including the Enbrel Mini™ single-dose prefilled cartridge with AutoTouch™ reusable auto-injector and the Neulasta® Onpro® kit.

•

We made investments in next-generation biomanufacturing that build on our existing industry leadership in biologic manufacturing. This next-generation biomanufacturing dramatically reduces the scale and costs of making biologics while maintaining a reliable, high-quality, compliant supply of medicines. In 2017, our new Singapore facility that utilizes the next-generation biomanufacturing approach was approved for certain commercial scale production by multiple regulatory agencies, including the FDA and the EMA.

Long-Term Incentive Performance Award Program

Our long-term incentive, or LTI, equity award compensation is tied directly to our stock performance and aligns with the interests of our stockholders.

Long-Term Incentive Program	Equity Weighting	% of Target Earned

Performance Units	50%	93.4%
(2015-2017 performance period)

(1)	Jointly developed in collaboration with Allergan plc.
(2)	Jointly developed in collaboration with Novartis AG.

30       ï 2018 Proxy Statement

Item 2 — Advisory Vote to Approve Our Executive Compensation

•

Performance units earned for the 2015-2017 performance period (January 30, 2015 to January 30, 2018) were based on an earned payout percentage of 93.4% reflecting the Company’s three-year total shareholder return, or TSR, performance at the 46.7th percentile relative to the TSRs of the companies in the Standard & Poor’s 500 Index, or S&P 500, since the beginning of the performance period. Our beginning stock price and ending stock price for purposes of the 2015-2017 performance period are each the average daily closing price of a share of our Common Stock for the beginning and last twenty trading days of the performance period ($154.49 and $186.61, respectively). Separately, but of note, Amgen’s 2015-2017 three year TSR (30.0%) outperformed that of the average TSR of our 2017 peer group (11.6%).

•

The 2015-2017 performance period of the performance award program is the last performance period that is earned based solely on our relative TSR performance. Commencing in 2016, and continuing in 2017 and 2018, our outstanding LTI equity award performance units are earned based on our financial performance as measured under annual financial measures, equally weighted with the resulting average earnout percentage increased or decreased by our relative TSR performance against the companies in the S&P 500 for the performance period that commences with the grant date and continues through December 31 of the last year of the relevant three-year performance period. The annual financial performance goals for each of the three years in the performance period are established at the commencement of the three-year performance period.

•

While retaining most of the elements of the 2016-2018 performance period goal design, the Compensation and Management Development Committee, or Compensation Committee, replaced non-GAAP operating expense with non-GAAP return on invested capital, or ROIC, for the third year (2019) of the 2017-2019 performance period. The Compensation Committee’s replacement of non-GAAP operating expense with non-GAAP ROIC as one of the three financial performance measures (in addition to non-GAAP earnings per share and non-GAAP operating margin) in the third year of the 2017-2019 performance period is designed to support our transformation strategic priority to deliver an efficient, disciplined business model beyond 2018.

Positive 2017 Say on Pay Vote Outcome and Engagement With Our Stockholders

In 2017, we received approximately 95% stockholder support on our say on pay advisory vote. Consistent with our broad direct stockholder outreach over the past several years, since our 2017 annual meeting of stockholders, in addition to our outreach by our executives and our   Investor   Relations   department   to   investors,   we   have   engaged in   governance-focused   outreach   activities   and   discussions   with

stockholders comprising approximately 52% of our outstanding shares. The compensation-related feedback is reviewed by our Compensation Committee. We have made a number of compensation changes in response to past discussions with our stockholders and have implemented the compensation best practices discussed below. For more detail regarding our stockholder engagement, see page 38.

Board Recommends a Vote “FOR” Our Executive Compensation

Our Board believes that our current executive compensation program aligns the interests of our executives with those of our stockholders and compensation outcomes are primarily based on the performance of our Company. We intend that our compensation programs reward actions and outcomes that are consistent with the sound operation of our Company, advance our strategy and are aligned with the creation of long-term stockholder value.

For the reasons discussed above and more fully in the Compensation Discussion and Analysis, the Board recommends that stockholders vote “FOR” the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Securities and Exchange Commission rules in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure of this proxy statement.”

Although this vote is advisory and is not binding on the Board, our Compensation Committee values the opinions expressed by our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on executive compensation at our 2019 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

  ï 2018 Proxy Statement    31

Compensation Discussion and Analysis

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation strategy, philosophy, policies, programs and practices, or compensation program, for our Named Executive Officers, or NEOs, and the positions they held in 2017 below.

Our Named Executive Officers

Name	Title
Robert A. Bradway	Chairman of the Board, Chief Executive Officer and President

Anthony C. Hooper	Executive Vice President, Global Commercial Operations

Sean E. Harper	Executive Vice President, Research and Development

David W. Meline	Executive Vice President and Chief Financial Officer

Jonathan P. Graham	Senior Vice President, General Counsel and Secretary

32       ï 2018 Proxy Statement

Compensation Discussion and Analysis

INNOVATIVE MEDICINES TRANSFORMING AMGEN FOR THE FUTURE GLOBAL GEOGRAPHIC REACH NEXT-GENERATION BIOMANUFACTURING IMPROVED DRUG DELIVERY SYSTEMS CAPITAL ALLOCATION AND INVESTING FOR LONG-TERM GROWTH BRANDED BIOSIMlLARS Innovative Medicines Transforming Amgen for the Future Global Geographic Reach Next-Generation Biomanufacturing Improved Drug Delivery Systems Capital Allocation and Investing for long-Term Growth Branded Biosimilars

Our Strategy

Six therapeutic areas form the core of our business—cardiovascular, oncology/hematology, neuroscience, inflammation, nephrology, and bone health. Our strategy in these therapeutic areas includes a series of integrated activities to strengthen our long-term competitive position in the industry. These activities include the following strategic priorities:

Our Strategic Priorities

Key 2017 activities that align our NEO pay with performance and support the execution of these strategic priorities are summarized in the following pages.

Strategic Priorities	Description

Our focus on developing innovative, “breakaway” medicines to address important unmet needs guides how we allocate resources across internal and external program possibilities. This results in a productive balance of internal development and external programs and collaborations reflected in our current product portfolio and pipeline.

We continue to improve our business and operating model through significant transformation and process improvement efforts. Among these programs, we have reduced the time it takes to bring new medicines to market, reengineered internal processes to make them more efficient, and explored new technologies with potential to further enhance the value we deliver to patients. Further, these transformation and process improvement efforts have resulted in significant costs savings and improved return on capital.

We have been actively expanding our presence by opening new affiliates and locations around the world, pursuing appropriate acquisitions and acquiring global rights to market our products. Amgen medicines are now available to patients in approximately 100 countries worldwide. We are leveraging our global presence to deliver the potential of our products to patients globally.

Our first next-generation biomanufacturing facility in Singapore has been constructed in less than half the time, at a quarter of the cost of a traditional facility while using 75% less space and having a much smaller impact on the environment. This facility was approved for certain commercial scale production by multiple regulatory agencies, including the FDA(1) and the EMA(2) in 2017. We are expanding our application of next-generation manufacturing in our organization. We announced in 2018 that we will invest in greater manufacturing capacity to support the volume growth that we foresee and plan to build a new drug substance manufacturing plant using our next-generation biomanufacturing capability in the U.S.

Biologic medicines are, for the most part, injected subcutaneously or administered intravenously. Innovations that make the delivery of our medicines easier and less costly offer important opportunities for differentiation, are good for patients and also have positive economic benefits to the healthcare system overall.

We recognize that stockholders who support investment in developing innovative medicines require an appropriate return on the capital they commit to Amgen. In 2017, we returned $6.5 billion in capital to our stockholders ($3.4 billion in dividends and $3.1 billion in stock repurchases).

We believe our deep experience in biologics development and unparalleled capabilities in biotechnology manufacturing make entry into the emerging biosimilars market attractive and position us for leadership.

(1)	U.S. Food and Drug Administration.
(2)	European Medicines Agency.

  ï 2018 Proxy Statement    33

Compensation Discussion and Analysis

Aligning Pay With Performance and Execution of Our Strategic Priorities

A significant majority of each NEO’s compensation is dependent on our performance and execution of our strategic priorities. Our annual cash incentive and long-term equity incentive programs together promote focus on both near- and long-term stockholder value creation by providing incentive compensation that is earned based on our financial, operating, and stock price performance and is “at risk.” We have been pleased with the level of stockholder support we have received on our say on pay advisory vote over time, receiving in excess of 95% support over the last three years (2015-2017). In 2017, we made significant progress on our 2017 performance goals and advancing our strategic priorities, which facilitate execution of our strategy.

Annual Cash Incentive Program Results

Our annual cash incentive compensation program is tied directly to our performance based on pre-established financial goals (revenues (30%) and non-GAAP net income(1) (30%)), and operating performance goals (progressing our pipeline (25%) and delivering on annual priorities (15%)):

Goal	Weighting	% of Target Earned
Financial Performance
Revenues	30%	110.6%
Non-GAAP Net Income(1)	30%	116.8%
Progress Innovative Pipeline
Execute Key Clinical Studies and Regulatory Filings	20%	123.0%
Advance Early Pipeline	5%	201.7%
Deliver Annual Priorities
Execute Critical Launches and Long-Term Commercial Objectives	10%	76.0%
Realize Functional Transformation Objectives	5%	90.4%
Composite Score	Achieved 115.0%

1. Our financial performance was strong.

•

Our non-GAAP net income(1) grew 5% to $9.2 billion in 2017, driven by lower expenses, including transformation and process improvement savings, and increased interest income from higher cash balances partially offset by investments to grow our business, including launching and maintaining new products, building out new therapeutic areas, advancing our biosimilars business and increasing our global presence.

•

Revenues were $22.8 billion in 2017, a slight decrease from 2016 despite increased competition for many of our largest products, several of which have lost patent protection. Actual performance was strong as 2017 reported product sales declined by less than $100 million (0.4%) compared to 2016 reported sales.

2. We progressed our pipeline.

We develop innovative medicines in six focused therapeutic areas that meet unmet medical needs in addressing serious illnesses. (For complete information of all of our material pipeline advancements, please refer to our Form 10-K for the year ended December 31, 2017.) In 2017, we have progressed important products and product candidates in all six of our therapeutic areas.

Bone Health Therapeutic Area

•

For Prolia® (our medicine for patients with osteoporosis), in 2017 positive Phase 3 study data demonstrated that Prolia treatment led to greater increases in bone mineral density in patients with glucocorticoid-induced osteoporosis compared with risedronate. We filed a supplemental BLA(2) and the FDA set a PDUFA(3) target action date of May 28, 2018.

•

For EVENITY™(4) (our medicine for patients with osteoporosis), the EMA accepted the Marketing Authorization Application for the treatment of osteoporosis in postmenopausal women and in men at increased risk of fracture.

(1)

Non-Generally Accepted Accounting Principles, or non-GAAP, net income for purposes of the 2017 Company performance goals of our annual cash incentive award program is reported and reconciled in Appendix B.

(2)	Biologics License Application.
(3)	Prescription Drug User Fee Act.
(4)	Jointly developed in collaboration with UCB.

INNOVATIVE MEDICINES

34       ï 2018 Proxy Statement

Compensation Discussion and Analysis

Cardiovascular Therapeutic Area

Cardiovascular disease is the most costly disease for society today. In the absence of new therapies to reduce the risk of cardiovascular events for the millions of high risk patients in the U.S. and around the world, the burden of this disease is set to rapidly rise.

For Repatha® (our medicine for certain patients who are unable to get their low-density lipoprotein, or LDL, cholesterol (bad cholesterol) under control):

•

In early 2017, we reported results from our Phase 3 cardiovascular outcomes study of approximately 27,500 patients with atherosclerotic cardiovascular disease that demonstrated that adding Repatha to optimized statin therapy resulted in a statistically significant 20 percent reduction in major adverse cardiovascular events represented in the composite endpoint of time to first heart attack, stroke, or cardiovascular death and that the magnitude of risk reduction grew over time (an exploratory analysis showing a reduction in risk of 25 percent beyond the first year). Further, the study also demonstrated that Repatha reduced the risk of heart attack by 27 percent, the risk of stroke by 21 percent and the risk of coronary revascularization by 22 percent. Based on this data and following an expedited review by the FDA, the FDA approved Repatha as the first PCSK9 inhibitor to prevent heart attacks, strokes and coronary revascularizations in adults with established cardiovascular disease. The FDA also approved Repatha to be used as an adjunct to diet, alone or in combination with other lipid-lowering therapies, such as statins, for the treatment of adults with primary hyperlipidemia to reduce LDL cholesterol. In 2018, the CHMP(1) of the EMA adopted a positive opinion for the Marketing Authorization to include similar indications; and

•	Also during 2017, we performed additional analyses of the cardiovascular outcomes study that demonstrated that reducing LDL cholesterol levels with Repatha also reduced:

-	cardiovascular events in patients with diabetes;

-	the risk of cardiovascular events in a sub-group of patients with a history of stroke;

-	the risk of cardiovascular events in a sub-group of patients with a history of heart attacks; and

-	cardiovascular events in high-risk patients with peripheral artery disease.

Oncology Therapeutic Area

•	For KYPROLIS® (our medicine for patients with relapsed or refractory multiple myeloma), in 2017 we reported three positive Phase 3 studies:

-

ENDEAVOR(2)—confirming that a combination regimen including KYPROLIS dosed at 56 mg/m2 twice weekly extended overall survival in patients with relapsed multiple myeloma. The FDA approved adding the overall survival data from the ENDEAVOR study into the label in 2018. The CHMP of the EMA adopted a positive opinion recommending a label variation to include the ENDEAVOR overall survival data;

-

ASPIRE(3)—showing that a different combination regimen including KYPROLIS dosed at 27 mg/m2 twice weekly also significantly improved overall survival in patients with relapsed multiple myeloma. We submitted a supplemental New Drug Application to the FDA and a variation to the Marketing Authorization Application to the EMA to include the overall survival data from the ASPIRE study in the product label; and

-

ARROW(4)—showing a weekly KYPROLIS regimen dosed at 70 mg/m2 significantly improved progression free survival compared to a twice weekly regimen including KYPROLIS dosed at 27 mg/m2 in relapsed and refractory multiple myeloma patients.

•

For XGEVA® (our medicine for the prevention of fractures and other skeletal-related events), in 2017 we reported results from a study that demonstrated that XGEVA is non-inferior to zoledronic acid in delaying the time to first skeletal-related event in patients with multiple myeloma and in January 2018 the FDA approved XGEVA for this indication, providing a new treatment option for multiple myeloma patients for prevention of skeletal-related events without the associated kidney toxicity of currently available therapies. In 2018, the European Commission approved a variation to the Marketing Authorization to similarly expand XGEVA’s indication.

•

For BLINCYTO® (our medicine for patients with acute lymphoblastic leukemia, or ALL), in 2017 the FDA approved a supplemental BLA to include overall survival data from the Phase 3 TOWER study and expanded the indication to the treatment of relapsed or refractory B-cell precursor ALL in adults and children. In 2018, the CHMP of the EMA adopted a positive opinion recommending a label variation to include the same overall survival data and supported the conversion of the conditional Marketing Authorization to a full Marketing Authorization in adult patients with relapsed or refractory B-cell precursor ALL. In 2018, the FDA approved a supplemental BLA for the treatment of minimal residual disease in adults and children with B-cell precursor ALL.

(1)	Committee for Medicinal Products for Human Use.
(2)	RandomizEd, OpeN Label, Phase 3 Study of Carfilzomib Plus DExamethAsone Vs Bortezomib Plus DexamethasOne in Patients with Relapsed Multiple Myeloma.
(3)	CArfilzomib, Lenalidomide, and DexamethaSone versus Lenalidomide and Dexamethasone for the treatment of PatIents with Relapsed Multiple MyEloma.
(4)

RAndomized, Open-label, Phase 3 Study in Subjects with Relapsed and Refractory Multiple Myeloma Receiving Carfilzomib in Combination with Dexamethasone, Comparing Once-Weekly versus Twice-weekly Carfilzomib Dosing.

  ï 2018 Proxy Statement    35

Compensation Discussion and Analysis

•

For Vectibix® (our medicine for patients with colorectal cancer), in 2017 the FDA approved a supplemental BLA for Vectibix as first-line therapy in combination with FOLFOX and as monotherapy following disease progression after prior treatment with chemotherapies for patients with wild-type RAS metastatic colorectal cancer.

Neuroscience Therapeutic Area

•

For Aimovig™(1) (our medicine to prevent migraine), based on multiple positive studies demonstrating that Aimovig reduced the number of migraine days for patients with episodic and chronic migraine, in 2017 we submitted a BLA to the FDA.

Inflammation Therapeutic Area

•

For tezepelumab(2) (our medicine being developed for asthma), we reported that Phase 2b trial results demonstrated that tezepelumab significantly reduced asthma exacerbations in patients with uncontrolled asthma. In 2018, tezepelumab advanced into Phase 3 study to evaluate its efficacy and safety in adults and adolescents with severe uncontrolled asthma.

Nephrology Therapeutic Area

•	For Parsabiv™, in 2017 we received FDA approval for the treatment of secondary hyperparathyroidism in adult patients with chronic kidney disease on hemodialysis.

Our deep experience in biologics development and capabilities in biotechnology manufacturing positions us for success in the emerging biosimilars market. In our biosimilars portfolio in 2017, we reported:

•	The European Commission granted Marketing Authorization for AMGEVITA™ (biosimilar adalimumab (HUMIRA®)) in all available indications. We expect to begin launching AMGEVITA in Europe in 2018;

•

The FDA approved MVASI™(3) (biosimilar bevacizumab (Avastin®)) for the treatment of five types of cancer, the first ever biosimilar to fight cancer approved by the FDA, and the European Commission granted Marketing Authorization in January 2018;

•

We submitted a BLA to the FDA for ABP 980(3) (biosimilar trastuzumab (Herceptin®)) and the FDA has set a Biosimilar User Fee Act target action date of May 28, 2018. In 2018, the CHMP of the EMA adopted a positive opinion for the Marketing Authorization for ABP 980; and

•	We are in Phase 3 for two other biosimilars – ABP 710 (biosimilar infliximab (REMICADE®)) and ABP 798(3) (biosimilar rituximab (RITUXAN®)).

3. We delivered on our annual priorities to execute critical launches and long-term commercial objectives and realize our transformational objectives.

• Prolia worldwide sales in 2017 increased 20% year-over-year. Prolia is the leading osteoporosis therapy today. There are 3.5 million patients worldwide taking Prolia,

and the demand for it continues to grow by double-digit percentages.

•	Our focus remains on enabling access to Repatha for appropriate patients as hurdle rates for access and reimbursement for patients remain high.

-	We increased U.S. net sales and average annual total prescriptions (TRx) share, as well as E.U. average annual market share.

-

The FDA’s priority review of Repatha’s cardiovascular outcomes data resulted in changes in our label that allowed us to start promoting Repatha’s ability to reduce heart attacks and strokes with both physicians and patients in December 2017.

-	We have entered into outcomes-based contracts which provide refunds for the cost of Repatha for eligible patients who have a heart attack or stroke while on Repatha.

•	Our clinical development program has delivered results in support of KYPROLIS as a backbone therapy for multiple myeloma.

-	We increased U.S. and ex-U.S. net sales.

-

The addition of overall survival data to the U.S. KYPROLIS label and the CHMP of the EMA adopted a positive opinion recommending the inclusion of overall survival data from the ENDEAVOR study discussed previously.

-

KYPROLIS has established strong share in second and later lines of multiple myeloma therapy, and we expect the addition of overall survival data to strengthen its appeal to physicians, payers, and patients.

We have built leading patient- and provider-friendly device capabilities to enhance patient experience and to differentiate our products. This year:

•	We launched the Enbrel Mini™ single-dose prefilled cartridge with AutoTouch™ reusable auto-injector, a device that is ergonomically designed to meet the needs of rheumatoid arthritis patients; and

•

In the U.S., the Neulasta® Onpro® kit represented approximately 60% of Neulasta sales at the end of 2017. The CHMP of the EMA issued a positive opinion in 2018 recommending a label variation for Neulasta to include the Neulasta Onpro kit – a device that combines the efficacy of Neulasta with an innovative on-body injector delivery

Branded Biosimilars INNOVATIVE MEDICINES Improved Drug Delivery Systems

(1)	Jointly developed in collaboration with Novartis AG.
(2)	Jointly developed in collaboration with AstraZeneca plc.
(3)	Jointly developed in collaboration with Allergan plc.

36       ï 2018 Proxy Statement

Compensation Discussion and Analysis

system which has the potential to deliver better adherence to therapy and more convenience for patients and oncology practices.

In 2017, capitalizing on our expansion activities, we secured 80 country product launches.

Our commitment to improve our business and operating model through significant transformation and process improvement efforts announced in 2014 delivered results in 2017. These transformation and process improvement efforts across Amgen are continuing to re-shape the expense base and enable us to reallocate resources to fund many of our pipeline and growth opportunities that deliver value to patients and stockholders.

•

Non-GAAP operating margin(1) improved by 1.2 percentage points in 2017 to 53.5%, reflecting continued favorable expense impacts from our transformation initiatives across all operating expense categories.

•

Since 2014, we have realized approximately $1.5 billion of transformation and process improvement savings. These savings were reinvested in product launches, clinical programs and external business development. Consequently, net savings in the same period have not been significant.

•

Through our next-generation biomanufacturing capability, as well as other efforts to optimize our fixed capital infrastructure, we are on track to meet our 2018 goal of reducing our facility footprint by 23%.

In 2017, we also made strong progress on other strategic priorities:

➣	We invested for long-term growth while returning substantial capital to our stockholders.

Our strong cash flows and balance sheet allowed continued investment for long-term growth through internal research and development ($3.6 billion in 2017) and external business development transactions, while simultaneously providing substantial returns to stockholders.

In 2017, while investing $3.6 billion in research and development, we also returned $6.5 billion of capital to our stockholders ($3.4 billion in dividends and ~18.5 million shares in stock repurchases)

Annual Dividend Increases

*	Represents annualized dividend

•	We increased our quarterly dividend per share 15% over 2016 (to $1.15 per share for 2017).

•

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act, or the 2017 Tax Act, resulting in our having global access to our $41.7 billion balance of cash, cash equivalents and marketable securities as of December 31, 2017. Based on our confidence in the long-term outlook for our business, enhanced by the 2017 Tax Act, and consistent with our ongoing objective to return capital to our stockholders, we executed a tender offer of $10 billion in shares. In addition to this approximately $10 billion share repurchase, we are evaluating other ways to deploy our balance of cash, cash equivalents and marketable securities and invest in our business.

We made investments in next-generation biomanufacturing that build on our existing expertise in human biology and protein manufacturing. This next-generation biomanufacturing dramatically reduces the scale and costs of making biologics while maintaining a reliable, high-quality, compliant supply of medicines.

•

In 2017, our new Singapore facility was approved for certain commercial scale production by multiple regulatory agencies, including the FDA and the EMA. At this facility, next-generation biomanufacturing vastly reduces water use and energy use, in turn, significantly reducing our carbon footprint. We are leveraging our global presence to deliver the potential of our products to patients globally.

•

We announced in 2018 that we will invest in greater manufacturing capacity to support the volume growth that we foresee. As a result, we plan to build a new drug substance manufacturing plant using our next-generation biomanufacturing capability in the U.S. and add highly skilled jobs.

Global Geographic Reach Transforming Amgen for the Future Capital Allocation and Investing for long-Term Growth $1.12 $0.68 29% $1.44 31% $1.88 30% $2.44 30% $3.18 27% $4.00 15% $4.80 2011 † 2012 2013 2104 2015 2016 2017 Next-Generation Biomanufacturing

(1)	Reported and reconciled in Appendix B.

  ï 2018 Proxy Statement    37

Compensation Discussion and Analysis

Performance Under Our

Long-Term Incentive Program

Our long-term incentive, or LTI, equity award compensation is tied directly to our stock performance and aligns with the interests of our stockholders.

80% of our annual LTI equity award grants are performance-based, thus aligning compensation with value creation for our stockholders. Our performance units for the three-year performance period ending January 30, 2018 were earned based on our relative total shareholder return, or TSR. Our beginning stock price and ending stock price for purposes of the 2015-2017 performance period are each the average daily closing price of a share of our Common Stock for the beginning and last twenty trading days of the performance period ($154.49 and $186.61, respectively), representing a three-year TSR of 30%.

Payout under our LTI performance award program for our 2015-2017 performance period at 93.4% reflects our three-year TSR performance at the 46.7th percentile relative to the TSRs of the companies in the Standard & Poor’s 500 Index, or S&P 500, for this performance period.

The 2015-2017 performance period is the last LTI performance unit program that is earned based solely on our relative TSR performance. Commencing in 2016, and continuing in 2017 and 2018, our outstanding LTI performance awards are earned based on our financial performance as determined under annual financial measures equally weighted with the resulting average earnout percentage increased or decreased by our relative TSR performance against the companies in the S&P 500 for the performance period that commences with the grant date and continues through December 31 of the last year of the relevant three-year performance period. The annual financial performance goals for each of the three years in the performance period are established at the commencement of the three-year performance period.

Positive 2017 Say on Pay Vote Outcome and Engagement With Our Stockholders

In 2017, we received approximately 95% stockholder support on our say on pay advisory vote. We have engaged consistently in broad direct stockholder outreach over the past several years. Since our 2017 annual meeting of stockholders, in addition to our outreach by our executives and our Investor Relations department to investors, we have engaged in governance-focused outreach activities and discussions with stockholders owning approximately 52% of our outstanding shares. These discussions have been valuable and informative and we will continue to engage with our stockholders to further enhance our understanding of the perspectives of our investors.

In 2017, the predominant feedback from investors with respect to our compensation and governance practices was that they are satisfied with our compensation program and governance practices. We are pleased with our say on pay results and stockholder feedback, and will continue to engage with our stockholders to be sure we understand and address any concerns.

Annual Meeting of Stockholders Executive compensation website available year-round that invites stockholders to provide feedback directly to the Compensation Committee www.amgen.com/executivecompensation Post-Proxy Filing for Annual Meeting Post-Annual Meeting Targeted outreach to investors requesting follow-up pre-proxy filing or related to key issues •Discuss vote outcomes •Consider existing governance and compensation practices in light of feedback Year-Round Stockholder Outreach and Engagement Pre-Proxy Filing for Annual Meeting •Compensation-related feedback reviewed by Compensation Committee •Governance-related feedback reviewed by Governance Committee •Insights from investors provided to the full Board •Appropriate committees and Board (as necessary) evaluate potential changes in light of stockholder feedback

38       ï 2018 Proxy Statement

Compensation Discussion and Analysis

LTI Equity Award Design Changes in 2017

In 2017, the Compensation and Management Development Committee, or Compensation Committee, constructed the 2017-2019 performance period award goal design to take into account feedback from dialogue with our stockholders and was designed to drive operating performance and increase performance hurdles. The 2017-2019 performance period performance award goal design mirrors much of the 2016-2018 performance period goal design. While retaining most of the elements of the 2016-2018 performance period goal design, the Compensation Committee replaced non-GAAP operating expense with non-GAAP return on invested capital (or

ROIC) for the third year of this performance period. The other two financial measures that apply for the full three-year period are annual non-GAAP earnings per share, or EPS, and non-GAAP operating margin. The Compensation Committee’s replacement of non-GAAP operating expense with non-GAAP ROIC as one of the three financial performance measures in the third year of the 2017-2019 performance period is designed to support our transformation strategic priority to deliver an efficient, disciplined business model beyond 2018.

  ï 2018 Proxy Statement    39

Compensation Discussion and Analysis

Our 2017 Compensation Program Highlights and Objectives

Total Target Direct Compensation Focuses on “At Risk” Compensation All preceding pie charts are calculated using (i) the “Salary” column from tile “Summary Compensation Table” in our Executive Compensation Tables (ii) the target annual caSh incentive caSh incentive award in the “estimated Possible Payouts under non-Equity incentive Plan Awards- Target” column in the table in footnote 2 to the Grants of Plan-based Awards” table in our Executive Compensation Tables and (iii) the grant date fair value of annual grants of performance units RSUs and stock options In the “Grant Date Fair Value of Stock and Option Awards” column of the “Grants of Plan-Based Awards” table in our Executive Compensation Tables. CEO 90o/o Pay at Risk 75% Performance based Other NEOs 82% Pay at Risk    69% Performance based Purpose LTI Equity Awards provide a direct link to the creation of shareholder value and execution of our strategy All NEO’s interests with stockholders foster long-term focus and retention Annual Cash Incentives Measure NEO’s performance pre-established company performance goals Align all staff members the same company performance goals as all such annual cash incentive awards are based on these on these goals Motivate NEO’s to meet or exceed our annual Company performance goals to drive annual performance and position us for longer-term success via our strategy Base Salary Provides a degree or financial certainty that helps us retain talent Recognizes competitive market condition sandlot rewards individual performance through periodic increases LTI Equity Award alloction:80% performance based 50% performance units 30% Stock Options 20% Restricted stock units

40       ï 2018 Proxy Statement

Compensation Discussion and Analysis

LTI Equity Awards (“At Risk”)

•

Performance Units (50%). The Compensation Committee establishes the performance award goal design at the commencement of each three-year period of the performance award program. There is no guarantee of any value realized from the grants as they are earned only if specific long-term performance goals are achieved.

•	Stock Options (30%). Aligned with stockholder interests as they only have value if the Company’s stock price increases after grant.

•	Restricted Stock Units, or RSUs (20%). Designed to encourage retention and long-term value creation.

•

Stock options and RSUs vest in three approximately equal installments on the second, third and fourth anniversaries of the grant date. The delay in the commencement of vesting further emphasizes the long-term performance focus of our LTI equity award program and enhances retention.

Performance Units Earned for the 2015-2017 Performance Period

•

Our payout for the most recent 2015-2017 performance period was at 93.4% of target because our TSR for this performance period (30%) resulted in our 46.7th percentile ranking relative to the TSRs of the companies in the S&P 500 since the beginning of the performance period (January 30, 2015).

Annual Cash Incentive Awards (“At Risk” and Designed to Drive Execution of Our Strategic Priorities)

•

Our Compensation Committee annually approves Company performance goals that are designed to focus our staff on delivering on our financial performance, operational objectives and specific strategic priorities to drive annual performance and position us to execute on our strategy in the near- and longer-term. Our Executive Incentive Plan, or EIP, establishes a maximum award possible for each participant and annual cash incentive awards are generally made to our NEOs under the EIP based on the Company’s performance against the pre-established Company performance goals.

•

Our annual cash incentive awards are earned based on achieving financial performance, operational objectives that drive near- and long-term growth, stockholder value and support our strategy. In 2017, we established annual Company performance goals of revenues (30%), non-GAAP net income(1) (30%), and a number of operational measures supporting “Progress Innovative Pipeline” (25%) (composed of “Execute Key Clinical Studies and Regulatory Filings” (20%) and “Advance Early Pipeline” (5%)) and “Deliver Annual Priorities” (15%) (composed of “Execute Critical Launches and Long-Term Commercial Objectives” (10%) and “Realize Functional Transformation Office Objectives” (5%)). Based on our overall performance in 2017 compared to these pre-established Company performance goals, we paid annual cash incentive awards at 115% of target bonus opportunity.

Base Salaries (the smallest component of compensation for our NEOs)

•

Based on data provided to the Compensation Committee, including recommendations of Frederic W. Cook & Co., or Cook & Co., the Compensation Committee’s independent consultant, the Compensation Committee approved an overall merit increase of 2% for our NEOs, adjusted to align with the Market Median for each position.

(1)	Non-GAAP net income for purposes of the 2017 Company performance goals of our annual cash incentive award program is reported and reconciled in Appendix B.

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Compensation Discussion and Analysis

Our Compensation and Governance Best Practices

  What we do

✓	Majority of compensation is performance-based: A substantial majority of NEO compensation is performance-based and at-risk.

✓

Clawback policy: Our Board is required to consider the recapture of past cash or LTI equity award payouts to our NEOs if the amounts were determined based on financial results that are later restated and the NEOs’ misconduct is determined by the Board to have caused the restatement.

✓

Recoupment: Our incentive compensation plans contain recoupment provisions applicable to all staff members that expressly allow the Compensation Committee to determine that annual cash incentive awards are not earned fully or in part where such employee has engaged in misconduct that causes serious financial or reputational damage to the Company.

✓

Robust stock ownership and retention guidelines: We have a six times base salary ownership requirement for our CEO. Officers are required to retain shares of our Common Stock acquired through the vesting of RSUs, the payout of performance units, or the exercise of stock options until they have reached the required stock ownership level.

✓

Minimum vesting periods: Our equity incentive plan provides that our equity awards are subject to a minimum vesting period of no less than one year on 95% of equity awards granted and our grants generally vest over four years, with no vesting in the first year and vesting in three approximately equal annual installments on the second, third and fourth anniversaries of the grant date.

✓

Double-trigger in the event of a change of control: We do not have “single-trigger” equity vesting acceleration upon a change of control for RSUs and stock options and do not provide tax gross-ups on change of control payments.

✓	Performance-based equity: Our LTI equity award grants are primarily (80%) performance-based.

  What we don’t do

×

No hedging or pledging: With respect to our Common Stock, our staff members and Board are prohibited from engaging in short sales, purchasing or pledging our Common Stock on margin, or entering into any hedging, derivative or similar transactions.

×	No re-pricing or backdating: We have strong LTI equity award plans and policies that prohibit re-pricing or backdating of equity awards.
×

No tax gross-ups: We do not provide tax gross-ups, except for business-related payments such as reimbursement of certain relocation expenses on behalf of newly-hired and current executives who agree to relocate to work on the Company’s behalf.

×	No excessive perks: Our perquisites are limited to those with a clear business-related rationale.
×	No employment agreements: We do not have employment contracts or guaranteed bonuses, other than in countries where they are required by law.
×	No dividends paid on unvested equity: Dividends accrue on our performance units and RSUs, but are paid only when and to the extent the underlying award is earned and vested.
×	No defined benefit pension or supplemental executive retirement plan (SERP) benefits or “above market” interest on deferred compensation.

42       ï 2018 Proxy Statement

Compensation Discussion and Analysis

How Compensation Decisions Are Made For Our Named Executive Officers

  Roles and Responsibilities

Compensation Committee Composed solely of independent directors and reports to the Board

•   Evaluates the performance of our CEO within the context of the financial and operational performance of the Company.

•   Determines and approves compensation packages for our CEO, other NEOs, Executive Vice Presidents, Senior Vice Presidents and Section 16 officers (collectively, “Senior Management”).

•   Reviews and approves all compensation programs in which our NEOs participate.

•   Oversees the development and effective succession planning of our CEO and other members of Senior Management annually.

•   Exercises the sole authority to select, retain, replace and/or obtain advice from compensation consultants, legal counsel and other outside advisors and assesses the independence of each such advisor, taking into consideration the factors set forth in the Securities and Exchange Commission, or SEC, rules and The NASDAQ Stock Market listing standards.

•   Oversees the Board’s relationship with and response to stockholders on executive compensation matters and the Compensation Discussion and Analysis.

Consultant to the Compensation Committee Frederic W. Cook & Co., Inc., Independent consultant retained directly by the Compensation Committee

•   Regularly attends Compensation Committee meetings, including meeting in executive session with the Compensation Committee.

•   Provides advice and studies on the appropriateness and competitiveness of our compensation program relative to market practice for our NEO compensation.

•   Provides advice and studies on our equity programs.

•   Provides advice on the selection of our peer group.

•   Consults on executive compensation trends and developments.

•   Consults and makes recommendations, when requested, on various compensation matters and compensation program designs and practices to support our business strategy and objectives.

•   Coordinates and reviews the appropriateness of market data compiled by management.

•   Works with management to assess the potential risks arising from our compensation policies and practices.

CEO Assisted by the Senior Vice President, Human Resources and other Company staff members

•   Conducts performance reviews of the other NEOs and makes recommendations to the Compensation Committee with respect to compensation of Senior Management other than himself.

•   Provides recommendations on the development of and succession planning for the members of Senior Management other than himself.

Management reviews the Company’s compensation programs CEO conducts performance reviews for the other NEOs and recommends Senior Management compensation to the Compensation Committee Compensation Committee evaluates the CEO’s performance within the context of the financial and operational performance of the company Cook & Co. advises the Compensation Committee regarding the appropriateness of Amgen’s NEO compensation and compensation programs relative to market practice Compensation Committee reviews and approves all NEO compensation and compensation programs in which our NEOs participate and oversees succession planning for our senior management

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Compensation Discussion and Analysis

Use of Independent Compensation Committee Consultant

To assist the Compensation Committee in its review and determination of executive compensation, the Compensation Committee retained and sought advice from Cook & Co., an independent consultant. George B. Paulin, the Chairman of Cook & Co., worked directly with the Compensation Committee in the roles and undertaking the responsibilities previously described in “How Compensation Decisions Are Made For Our Named Executive Officers” and specifically in 2017 provided consultation regarding regulatory updates, selection of our peer group, consultation on market competitiveness for our LTI equity award practices, competitive practice for CEO compensation and general market practices for NEO compensation.

On a periodic basis, the Company purchases proprietary executive compensation survey data from Cook & Co. to inform the Compensation Committee’s decisions, but does not engage Cook & Co. for any other services to the Company. During 2017, the Compensation Committee, as in past years, had responsibility for engaging Cook & Co. and directed the nature of the activity and interchange of data between Cook & Co. and management. In addition, during 2017, the Governance Committee engaged Cook & Co. to provide advice regarding director compensation. Cook & Co. reported directly to the Governance Committee in its evaluation of director compensation.

The Compensation Committee recognizes the unique demands of our industry, including its complex regulatory and reimbursement environment, and the challenges of running an enterprise focused on the discovery, development, manufacture and commercialization of innovative treatments to address serious illness. The Compensation Committee believes that these unique demands require executive talent that has significant industry experience as well as, for certain key functions, specific scientific expertise to oversee research and development activities and the complex manufacturing requirements for biologic products. Further, the Compensation Committee believes that these very particular skills and capabilities limit the pool of talent from which we can recruit and also cause our employees to be highly valued and sought after in our industry.

On an annual basis, Cook & Co. reviews our peer group with the Compensation Committee to determine whether it remains appropriate. Based in part on recommendations from Cook & Co., as well as a review of the objective criteria described in the following chart, the Compensation Committee determined that no changes were necessary in 2017 as the peer group remained appropriate and continued to meet the criteria.

44       ï 2018 Proxy Statement

Compensation Discussion and Analysis

How We Establish Our Peer Group

2017 Peer Group Companies Biotechnology and pharmaceutical companies with which we compete for executive talent.
Objective Criteria Considered	2017 Peer Group (Companies in blue also list Amgen as a peer)

•  GICS codes of biotechnology (352010) and pharmaceuticals (352020);

•  12-month average market capitalization between 0.25 and 4.0x that of Amgen’s average market capitalization for the same period(1);

•  Trailing four-quarter revenues between 0.25 and 4.0x that of Amgen’s revenues(1);

•  Non-U.S. peers limited to those commonly identified as a “peer of peers”;

•  Competitors for executive talent;

•  Companies of comparable scope and complexity;

•  Competitors for equity investor capital;

•  Companies that identify us as their direct peer; and

•  Companies with similar pay practices.

•  AbbVie Inc.

•  Allergan plc

•  AstraZeneca plc

•  Biogen Inc.

•  Bristol-Myers Squibb Company

•  Celgene Corporation

•  Eli Lilly and Company

•  Gilead Sciences, Inc.

•  GlaxoSmithKline plc

•  Johnson & Johnson

•  Merck & Co., Inc.

•  Novartis AG

•  Pfizer Inc.

•  Roche Holding AG

•  Sanofi S.A.

(1)	For purposes of the 2017 peer group analyses:

	2016 Market Capitalization	2016 Revenues(a)
Amgen	$109 billion	$23 billion
Relative Peer Group Position	3rd Quartile (above median)	2nd Quartile

(a)	Revenues for GlaxoSmithKline plc, Roche Holding AG and Sanofi S.A. were converted into U.S. dollars using the average of daily exchange rates for 2016 as provided by Bloomberg L.P.

Our market capitalization as of July 28, 2017 (the date on which the Compensation Committee considered our peer group) was as follows:

$B Market Capitalization 355 J&J 221 Novartis 217 Roche 198 Pfizer 175 Merck 127 Amgen 121 Sanofi 112 Abbvie 105 Celgene 99 Gilead 98 GSK 91 Eli Lilly 91 BMS 85 Allergan 74 Astra Zeneca 61 Biogen Position shown as of July 28, 2017 Currency in USD

  ï 2018 Proxy Statement    45

Compensation Discussion and Analysis

Peer Group Data Sources

Our primary data sources for evaluating all elements of compensation for our CEO is data compiled by Cook & Co. from SEC filings of our peer group for the 25th, 50th and 75th percentiles of the specific compensation elements paid to CEOs in our peer group (and the 85th percentile for LTI equity awards). For our other NEOs, our primary data sources for evaluating all elements of compensation are the Willis Towers Watson Pharmaceutical Human Resources Association Executive Compensation Survey, or PHRA Survey, which provides peer company pharmaceutical data, augmented by the available data from proxy statements filed with the SEC for biotechnology companies in our peer group. Solely for the determination of LTI equity awards, we also provide data from the Cook & Co. Survey of Long-Term Incentives (Cook & Co. Survey). Based on this data, the Compensation Committee is presented with a comparison of each NEO on a position or pay rank basis with an analysis of each element of direct compensation for such NEO at the 50th and 75th percentile of the peer group. Because PHRA Survey and proxy statement data is only available for the previous calendar year, consistent with generally accepted practice, base pay data is aged forward to the current year based on expected salary movement. Annual cash incentive award and LTI equity award market data are not adjusted for aging.

The “Market Median” is determined for our CEO and our other NEOs based on the prior year’s compensation and is reviewed by the Compensation Committee to inform compensation decisions made in March of each year as follows:

Market Median

CEO (compiled by Cook & Co.)	Other NEOs
• 50th percentile of each compensation element paid to CEOs in our peer group in the previous year from proxy statements.

•   Average of the 50th percentile of each compensation element of our peer group from the PHRA Survey (pharmaceutical peers) and proxy statements (biotechnology peers) in the previous year (with base pay data aged forward to the current year).

Elements of Compensation and Specific Compensation Decisions

Described below are our three primary elements of executive compensation in order of magnitude: LTI equity awards; annual cash incentive awards; and base salaries.

Long-Term Incentive Equity Awards

Our compensation program aims to achieve the appropriate balance of compensation elements relative to the responsibilities of our staff members, with the result that the largest proportion of compensation for our CEO and the other NEOs is in the form of LTI equity awards that are risk-based and closely aligned with the creation of long-term stockholder value. Equity-based compensation represents 75% of our CEO’s target compensation and 64% of target compensation for our other NEOs. In addition, while being mindful of dilution (see below), we also grant LTI equity awards each year to nearly all of our staff members worldwide to increase individual awareness of how our performance impacts stockholder value. We believe that our capacity to grant equity-based compensation has been a significant factor in achieving our strategic priorities by rewarding execution of our strategy and stock price appreciation, aligning our NEOs’ and staff members’ interests with stockholders and fostering long-term focus and retention.

46       ï 2018 Proxy Statement

Compensation Discussion and Analysis

Company Continues to Exercise Discipline in the Grant of Long-Term Incentive Equity Awards – Monitoring Dilution and Annual Equity Usage

Our compensation philosophy, practices and approach balance the use of equity to align employees with our stockholders while being mindful of the level of dilution that our stockholders experience. LTI equity award grant guidelines are established for each job level within the Company targeting the 50th percentile of our peer group for levels for which equity data is broadly available. For certain lower job levels where data is not as comprehensive, we have developed guidelines that trend in-line with available data and consider internal equity. The Compensation Committee sets an LTI equity award budget at approximately the 50th percentile of our peer group. The Compensation Committee periodically reviews the Shareholder Value Transfer (SVT) associated with the aggregate LTI equity award grants to ensure that our SVT is aligned with our peer group practices because, while the Compensation Committee supports a broad-based equity plan to align our staff members with our stockholders, the Compensation Committee also strives to limit the amount of stockholder dilution to that which stockholders would expect to experience with our peer group. We regularly review dilution and the rates at which we grant LTI equity awards and the resulting potential dilutive effect has decreased over the last five years and is consistent with that of our peer group.

Long-Term Incentive Equity Award Composition

As part of its annual evaluation of our LTI equity award practices, the Compensation Committee reviewed our LTI equity award mix with Cook & Co. and maintained the current LTI equity award allocation.

LTI Equity Award Allocation

On a value basis, in 2017 80% of our annual equity award value continued to be delivered in the form of performance-based LTI equity awards consisting of 50% in the form of performance units (earned at the end of a generally three-year performance period) and 30% in the form of stock options. Time-vested RSUs, designed to incentivize retention, continued to make up the remaining 20% of value. Both stock options and our time-vested RSUs generally vest over four years, with no vesting in the first year and vesting in three approximately equal annual installments on the second, third and fourth anniversaries of the grant date. The delay in the commencement of vesting further emphasizes the long-term performance focus of our LTI equity award program and enhances retention.

The Compensation Committee believes that this equity award mix presents a balanced approach to executive LTI equity awards and is well aligned with stockholder interests and pay for performance.

amgen historical outstanding potential dilution (% shares outstanding)

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Compensation Discussion and Analysis

Value of Long-Term Incentive Equity Awards

Granted to Named Executive Officers in 2017

2017 Annual Long-Term Incentive Equity Awards

Based on a review of Company and executive performance and market data, the Compensation Committee determined to grant the following LTI equity awards to our CEO and the other NEOs in March 2017, with an effective grant date of May 1, 2017, the third business day after the announcement of our first quarter 2017 earnings results. For more information regarding the determination of the Market Median, see “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources” previously discussed.

Named Executive Officer	Performance Units(1) ($)	Stock Options ($)	Restricted Stock Units ($)	Total Equity Value Granted ($)	2016 Market Median ($)	Difference vs. Market Median Over/ (Under) (%)
Robert A. Bradway	6,000,000	3,600,000	2,400,000	12,000,000	11,500,000	4.3
Anthony C. Hooper	2,000,000	1,200,000	800,000	4,000,000	3,981,529	0.5
Sean E. Harper	1,850,000	1,110,000	740,000	3,700,000	3,701,010	0
David W. Meline	1,750,000	1,050,000	700,000	3,500,000	3,409,511	2.7
Jonathan P. Graham	1,250,000	750,000	500,000	2,500,000	2,614,622	(4.4)

(1)	The 2017-2019 performance period runs from January 1, 2017 through December 31, 2019.

Based on the March 2017 Compensation Committee review of the market data, the Compensation Committee awarded Mr. Bradway a 2017 LTI equity award grant valued at $12 million, which is approximately 9% higher than the value of his grant in 2016 of $11 million and slightly above the Market Median (4.3%) to increase the proportion of the CEO’s compensation “at risk” (resulting in his total direct compensation at approximately the Market Median). After considering the effect of the 2017 LTI equity award grant on Mr. Bradway’s target total direct compensation, the Compensation Committee determined that awarding a grant value for 2017 LTI equity slightly above the Market Median was appropriate as it ensures the substantial majority of Mr. Bradway’s compensation is “at risk” and performance-based and also achieved the intent of the Compensation Committee for the CEO’s target total direct compensation to increase over time to approximate the Market Median. At the time Mr. Bradway was promoted to the role of CEO in May 2012, the Compensation Committee targeted Mr. Bradway’s total direct compensation below the Market Median to enable Mr. Bradway’s compensation to grow over time subject to his performance and advancement in his role as CEO.

The March 2017 Compensation Committee review of the market data also supported increased 2017 LTI equity award values for Executive Vice President roles as Market Median LTI equity award grant values had increased for these roles among our peer group. While the Compensation Committee believes that internal equity is an important consideration for building a team approach, in reviewing the market data, the Compensation Committee noted the higher LTI equity award Market Median value for the Executive Vice President, Research and

Development role. As a result, the Compensation Committee approved a higher grant value for Dr. Harper that was matched to the Market Median for his role of Executive Vice President, Research and Development. The Compensation Committee determined that an increase of approximately 5.7% (from $3.5 million in 2016) was appropriate, not only because of its Market Median competitiveness, but also because of the scope and span of Dr. Harper’s responsibility and the level of importance of his role to the Company. Messrs. Hooper’s and Meline’s LTI equity award grant for 2017 remained unchanged from 2016 as it still approximated the Market Median. Mr. Graham’s LTI equity award grant was increased from $2.3 million to $2.5 million to more closely approximate the Market Median for his role, but remains slightly less than Market Median for his position.

Performance Units (50% of LTI Equity Awards)

Performance units are rights to earn shares of our Common Stock, based on pre-established performance goals achieved over a performance period of generally three years. The number of performance units earned is determined by our performance as measured against the pre-established performance goals at the end of the related performance period. Each performance unit earned entitles the participant to one share of our Common Stock. Given the design of our performance award program, there is no guarantee of any value realized from grants of performance units.

48       ï 2018 Proxy Statement

Compensation Discussion and Analysis

Performance Award Program—Performance Units Earned for the 2015-2017 Performance Period

Performance units for the 2015-2017 performance period, which ended January 30, 2018, were earned, certified and converted into shares of Common Stock in March 2018 based on an earned payout percentage of 93.4% resulting from the Company’s three-year TSR of 30% ranking in the 46.7th percentile relative to the TSRs of the companies in the S&P 500 as of the beginning of the performance period (January 30, 2015). Our beginning stock price and ending stock price for purposes of the 2015-2017 performance period are each the average daily closing price of a share of our Common Stock for the beginning and last twenty trading days of the performance period ($154.49 and $186.61, respectively). During the same period, the Company’s market capitalization also increased by approximately 20%.

2015-2017 Performance Period Program Design

Payout Calculation for the 2015-2017 Performance Period

2015-2017 Performance Period Performance Units Earned

Our actual performance results (the 46.7th percentile, or below the median) for the 2015-2017 performance period that ended January 30, 2018 resulted in the following number of shares of Common Stock being earned under our performance award program for this performance period. Each earned performance unit converted to one share of Common Stock upon the payout date of March 23, 2018.

Named Executive Officer	Performance Units Value Granted (Target) ($)		Number of Performance Units Granted (#)		Number of Shares of our Common Stock Earned(1) (#)
Robert A. Bradway	8,160,000		51,179		51,766
Anthony C. Hooper	2,800,000		17,561		17,762
Sean E. Harper	2,400,000		15,052		15,224
David W. Meline	2,400,000		15,052		15,224
Jonathan P. Graham		(2)		(2)		(2)

(1)	Includes dividend equivalents earned on these amounts rounded down to the nearest whole number of shares (excluding fractional shares paid in cash).
(2)

Mr. Graham commenced employment with the Company after the participants for the 2015-2017 performance period had been determined and, as such, he did not receive any performance units for the 2015-2017 performance period.

200% 150% 100% 50% 0% Threshold Target Maximum Achieved 93.4% Linear interpolation throughout performance zone 0%ile 25th%ile Median 75th – 100th %ile Performance Zone 0% 50% 100% 150% Target Award (Performance Units Granted) Relative Total Shareholder Return Multiplier (Amgen vs. S&P 500) Maximum (150%) payout for performance at and above the 75th percentile. Target (100%) payout for median, or 50th percentile, TSR performance. 50% payout for 25th percentile TSR performance. Final Payout 93.4% of Target Liner interpolation throughout performance zone

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Compensation Discussion and Analysis

Performance Units Granted in 2016 for the 2016–2018 Performance Period

The Compensation Committee approved the 2016-2018 performance period performance award goal design that contained relative TSR as a modifier and had the following annual operating performance measures to drive operational performance and increase performance hurdles:

•	Non-GAAP earnings per share(1) (EPS) growth;

•	Non-GAAP operating margin(1); and

•	Non-GAAP operating expense(1).

The three operating measures are weighted equally (one-third per measure) and calculated against pre-established targets for each year in the 2016-2018 performance period. All operating goals (for each year) were established at the commencement of the three-year performance period. At the end of the performance period, the final average operating measure percentages for each of the three years are averaged, resulting in a total operating measures score that can range from 50% to 150% for maximum performance. The total operating measures score is then modified up or down by up to 50 percentage points based on our TSR performance ranking relative to the TSRs of the companies in the S&P 500 from the grant date of May 3, 2016 through the end of the performance period (the relative TSR modifier) resulting in a payout range of 0% to 200% of target awards granted. The TSR modifier is limited to target (zero, or no increase) where our absolute TSR is less than zero to limit reward in a performance period in which we perform better than the S&P 500 for the period but investors do not recognize stock price growth.

The 2016-2018 performance awards have a performance period that commences on January 1, 2016 and ends on December 31, 2018.

(1)

2017 operating measures have been adjusted by $147 million in operating expense ($0.16 in EPS) for the impact of Hurricane Maria as prescribed by the terms of the 2016-2018 goal document. Otherwise, Non-GAAP EPS, Non-GAAP Operating Margin and Non-GAAP Operating Expense for purposes of 2016 and 2017 with respect to the 2016-2018 performance period are as reported and reconciled in Appendix B. Non-GAAP for purposes of each of the years of the 2016-2018 performance period was defined as earnings per share, operating margin and operating expense under GAAP, excluding certain items, net of tax, related to acquisitions, restructuring and certain other items, and the impact of tax law changes.

50       ï 2018 Proxy Statement

Compensation Discussion and Analysis

2016-2018 Performance Period Performance Award Goal Calculation

All operating goals (for each year) are established at the commencement of the three-year performance period.

(1)

2017 operating measures have been adjusted by $147 million in operating expense ($0.16 in EPS) for the impact of Hurricane Maria as prescribed by the terms of the 2016-2018 goal document. Otherwise, Non-GAAP EPS, Non-GAAP Operating Margin and Non-GAAP Operating Expense for purposes of 2016 and 2017 with respect to the 2016-2018 performance period are as reported and reconciled in Appendix B. Non-GAAP for purposes of each of the years of the 2016-2018 performance period was defined as earnings per share, operating margin and operating expense under GAAP, excluding certain items, net of tax, related to acquisitions, restructuring and certain other items, and the impact of tax law changes.

Non-GAAP(1) Operating Measures (Scoring 50%-150%) Operating Expense 1/3rd Operating Margin 1/3rd EPS 1/3rd S&P 500 Relative TSR Modifier (Scoring +/- 50%) Maximum (50%) for 75th percentile and above Target (0%) for median, or 50th percentile Minimum (-50%) for 25th percentile or below Linear interpolation for performance along the payout curve Payout no greater than target (0%) if Amgen’s absolute TSR is less than 0 (Scoring 0%-200% of Target) Final Payout Multiplier) 2016-2018 Operating Measures Score (Operating Measure Percentages 50%-150% subject to linear interpolation along the payout curve) Operating Measures Percentages are Measured Annually and Equally Weighted for Each of the Three Years of the Performance Period Non-GAAP EPS(1) Growth (1/3rd) Non-GAAP Operating Margin(1) (1/3rd) Non-GAAP Operating Expense(1) (1/3rd) Average Operating Measure Percentages 2016 137% 129% 94% 120% 2017 129% 135% 116% 126% 2018 TBD TBD TBD TBD Three Year Average Operating Measure 2016 Targets 2016 Actual 2017 Targets 2017 Actual Non-GAAP EPS(1) ($) Minimum (50%) Less than or equal to $10.64 $11.65 (137%) Less than or equal to $10.89 $12.74 (129%) Target (100%) $10.90 $11.63 Intermediate (125%) $11.52 $12.66 Maximum (150%) More than or equal to $11.79 More than or equal to $13.19 Non-GAAP Operating Margin(1) (%) Minimum (50%) Less than or equal to 48% 52.3% (129%) Less than or equal to 48% 54.2% (135%) Target (100%) 50% 51% Intermediate (125%) 52% 53% Maximum (150%) More than or equal to 54% More than or equal to 56% Non-GAAP Operating Expense(1) ($B) Minimum (50%) More than or equal to $11.9 $11.45 (94%) More than or equal to $11.7 $11.0 (116%) Target (100%) $11.5 $11.2 Maximum (150%) Less than or equal to $11.1 Less than or equal to $10.7

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Compensation Discussion and Analysis

Performance Award Goal Design—Performance Units Granted in 2017 for the 2017–2019 Performance Period

To ensure that the performance award program continues to strongly align with the interests of our stockholders and motivates management to create long-term value, the Compensation Committee regularly reviews and considers whether to update the performance award goal design with input from management and Cook & Co. Based on review and deliberation in December 2016 and March 2017, and having considered the performance award goal designs of our peer group and stockholder feedback, the Compensation Committee approved the 2017-2019 performance period (January 1, 2017 to December 31, 2019). The Compensation Committee constructed the 2017-2019 performance period performance award goal design to leverage the 2016-2018 performance period goal design, retaining all of the elements of the 2016-2018 performance period goal design for 2017 and 2018, but changing one operating measure for the last year of the three-year performance period. For the first and second years of the 2017-2019 performance period, the Compensation Committee retained the three annual non-GAAP operating measures:

•	Non-GAAP earnings per share(1) (EPS) growth;

•	Non-GAAP operating margin(1); and

•	Non-GAAP operating expense(1).

For the third year of this performance period, the Compensation Committee replaced non-GAAP operating expense with non-GAAP return on invested capital, or ROIC. The Compensation Committee’s replacement of non-GAAP operating expense with non-GAAP ROIC was made in part in response to stockholder feedback, and is designed to support our transformation strategic priority to deliver an efficient, disciplined business model beyond 2018 with focused management of our return on deployment of invested capital.

The operating performance measures were chosen to:

•	Drive operating performance in alignment with our operating performance commitments to stockholders through 2018;

•	Focus our executives on the transformation of our business and our operating efficiency, productivity, and profitability; and

•	Address the challenges of a single performance metric for a full three-year period.

The three annual operating measures are weighted equally (one-third per measure) and calculated against pre-established targets for each year in the 2017-2019 performance period. All operating goals (for each year) are established at the commencement of the three-year performance period. At the end of the performance period, the final average operating measure percentages for each of the three years are averaged, resulting in a total operating measures score that can range from 50% to 150% for maximum performance. The total operating measures score is then modified up or down by up to 50 percentage points based on our TSR performance ranking relative to the TSRs of the companies in the S&P 500 from the grant date of May 1, 2017 through the end of the performance period (the relative TSR modifier) resulting in a payout range of 0% to 200% of target awards granted. The TSR modifier is limited to target (zero, or no increase) where our absolute TSR is less than zero to limit reward in a performance period in which we perform better than the S&P 500 for the period but investors do not recognize stock price growth.

(1)

2017 operating measures have been adjusted by $147 Million in operating expense ($0.16 in EPS) for the impact of Hurricane Maria as prescribed by the terms of the 2017-2019 goal document. Otherwise, Non-GAAP EPS, Non-GAAP Operating Margin and Non-GAAP Operating Expense for purposes of the 2017-2019 performance period are as reported and reconciled in Appendix B. Non-GAAP for purposes of each of the years of the 2017-2019 performance period was defined as earnings per share, operating margin, operating expense, and ROIC under GAAP, excluding certain items, net of tax, related to acquisitions, restructuring and certain other items, and the impact of tax law changes.

52       ï 2018 Proxy Statement

Compensation Discussion and Analysis

2017-2019 Performance Period Performance Award Goal Calculation

All operating goals (for each year) are established at the commencement of the three-year performance period.

(1)

2017 operating measures have been adjusted by $147 Million in operating expense ($0.16 in EPS) for the impact of Hurricane Maria as prescribed by the terms of the 2017-2019 goal document. Otherwise, Non-GAAP EPS, Non-GAAP Operating Margin and Non-GAAP Operating Expense for purposes of the 2017-2019 performance period are as reported and reconciled in Appendix B. Non-GAAP for purposes of each of the years of the 2017-2019 performance period was defined as earnings per share, operating margin, operating expense, and ROIC under GAAP, excluding certain items, net of tax, related to acquisitions, restructuring and certain other items, and the impact of tax law changes.

Non-GAAP(1) Operating Measures (Scoring 50%-150%) EPS 1/3rd Operating Margin 1/3rd Operating Expense Years 1 & 2 ROIC Years 3 1/3rd S&P 500 Relative TSR Modifier (Scoring +/- 50%) Maximum (50%) for 75th percentile and above Target (0%) for median, or 50th percentile Minimum (-50%) for 25th percentile or below Linear interpolation for performance along the payout curve Payout no greater that target (0%) if Amgen’s absolute TSR is less than 0 (scoring 0%-200% of Target) Final Payout Multiplier 2017-2019 Operating Measures Score (Operating Measure Percentages 50%-150% subject to linear interpolation along the payout curve) Operating Measures Percentages are Measured Annually and Equally Weighted for Each of the Three Years of the Performance Period Non-GAAP EPS(1) Growth Non-GAAP Operating Margin(1) Non-GAAP Operating Expense(1) Years 1 & 2 Non-GAAP ROIC(1) Year 3 Average Operating Measure Percentages 2017 134% 115% 107% N/A 118% 2018 TBD TBD TBD TBD 2019 TBD TBD N/A TBD TBD 1/3rd 1/3rd 1/3rd Three Year Average Operating Measure 2017 Targets 2017 Actual Non-GAAP EPS(1) ($) Minimum (50%) Less than or equal to $11.80 $12.74 (134%) Target (100%) $12.00 Intermediate (125%) $12.60 Maximum (150%) More than or equal to $13.00 Non-GAAP Operating Margin(1) (%) Minimum (50%) Less than or equal to 51% 54.2% (115%) Target (100%) 53% Intermediate (125%) 55% Maximum (150%) More than or equal to 57% Non-GAAP Operating Expense(1) ($B) Minimum (50%) More than or equal to $11.5 $11.0 (107%) Target (100%) $11.1 Maximum (150%) Less than or equal to $10.7

  ï 2018 Proxy Statement    53

Compensation Discussion and Analysis

Change to Performance Award Goal Design—2018–2020 Performance Period

As part of its regular review and consideration of the performance award program, the Compensation Committee evaluated potential performance award goal designs for the 2018-2020 performance period (January 1, 2018 to December 31, 2020) with input from management and Cook & Co. at its December 2017 and March 2018 meetings. The Compensation Committee constructed the 2018-2020 performance period performance award goal design to leverage the current design of the Company’s performance awards, retaining a combination of operating measures and the relative TSR modifier. The Compensation Committee retained the same non-GAAP operating measures (EPS growth, operating margin, and operating expense) for the first year of the 2018-2020 performance period as is used for 2018 in the 2017-2019 performance period. For the second and third years of the 2018-2020 performance period, the Compensation Committee moved to two non-GAAP operating measures (EPS growth and ROIC), reflecting our continued focus on remaining disciplined in our management of the business as we move beyond our 2018 operating performance investor commitments. The operating measures are weighted equally in each year (one-third per measure for 2018 and one-half per measure for 2019 and 2020) and are measured against established targets for each year in the 2018-2020 performance period; all such operating goal targets are established at the commencement of the three year performance period. The operating measures percentages are calculated for each year of the 2018-2020 performance period and are averaged at the end of the performance period, resulting in a total operating measures percentage that can range from 30% for minimum to 170% for maximum performance. The total operating measures percentage is then modified by an increase or decrease of up to 30 percentage points based on the TSR modifier. The Compensation Committee believes that rebalancing the weighting in favor of the operating measures relative to the TSR modifier further emphasizes the Company’s operational priorities over the performance period while maintaining alignment of our performance with the experience of our stockholders. Consistent with the design of our 2016-2018 and 2017-2019 performance period performance awards, the total operating measures score and the relative TSR modifier result in a payout range of 0% to 200% of target awards granted and, in the event our absolute TSR is less than zero, the TSR modifier shall not add any percentage points notwithstanding our ranking.

Stock Options

Stock options comprise 30% of our LTI equity award grants for NEOs to emphasize the importance of achieving long-term growth and align with stockholder interests as stock options only have value if the Company’s stock price increases after the grant.

Restricted Stock Units

Consistent with our focus on performance-based equity, time-vested RSUs comprise only 20% of our LTI equity award grants for NEOs. They result in one share of Common Stock being delivered for each vested RSU and serve as an important and cost-effective retention tool because RSUs have intrinsic value on the grant date and going forward.

Dividend Equivalents

RSUs and performance units have dividend equivalent rights. Such dividend equivalents are payable only when, and to the extent, the underlying RSUs and performance units are earned and converted to shares of Common Stock. The dividend equivalents may be paid in stock (with cash paid for fractional shares) or in cash at the Compensation Committee’s election. Stock options do not have dividend equivalent rights.

Plan Minimum Vesting Period of One Year; Actual Minimum of Two Years

Mindful of stockholder concerns and best practices, our equity incentive plan requires that at least 95% of all equity awards, including RSUs, restricted stock, stock options, performance awards, and dividend equivalents granted to staff members (including NEOs) will be subject to a minimum vesting period of no less than one year. Our annual stock option and RSU grants generally vest over four years in three approximately equal annual installments on the second, third and fourth anniversaries of the grant date. This delayed vesting schedule further underscores the long-term focus of our LTI equity award program and enhances the retention of staff members.

Long-Term Incentive Equity Awards Granted to Named Executive Officers in 2018

In March 2018, the Compensation Committee reviewed the LTI equity award grant values proposed to be granted to NEOs in 2018. The Compensation Committee approved an increase in Mr. Bradway’s LTI equity award from $12 million to $12.5 million to reward Mr. Bradway for strong performance and leadership of the Company in a year of transition for the Company. In making its decision, the Compensation Committee noted that the Market Median had declined because of turnover in leadership at a number of our peer group companies while LTI awards for CEOs who had remained in place at peer companies were increased by 10%. The Compensation Committee granted Mr. Hooper the same LTI equity award value that he had received in 2017 as this aligned him with the Market Median. The Compensation Committee determined to increase Dr. Harper’s and Mr. Meline’s LTI equity award grant value from $3.7 million and $3.5 million, respectively, in 2017 to $4 million in 2018 and Mr. Graham’s LTI equity award value from $2.5 million in 2017 to $2.8 million in 2018 as these increases positioned their respective target total direct compensation closer to the Market Median for their respective roles.

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Compensation Discussion and Analysis

Annual Cash Incentive Awards

Executive Incentive Plan

Annual cash incentive awards to our NEOs are generally made under our stockholder-approved EIP, which employs a formula that establishes a maximum award possible for each participant based on our non-GAAP net income(1). Our EIP is an umbrella plan intended to satisfy the performance-based requirements of Section 162(m) of the Internal Revenue Code as in effect in 2017. This year, and in the past, actual awards under the EIP are determined by the Compensation Committee using their negative discretion under the EIP, based on the pre-established Company performance goals for the year designed to advance our strategic priorities. In confirming this approach, the Compensation Committee also considers the contributions of each participant’s role to our success during the year.

In March 2017, the Compensation Committee determined for the EIP participants, the definition of non-GAAP net income(1), the maximum award payable for each participant, the target annual cash incentive award opportunities and, for the EIP, Global Management Incentive Plan, or GMIP, and Global Performance Incentive Plan, or GPIP, the Company performance goals and the weightings and percentages payable for threshold, target and maximum performance.

For 2017, each of our NEOs was a participant in the EIP and the maximum award continued to be expressed as the EIP non-GAAP net income(1) definition and, consistent with past years, was 0.125% for our CEO, 0.075% for each of the Executive Vice President NEOs and 0.05% for the Senior Vice President NEO. Historically, and in 2017, the Compensation Committee has paid well below the maximum award permitted under the EIP based on a practice of exercising negative discretion from the calculated EIP maximum award payable to each participant by using the Company performance goals composite score as applied to the participant’s target annual cash incentive award for actual awards.

Target Incentive Opportunity

The target annual cash incentive award opportunity for each of our NEOs remained the same in 2017 as it was for 2016. Mr. Bradway’s target annual cash incentive award opportunity remains 150% of base salary in 2017. For our Executive Vice Presidents, to also align with the Market Median, continue to emphasize compensation that is “at risk” and performance-based, and promote internal equity and treat our Executive Vice Presidents as a team, each Executive Vice President target annual cash incentive award opportunity for 2017 also remained at 100% of base salary. As a Senior Vice President,

Mr. Graham's target annual cash incentive award opportunity of 80% of base salary was also maintained for 2017 as it aligned with the Market Median for his role.

2017 Company Performance Goals

The 2017 Company performance goals approved by the Compensation Committee were:

•	“Deliver Results” goals (60%):

-

“Revenues” and “Non-GAAP Net Income(2)” are equally focused on top- and bottom-line growth and were assigned the largest target weighting with each element contributing up to 30% each, consistent with the fundamental importance of financial performance to us and our stockholders in both the near- and longer-term.

•	“Progress Innovative Pipeline” goals (25%):

-

“Execute Key Clinical Studies and Regulatory Filings” (20%) and “Advance Early Pipeline” (5%) which measure progress on both early- and later-stage product candidates to focus us on executing key clinical studies and delivering a robust product pipeline at all stages of the development continuum, which we believe is critical to our continued success over both the near- and longer-term.

•	“Deliver Annual Priorities” goals (15%):

-	“Executive Critical Launches and Long-Term Commercial Objectives” (10%) focused on executing on our key innovative product and delivery systems launched.

-	“Realize Functional Transformation Office Objectives” (5%) focused on target savings in connection with our transformation.

While all of the goals measure single–year performance, taken as a whole, they are intended to positively position us for both near- and longer-term success, delivery on our strategic priorities and create stockholder value. There are no payouts for below-threshold performance on the two financial metrics. Measurements of performance for the non-financial primary metrics, which are often expressed in milestones, are more subjective in nature than are the financial metrics and could result in a very small payout percentage (less than 1% of annual cash compensation). Maximum performance under each metric results in earning 225% of target annual cash incentive award opportunity for that metric. Annual cash incentive awards are paid in March of the year following the annual performance period and certification of the resulting payouts by the Compensation Committee.

(1)

For 2017, Non-GAAP net income for purposes of the EIP has been adjusted by $116 million ($147 million in operating expense less the related income tax effects) for the impact of Hurricane Maria. Otherwise, Non-GAAP net income for purposes of the EIP is as reported and reconciled in Appendix B. Non-GAAP for purposes of net income was defined as net income under GAAP, excluding certain items, net of tax, related to acquisitions, restructuring and certain other items, and the impact of tax law changes.

(2)	Non-GAAP net income for purposes of the 2017 Company performance goals of our annual cash incentive award program is reported and reconciled in Appendix B.

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Compensation Discussion and Analysis

2017 Company Performance Goals and Results

The table below illustrates the weighting of each goal, the goals established and our actual performance for 2017. No amounts can be earned for below threshold performance for our financial metrics. For a more detailed description of our performance under each of the non-financial measures, please see the “Executive Summary” section above.

Deliver Results (60% weighting)		Weighted Score Achieved 68.2%
Financial Goals (60%) ($ In Millions)	Threshold	Target	Maximum	Weighting	Achieved
Revenues	$21,085	$22,525	$24,325	30%	$22,849 110.6%

Non-GAAP Net Income(1)	$8,000	$8,890	$9,955	30%	$9,246 116.8%

Progress Innovative Pipeline (25% weighting)	Weighted Score Achieved 34.7%
Goals	Results	Weighting	Achieved
Execute Key Clinical Studies and Regulatory Filings	• Executed key clinical studies for KYPROLIS, BLINCYTO, EVENITY, IMLYGIC®, omecamtiv mecarbil, AMG 301, and ABP 980 (biosimilar trastuzumab (Herceptin®)).	20%	123.0%

	• Completed regulatory filings for Repatha, XGEVA, BLINCYTO, EVENITY, Aimovig, Prolia, Parsabiv, ABP 980 and AMGEVITA (biosimilar adalimumab (HUMIRA®)).

Advance Early Pipeline	• Generated a total of 11 product teams (formed when a molecule has been judged to have the potential to be safe and effective in humans), a record number for our Company, initiated four first-in-human studies, and advanced AMG 301 through the early-to-late stage portal.	5%	201.7%
Deliver Annual Priorities (15% weighting)	Weighted Score Achieved 12.1%
Goals	Results	Weighting	Achieved
Execute Critical Launches and Long-Term Commercial Objectives	• Prolia—increased worldwide net sales.	10%	76.0%

•   Repatha—increased U.S. net sales, U.S. average annual total prescriptions (TRx) share, as well as E.U. average annual market share. While we increased net sales, we did not achieve our overall sales target.

	• KYPROLIS—increased U.S. and ex-U.S. net sales. While we increased net sales, we did not achieve our overall sales target.

	• We did not meet our launch timelines for Parsabiv and EVENITY.

Realize Functional Transformation Office Objectives	• We introduced a program to drive additional savings across the Company. For this program, we realized approximately $400 million in savings as a result of initiatives at both the Company level as well as activities within each function designed to transform approaches with specific savings targets established for each area.	5%	90.4%

2017 Company Performance Goals Composite Score	Achieved 115.0%

(1)	Non-GAAP net income for purposes of the 2017 Company performance goals of our annual cash incentive award program is reported and reconciled in Appendix B.

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Compensation Discussion and Analysis

2017 Annual Cash Incentive Awards

As shown in the table above, our performance against the 2017 Company performance goals yielded a composite score of 115% and the Compensation Committee awarded actual annual cash incentive awards under the EIP to our NEOs based on this composite score. No further discretion was employed.

Named Executive Officer	Target Opportunity (% of Base Salary)	Target 2017 Award($)	Actual 2017 Award($)(1)

Robert A. Bradway	150	2,333,077	2,683,000

Anthony C. Hooper	100	1,049,769	1,207,000

Sean E. Harper	100	970,308	1,116,000

David W. Meline	100	970,308	1,116,000

Jonathan P. Graham	80	745,785	858,000

(1)	Calculated in accordance with the 2017 Company performance goals composite score based on actual 2017 earnings.

2018 Company Performance Goals

In March 2018, the Compensation Committee established Company performance goal categories for 2018 performance as follows:

2018 Company Performance Goals
60%	Deliver Results
• Revenues (30%) • Non-GAAP Net Income (30%)
25%	Progress Innovative Pipeline
• Execute Key Clinical Studies and Regulatory Filings (20%) • Advance Early Pipeline (5%)
15%	Deliver Annual Priorities
• Execute Critical Launches and Long-Term Commercial Objectives (10%) • Achieve Transformation Objectives (5%)

In March 2018, the Compensation Committee reviewed the target incentive award opportunity for each NEO. Mr. Graham’s target annual cash incentive award opportunity was increased from 80% of base salary to 90% of base salary to align with the Market Median for his role. No changes were made to the target incentive award opportunity for any other NEO.

Base Salaries

Generally, in March of each year, the base salaries for the NEOs are set based, in part, upon the Compensation Committee’s review of the peer group data compared with the Market Median as previously described under “How Compensation Decisions Are Made For Our

Named Executive Officers—Peer Group Data Sources.” In addition, the Compensation Committee considers our performance, market conditions, retention and such other factors deemed relevant. Further, the Compensation Committee receives management’s, including our CEO’s, assessment of the performance of each of the other NEOs and recommendations regarding any base salary adjustments for them. The Compensation Committee uses our CEO’s evaluation of the performance of the NEOs that report to our CEO, the Compensation Committee’s own evaluation of our CEO’s performance, information with respect to each NEO’s experience and other qualifications, the Market Median and environmental conditions to determine each NEO’s base salary. No increase in base salary is automatic or guaranteed.

In March 2017, the Compensation Committee reviewed the market competitiveness of each NEO’s base salary based on Market Median data and such executive officer’s performance as well as the Company’s overall performance. Based on the data provided to the Compensation Committee, including recommendations of Cook & Co., an overall merit increase of 2% was recommended for our NEOs, adjusted to align with the Market Median for each position. The Compensation Committee approved a 2017 base salary increase of 2% for Mr. Bradway based on recommendations from Cook & Co., to raise his base salary nearer to the Market Median for his position, while managing his target total annual cash compensation to approximate the Market Median and continuing to retain the substantial majority of his compensation as “at risk” and performance-based, and generally consistent with the increase to other senior executives. Dr. Harper and Mr. Meline each received base salary increases of 2.5% to raise their base salaries nearer to the Market Median for their respective positions. Messrs. Hooper and Graham each received a base salary increase of 2% for 2017 consistent with the increase to other senior executives.

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Compensation Discussion and Analysis

2017 Base Salary Market Position

The 2017 base salaries and the Market Median position are shown in the table below:

Named Executive Officer	2016 Base Salary ($)	Increase (%)	2017 Base Salary ($)	2016 Market Median ($)	Difference vs. Market Median Over/(Under) (%)

Robert A. Bradway	1,530,000	2.0	1,560,000	1,588,000	(1.8)

Anthony C. Hooper	1,032,000	2.0	1,053,000	999,440	5.4

Sean E. Harper	950,000	2.5	974,000	1,004,107	(3.0)

David W. Meline	950,000	2.5	974,000	996,373	(2.2)

Jonathan P. Graham	917,000	2.0	935,000	876,479	6.7

2018 Base Salary Adjustments

In March 2018, the Compensation Committee reviewed the market competitiveness of each NEO’s base salary based on a review of market data and such executive officer’s performance, experience and other qualifications, as well as the Company’s overall performance. In light of the Company’s decision to provide no salary increases to its executive directors and officers (except in exceptional circumstances) to be consistent with the market for talent as well as with our continuing exercise of financial discipline, the Compensation Committee decided to provide no base salary increases to our NEOs.

Target Total Annual Cash Compensation

Target total annual cash is the sum of the NEO’s base salary and target annual cash incentive award. The Compensation Committee believes that reviewing our NEOs’ total target annual cash compensation as compared to the Market Median provides a useful check in making compensation decisions.

In March 2017, the Compensation Committee reviewed target total annual cash compensation for each NEO comparing it to the market data and historical target total annual cash compensation figures. Our prior year target annual cash compensation reviewed by the Compensation Committee was generally below the Market Median with the exception of the CEO, for the reasons previously discussed, and Mr. Graham as the Market Median for his position declined over the prior year. For more information regarding the determination of Market Median and the peer group data reviewed, see “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources” previously described.

Target Total Annual Cash Compensation

Target total annual cash compensation reviewed by the Compensation Committee in March 2017 prior to the compensation changes being made are shown in the table below:

Named Executive Officer	2016 Amgen Target Total Annual Cash ($)	2016 Market Median ($)	Difference vs. Market Median Over/(Under) (%)

Robert A. Bradway	3,825,000	3,750,000	2.0

Anthony C. Hooper	2,064,000	2,195,771	(6.0)

Sean E. Harper	1,900,000	1,965,625	(3.3)

David W. Meline	1,900,000	1,979,256	(4.0)

Jonathan P. Graham	1,650,600	1,546,353	6.7

58       ï 2018 Proxy Statement

Compensation Discussion and Analysis

Perquisites

Perquisites are limited in both type and monetary value. The Compensation Committee believes, however, that certain perquisites facilitate the efficient operation of our business, allowing our NEOs to better focus their time, attention and capabilities on our Company, permit them to be accessible to the business as required, alleviate safety and security concerns and assist us in recruiting and retaining key executives. The perquisites provided to our NEOs generally include an allowance for personal financial planning services, including tax preparation services (not to exceed $15,000 annually in aggregate), annual physical examinations, Company-paid moving and relocation expenses paid on behalf of newly-hired and current executives who agree to relocate to work on the Company’s behalf and, in limited instances, personal expenses when on business travel such as guests accompanying NEOs. Certain of our NEOs also have access to a Company car and driver and, subject to the approval of our CEO, the Company aircraft for personal use. Our CEO is encouraged to use our Company aircraft for all of his travel (business and personal) because the Compensation Committee believes that the value to us of making the aircraft available to our CEO, in terms of safety, security, accessibility and efficiency, is greater than the incremental cost that we incur. No tax gross-up reimbursements are provided to NEOs, except in connection with reimbursement of moving and relocation expenses consistent with our other staff members and our general relocation policy.

We believe that providing tax gross-up reimbursements on the applicable moving and relocation expenses paid on behalf of newly-hired and current executives who agree to relocate on the Company’s behalf is appropriate because it treats these executives in a similar manner as non-executives under our Company-wide policy which is designed to maximize allocation of our human resources in the best interest of the Company. It also assists in the attraction and retention of the executive talent necessary to compete successfully.

We provide limited home sale loss assistance for Senior Vice Presidents and above in connection with relocations that benefit the Company and are at the Company’s request, and in certain new hire situations. We do not provide tax gross-ups for assistance with loss on sale of a home. Our limited home sale loss assistance serves as an important tool in inducing senior management to fully commit to their new role and relocation.

Our Company-wide policy includes a repayment provision applicable to all staff members (including our NEOs) that requires a new staff member hired from outside the Company or staff members who accept an assignment and relocate, to repay us for moving and relocation expenses and home loss assistance incurred by us in the event that the staff member does not complete the move, resigns or is discharged for cause from the Company within two years of the employment start date or relocation date, as applicable (with a pro-rata refund in the second year).

Compensation Policies and Practices

Clawback Policy

We have a clawback policy that requires our Board to consider recapturing past cash or equity compensation payouts awarded to our executive officers, including our NEOs, if it is subsequently determined that the amounts of such compensation were determined based on financial results that are later restated and the executive officer’s misconduct caused or partially caused such restatement.

Recoupment Provisions

Our cash incentive award programs (EIP, GMIP and GPIP) expressly allow the Compensation Committee, or management, as appropriate, to consider employee misconduct that caused serious financial or reputational damage to the Company when determining whether an employee has earned an annual cash incentive award or the amount of any such award. This provision is not intended to limit any other action that the Company could take against an employee, including other disciplinary actions (up to termination), ordinary course performance considerations, disclosure of wrongdoing to the government and pursuit of any other legal claims against such employees.

Stock Ownership and Retention Guidelines

Our stock ownership guidelines require our executives to hold a meaningful amount of our Common Stock, promote a long-term perspective in managing the Company, further align the interests of our executives and stockholders and mitigate potential compensation-related risk. Since December 2015, our guidelines require that each officer who has not met their ownership requirements must retain shares of our Common Stock acquired through the vesting of RSUs, the payout of performance units, and the exercise of stock options awarded on or after December 15, 2015, net of shares retained by us to satisfy associated tax withholding requirements and exercise price amounts, until such officer has reached his or her required stock ownership level.

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Compensation Discussion and Analysis

Stock Ownership Guidelines Requirements

The stock ownership guidelines for 2017 were:

Position	Stock Ownership Requirement	Compliance
Chief Executive Officer(1)	6x base salary	✓
Executive Vice President	3x base salary	✓
Senior Vice President	2x base salary	✓
Vice President	1x base salary	✓

(1)

Mr. Bradway exceeded his ownership requirement and holds approximately 41 times his base salary, or seven times his stock ownership requirement as of October 20, 2017, the effective date of certifications.

The following holdings count towards satisfying these stock ownership requirements:

•	shares of our Common Stock beneficially held that are not subject to forfeiture restrictions;

•	shares of our Common Stock held through a 401(k) plan or other qualified pension or profit-sharing plan; and

•	shares purchasable with funds then allocated under our Employee Stock Purchase Plan.

Executives are generally given five years following their placement into their current job level to comply with these guidelines. Executives who are promoted to a status with a stock ownership level one level higher than the executive was previously required to satisfy, have three years to comply with the new ownership level if the executive has been subject to the stock ownership guidelines for five or more years. Once these ownership guidelines are met, executives are required to maintain such ownership until they change job levels or are no longer employed by the Company. As of October 20, 2017, the effective date of our executive certifications, all executive officers, including our NEOs, who were expected to meet such guidelines, were in compliance. Messrs. Meline and Graham commenced employment with our Company on July 21, 2014 and July 13, 2015 and have until 2019 and 2020, respectively, to meet their guidelines.

Insider Trading Policy and Practices

All staff members and our Board are prohibited from: (i) buying or selling our Common Stock while aware of any material nonpublic information; (ii) engaging in short sales with respect to our Common Stock; (iii) pledging or purchasing our Common Stock on margin; or (iv) entering into any derivative, hedging or similar transactions with respect to our Common Stock.

Policies for Grants of Long-Term Incentive Equity Awards

In accordance with our equity awards policy, our regular annual LTI equity award grants are typically approved at an in-person or telephonic meeting of the Compensation Committee (for grants of equity awards to executive management, including our NEOs) or the Equity Award Committee (for grants to all other staff members) with a grant date that is the third business day after the release of our next quarterly or annual earnings announcement after the date of determination by our Compensation Committee or Equity Award Committee, as applicable. In unusual circumstances, LTI equity awards may be approved by the Compensation Committee or Equity Award Committee by unanimous written consent. Our NEOs may also receive special equity awards as determined by the Compensation Committee as new hires or for recognition and retention, promotions or other purposes, but generally also only on the third business day after the release of our quarterly or annual earnings after the date of determination by our Compensation Committee.

Tally Sheets

The Compensation Committee annually reviews tally sheets for each NEO, setting forth all components of compensation, including compensation payable at termination, retirement or a change of control. These tally sheets summarize the number of shares and the value at a given price of the LTI equity awards held by each NEO, as well as each NEO’s individual cumulative account balances in our benefit plans. These tools are employed by the Compensation Committee as a useful check on total annual compensation and the cumulative impact of our long-term programs and are considered important to understand both the overall and longer-term impact of compensation decisions.

Based on its review of the tally sheets, the Compensation Committee may increase or decrease certain individual elements of compensation to align total compensation with peer group market data and to promote internal equity among our NEOs, other than our CEO. No material adjustments to total compensation for any of our NEOs were made as a result of the review of these tally sheets by the Compensation Committee in 2017.

Stockholder Outreach—Executive Compensation Website

We maintain a website accessible throughout the year at www.amgen.com/executivecompensation, which provides a link to our most recent proxy statement and invites our stockholders to fill out a survey to provide input and feedback to the Compensation Committee regarding our executive compensation policies and practices. All input from our stockholders is valuable and the Compensation Committee appreciates your time and effort in completing the survey.

60       ï 2018 Proxy Statement

Compensation Discussion and Analysis

Non-Direct Compensation and Payouts in Certain Circumstances

Change of Control Benefits and Offer Letter With Limited Severance Benefits

Our CEO and other NEOs are participants in our double-trigger Change of Control Severance Plan discussed below. In connection with new hires, we typically enter into offer letters detailing their initial compensation and requirements to pay back certain elements of compensation. To attract talented executives from outside the Company, our offer letters generally include severance terms that apply to terminations initiated by the Company and occur for reasons other than for “cause” within three years from the date of hire. These benefits are sometimes provided to officer-level candidates to provide an incentive for them to join us by reducing the risks associated with making such a job change. Other than the foregoing, our CEO and NEOs are not covered by contractual arrangements that provide for severance or other benefits in the event of termination.

Offer Letter—Mr. Graham

Mr. Graham commenced employment as our Senior Vice President, General Counsel and Secretary effective July 13, 2015. His offer letter contains severance protection terms that are payable only if Mr. Graham is terminated other than for cause that expire on July 13, 2018. For a qualifying termination that occurs before July 13, 2018, Mr. Graham would be entitled to a cash payment equal to a multiple of two times annual base salary plus target annual cash incentive award (currently 90% of his annual base salary) and up to 18 months of COBRA(1) medical and dental coverage paid by us.

Change of Control Benefits

Change of Control Severance Plan

In the event of a change of control and a qualifying termination, our Change of Control Severance Plan provides severance payments to 1,613 U.S. staff members (as of December 31, 2017), including each NEO. There are no tax gross-up payments provided under the plan. The plan is structured so that payments and benefits are provided only if there is both a change of control and a termination of employment, either by us other than for “cause” or “disability” or by the participant for “good reason” (as each is defined in the plan)—sometimes referred to as a “double-trigger”—because the intent of the plan is to provide appropriate severance benefits in the event of a termination following a change of control, rather than to provide a change of control bonus. The cash severance multiple for our CEO and all other NEOs is two times annual cash compensation. The payments and benefit levels under the Change of Control Severance Plan do not influence and were not influenced by other elements of compensation. The Change of Control Severance Plan was adopted, and is continued by the Compensation Committee:

•	To reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change of control;
•

To enable and encourage management to focus their attention on obtaining the best possible deal for our stockholders and making an independent evaluation of all possible transactions, without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits; and

•

To provide severance benefits to any participant who incurs a termination of employment under the circumstances described within a certain period following a change of control in recognition of their contributions to the Company.

Change of Control Treatment of Long-Term Incentive Equity Awards

Restricted Stock Units and Stock Options

All unvested RSUs and stock options have “double-trigger” acceleration of vesting that requires a qualifying termination in connection with a change of control. All RSUs and stock options vest in full only if the grantee’s employment is involuntarily terminated other than for “cause” or “disability,” or, in the case of staff members subject to the Change of Control Severance Plan, voluntarily terminated with “good reason,” in each case within two years following a change of control.

Performance Units

The Compensation Committee has maintained change of control features for each of the performance periods under our performance award programs to ensure that these programs reward participants for our performance until the successful closing of any change of control. In general, the performance units are earned based on a truncated performance period and our performance through any change of control (or target performance for the operating measures if the change in control occurs in the first year of a performance period). If the change of control occurs within the first six months of a performance period, the amount earned is pro-rated based on the number of months of the performance period prior to the change of control. In the event of a termination of employment due to death, disability or retirement, our performance units provide for potential earn-out at the end of the performance period based on actual results with the amount earned pro-rated based on the termination date. For additional information on the levels of payout, see “Potential Payments Upon Termination or Change of Control—Long-Term Incentive Equity Awards—Performance Units” in our Executive Compensation Tables.

Limited Retirement Benefits and Deferred Compensation Plan

Health, retirement and other benefits programs are generally available to our U.S.-based staff members, including our NEOs, and are typically targeted to align in value with our peer group. The primary survey used to make this comparison is the Aon Hewitt Benefit Index®, last updated as of April 2017, using a sample group of 14 companies, chosen so as

(1)	The Consolidated Omnibus Budget Reconciliation Act of 1985.

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Compensation Discussion and Analysis

to have the greatest representation from our peer group. The data generated from this survey is used by the Compensation Committee and management in evaluating the competitive positioning and program design of these health, retirement and other benefit programs.

Retirement and Savings Plan, Supplemental Retirement Plan and Nonqualified Deferred Compensation Plan

Our Retirement and Savings Plan, or 401(k) Plan, is available to U.S.-based staff members of the Company and participating subsidiaries. All 401(k) Plan participants are eligible to receive the same proportionate level of matching and core contributions from us.

We credit to our Supplemental Retirement Plan, or SRP, which is available to all 401(k) Plan participants, Company core and matching contributions on eligible compensation that cannot be made to the 401(k) Plan because they relate to compensation that is in excess of the maximum amount of recognizable compensation allowed under the Internal Revenue Code’s qualified plan rules. We also credit staff members in the SRP for lost 401(k) Plan Company match and core contributions resulting from making a deferral into the Nonqualified Deferred Compensation Plan, or NDCP. Earnings under the SRP are market-based—there are no “above market” or guaranteed rates of returns offered in this plan and this plan enables us to provide the same percentage of base salary and annual cash incentive award as a retirement contribution to U.S.-based staff members at all levels. SRP and NDCP participants can direct notional account investments using the 401(k) Plan investing structure (excluding self-direct brokerage and our Company stock) as well as a variety of target date funds. Unlike a traditional pension plan, which provides a lifetime annuity that replaces a significant portion of a participant’s final pay, retirement benefits from our 401(k) Plan and SRP are based on the investment return on the staff member’s own investment elections, with the participant bearing the investment risk. The NDCP offers all U.S.-based staff members (including Puerto Rico) at director level and above the opportunity to defer eligible base salary and annual cash incentive awards, up to maximum amounts typical at our peer group. We also have the discretion to make contributions to this plan, but we do not make such contributions on a regular basis. We believe that offering the NDCP is appropriate because it provides executives the opportunity to save for retirement in a tax-effective fashion that is not readily available without our sponsorship.

Health Savings Account and Retiree Medical Savings Account Plan for all U.S.-based Staff Members

Effective January 1, 2016, we offered a high deductible health plan, or HDHP, and a health savings account, or HSA, that is generally available to U.S.-based (excluding Puerto Rico) staff members. We also maintain a Retiree Medical Savings Account Plan available to U.S.-based (excluding Puerto Rico) staff members that allows all staff members to make after-tax deferrals to be used post-termination to reimburse them for eligible medical expenses. Under this plan, the Company credits all eligible staff members with an annual contribution ($1,000) and makes a matching contribution equal to 50% of a staff member’s deferrals (up to a match of $1,500 per year). Company credits can be accessed to reimburse eligible medical expenses of staff members who terminate having fulfilled the Company’s retirement criteria. The permissible uses of such credits were expanded to include COBRA, individual and health insurance exchange-related premiums. We do not offer a traditional Company-paid retiree medical plan to our NEOs or other U.S.-based staff members.

Taxes and Accounting Standards

Tax Deductibility Under Section 162(m) of the Internal Revenue Code

We maintain certain incentive compensation programs that are intended to provide for compensation that is tax deductible to us, but we recognize that the best interests of our stockholders may at times be better served by compensation arrangements that are not tax deductible. At the time the Compensation Committee made its 2017 compensation decisions, Section 162(m) placed a $1,000,000 limit on the amount of compensation that we may deduct for tax purposes for any year with respect to the executive who serves as our CEO at year-end, and any of our three other most highly compensated employees who serve as executive officers at year-end, other than our Chief Financial Officer. The $1,000,000 limit did not apply to performance-based compensation, as defined under Section 162(m). Our 2017 executive compensation program was designed with the intent to provide cash incentive compensation under our EIP, performance units under our performance award program and stock options under our equity incentive plan as qualifying performance-based compensation. Due to competitive or other factors, the Compensation Committee may decide in certain circumstances to exceed the deductibility limit under Section 162(m) or to otherwise pay non-deductible compensation. These circumstances have included the following:

•	To maintain a competitive base salary, the base salary provided to Messrs. Bradway and Hooper in 2017 exceeded the tax-deductible limit.

•

The use of RSUs as part (20%) of the annual LTI equity award mix for executives and officers is focused primarily on the attraction and retention of the talent needed to drive our long-term success. This compensation, however, is not performance-based compensation under Section 162(m). The fiscal impact for 2017 of the RSUs not being performance-based is approximately $2.3 million assuming the Company’s U.S. combined effective tax rate for 2017.

•

To attract highly qualified executives to join us and to promote their retention, we may offer other compensation elements that are not performance-based compensation under Section 162(m), such as retention bonuses or sign-on bonuses and moving and relocation, as part of their initial employment offers, and bonuses paid under our GMIP to executives who are hired past the eligibility date of our EIP.

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Compensation Discussion and Analysis

•

The 162(m) exception was repealed in the tax reform legislation signed into law on December 22, 2017 for taxable years beginning after December 31, 2017. It is uncertain whether compensation that the Compensation Committee originally intended to structure as performance-based compensation under Section 162(m) that is paid in 2018 or subsequent years will be deductible under transition rules. The Compensation Committee will continue to focus on performance-based compensation, though certain of the requirements of Section 162(m) will no longer be relevant, and thus will not be taken into consideration when setting future compensation.

Accounting Standards

Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, RSUs and performance units under our LTI equity award plans are accounted for under FASB ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our LTI equity award plans and programs. For example, the Compensation Committee modified our Employee Stock Purchase Plan to make it non-compensatory under the “safe harbor” provisions of the accounting rules and therefore we no longer recognize compensation expense under this plan. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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Executive Compensation Tables

Executive Compensation Tables

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to, or earned by each of our Named Executive Officers, or NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
				Performance Units and Restricted Stock Units	Stock Options	EIP/GMIP
Robert A. Bradway Chairman of the Board, Chief Executive Officer and President	2017 2016 2015	1,555,962 1,531,731 1,505,769	0 0 0	8,399,812 7,699,723 10,199,959	3,599,974 3,299,994 0	2,683,000 3,650,000 3,841,000	661,041 668,553 550,986	16,899,789 16,850,001 16,097,714
Anthony C. Hooper Executive Vice President, Global Commercial Operations	2017 2016 2015	1,050,173 1,031,788 1,005,653	0 0 0	2,799,937 2,799,874 3,499,865	1,199,973 1,199,995 0	1,207,000 1,639,000 1,649,000	295,467 294,528 260,211	6,552,550 6,965,185 6,414,729
Sean E. Harper Executive Vice President, Research and Development	2017 2016 2015	970,769 946,246 899,948	0 0 0	2,589,867 2,449,925 2,999,795	1,110,000 1,049,986 0	1,116,000 1,502,000 1,476,000	269,731 264,885 232,082	6,056,367 6,213,042 5,607,825
David W. Meline(6) Executive Vice President and Chief Financial Officer	2017 2016 2015	970,769 946,733 903,478	0 0 1,000,000	2,449,878 2,449,925 2,999,795	1,049,990 1,049,986 0	1,116,000 1,503,000 1,482,000	271,651 268,821 207,351	5,858,288 6,218,465 6,592,624
Jonathan P. Graham(7) Senior Vice President, General Counsel and Secretary	2017 2016 2015	932,577 916,789 424,464	0 1,000,000 1,427,203	1,749,939 1,609,898 8,599,985	749,997 689,990 0	858,000 1,165,000 151,797	231,695 1,038,668 2,179,852	4,522,208 6,420,345 12,783,301

(1)

Reflects base salary earned in each bi-weekly pay period (or portion thereof) during each fiscal year before pre-tax contributions and, therefore, includes compensation deferred under our qualified deferred compensation plan and nonqualified deferred compensation plan, or NDCP. Under payroll practices for salaried staff members of our U.S. entities, including our NEOs, base salary earned in a pay period is computed by dividing the annual base salary then in effect by 26, which is the number of full bi-weekly pay periods in a year.

(2)

For 2017, reflects the grant date fair values of performance units for the 2017-2019 performance period and restricted stock units, or RSUs, granted during 2017 determined in accordance with Accounting Standards Codification, or ASC, Topic 718 (see footnotes 6 and 7 to the “Grants of Plan-Based Awards” table for information on how these amounts were determined).

The number of units to be earned for the performance units granted during 2017 is based on certain operating performance measures, with the payout on such measures modified up or down by our total shareholder return, or TSR, relative to the TSRs of the companies in the Standard & Poor’s 500 Index, or S&P 500, all computed over the performance period. These operating performance measures are performance conditions, as defined under ASC 718. The values shown in this table and the “Grants of Plan-Based Awards” table are based on probable outcomes of these performance conditions.

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The table below shows the grant date fair values of these performance unit awards: (1) if the maximum is achieved with regard to all of the operating performance measures which would result in an earnout of 150% based on the operating performance measures with the TSR market condition at target, with no increase or decrease based on the market condition, and (2) if the maximum is achieved with regard to all of the operating performance measures and maximum performance occurs under the TSR market condition which results in an additional 50% earnout, for total earned payout of 200% of performance units granted.

Fair Value of Performance Units for the 2017-2019 Performance Period
Name	Based on the Maximum Performance Regarding the 2017-2019 Operating Performance Measures	Based on the Maximum Performance Regarding the Operating Performance Measures and Maximum Payout for the TSR Modifier
Robert A. Bradway	$8,999,665	$11,999,673
Anthony C. Hooper	2,999,829	3,999,891
Sean E. Harper	2,774,810	3,699,747
David W. Meline	2,624,738	3,499,770
Jonathan P. Graham	1,874,915	2,499,887

(3)

For 2017, reflects the grant date fair values of non-qualified stock options granted during 2017 determined in accordance with ASC 718 (see footnote 8 to the “Grants of Plan-Based Awards” table for information on how these amounts were determined).

(4)

Reflects amounts that were earned under our Executive Incentive Plan, or EIP, for 2017 performance which were determined and paid in March 2018. For a description of our EIP, see “Elements of Compensation and Specific Compensation Decisions—Annual Cash Incentive Awards” in our Compensation Discussion and Analysis.

(5)	See the subsection “All Other Compensation—Perquisites and Other Compensation” immediately following these footnotes.
(6)

The amount shown for Mr. Meline in the bonus column for 2015 is the second of two installments paid to him as a sign-on bonus to replace the value of Mr. Meline’s pro-rata 2014 bonus with his former employer which was forfeited upon leaving his position to work at our Company.

(7)

Mr. Graham was hired to serve as Senior Vice President, General Counsel and Secretary effective July 13, 2015. This table reflects his compensation earned beginning on that date. The amount shown in the bonus column for 2016 is the second of two installments due to Mr. Graham as a sign-on bonus to replace the pro-rata value of Mr. Graham’s 2015 bonus at his previous employer, which was forfeited upon his leaving, and to induce Mr. Graham to accept the Company’s offer of employment. The amount shown in the bonus column for 2015 includes: (i) the first of two $1,000,000 installments due Mr. Graham as a sign-on bonus and (ii) $427,203 which is a portion of the bonus paid under the Global Management Incentive Plan, or GMIP, to Mr. Graham that was guaranteed in his offer letter.

All Other Compensation—Perquisites and Other Compensation

Perquisites. The amounts reported reflect the aggregate incremental cost of perquisites and other personal benefits provided to our NEOs and are included in the “All Other Compensation” column of the “Summary Compensation Table.” The following table sets forth the perquisites provided to our NEOs in 2017.

	Personal Use of Company Aircraft(1)	Personal Use of Company Car and Driver(2)	Personal Financial Planning Services	Other(3)
Name	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Total($)
Robert A. Bradway	111,098	3,866	15,000	10,539	140,503
Anthony C. Hooper	805	1,455	15,000	9,330	26,590
Sean E. Harper	0	0	15,000	7,500	22,500
David W. Meline	90	2,388	15,000	6,842	24,320
Jonathan P. Graham	90	40	15,000	6,842	21,972

(1)

The aggregate incremental cost of use of our aircraft for personal travel by our NEOs is allocated entirely to the highest ranking NEO present on the flight (except for on-board catering costs which are allocated to each NEO present). If each NEO present on the flight is the same level, the aggregate incremental costs of use of our aircraft for personal travel is allocated to each NEO present. The aggregate incremental cost for personal use of our aircraft is calculated based on our variable operating costs, which include the cost of crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, fuel, trip specific maintenance and other smaller variable costs. In determining the incremental cost relating to fuel and trip-related maintenance, we applied our actual average costs. We believe that the use of this methodology for 2017 is a reasonably accurate method for calculating fuel and trip-related maintenance costs. Because our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, our aircraft purchase costs and the cost of maintenance not related to trips.

(2)

The aggregate incremental cost for personal use of the car and driver provided by us is determined as the sum of the cost of fuel, driver overtime costs allocable to personal usage and maintenance costs for the total number of personal miles driven. Personal miles include travel to and from work from home. As the cars are used primarily for business travel, fixed costs that would be incurred by us to operate the company cars for business use such as car lease costs and driver salaries are not included.

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Executive Compensation Tables

(3)

Other expenses include Company contributions to non-profit charities designated by the executive in the amount of $7,488 for Messrs. Bradway and Hooper and $7,500 for Dr. Harper and $5,000 for Messrs. Meline and Graham. Other expenses also include the cost of executive physicals, expenses related to guests accompanying the NEOs on business travel and personal expenses on business travel.

Other Compensation. The following table sets forth compensation for our NEOs in 2017 incurred in connection with our 401(k) Retirement and Savings Plan, or 401(k) Plan, and our Supplemental Retirement Plan, or SRP. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table.” See “Nonqualified Deferred Compensation” below for a description of these plans.

Name	Company Contributions to 401(k) Retirement and Savings Plan($)	Company Credits to Supplemental Retirement Plan($)	Total($)
Robert A. Bradway	27,000	493,538	520,538
Anthony C. Hooper	27,000	241,877	268,877
Sean E. Harper	27,000	220,231	247,231
David W. Meline	27,000	220,331	247,331
Jonathan P. Graham	27,000	182,723	209,723

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2017. All of our equity based awards were granted under the Amgen Inc. 2009 Equity Incentive Plan, as amended.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of units)(3)			All Other Stock Awards: Number of Shares of Stock or Units(#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
Name	Grant Date	Approval Date(1)	Threshold	Target	Maximum	Threshold	Target	Maximum
			EIP			Performance Units			RSUs	Stock Options
Robert A. Bradway	3/7/17	3/7/17	(2)	(2)	11,702,500
	5/1/17	3/7/17				(3)	33,543	67,086				5,999,836	(6)
	5/1/17	3/7/17							14,760			2,399,976	(7)
	5/1/17	3/7/17								130,718	162.60	3,599,974	(8)
Anthony C. Hooper	3/7/17	3/7/17	(2)	(2)	7,021,500
	5/1/17	3/7/17				(3)	11,181	22,362				1,999,945	(6)
	5/1/17	3/7/17							4,920			799,992	(7)
	5/1/17	3/7/17								43,572	162.60	1,199,973	(8)
Sean E. Harper	3/7/17	3/7/17	(2)	(2)	7,021,500
	5/1/17	3/7/17				(3)	10,342	20,684				1,849,874	(6)
	5/1/17	3/7/17							4,551			739,993	(7)
	5/1/17	3/7/17								40,305	162.60	1,110,000	(8)
David W. Meline	3/7/17	3/7/17	(2)	(2)	7,021,500
	5/1/17	3/7/17				(3)	9,783	19,566				1,749,885	(6)
	5/1/17	3/7/17							4,305			699,993	(7)
	5/1/17	3/7/17								38,126	162.60	1,049,990	(8)
Jonathan P. Graham	3/7/17	3/7/17	(2)	(2)	4,681,000
	5/1/17	3/7/17				(3)	6,988	13,976				1,249,944	(6)
	5/1/17	3/7/17							3,075			499,995	(7)
	5/1/17	3/7/17								27,233	162.60	749,997	(8)

(1)	Reflects the date on which the grants were approved by the Compensation and Management Development Committee, or Compensation Committee.
(2)

Represents awards to our NEOs made under our EIP. For our EIP participants, the “maximum” amounts shown in the table above reflect the largest possible payments under our EIP for the 2017 performance period, based on our non-Generally Accepted Accounting Principles, or non-GAAP, net income, as defined for the EIP. There are no thresholds or targets under the EIP. The EIP provides that the Compensation Committee may use “negative discretion” to award any amount that does not exceed the

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Executive Compensation Tables

maximum. Consistent with its practice since the EIP was approved by our stockholders, the Compensation Committee employed the pre-established Company performance goals, as illustrated in the table below, in determining the actual amounts awarded under the EIP in 2017. Our 2017 Company performance goals were financial and operating performance goals weighted as follows: (1) Deliver Results (60%) – 30% Revenues and 30% Non-GAAP Net Income); (2) Progress Innovative Pipeline (25%); and (3) Deliver Annual Priorities (15%). Threshold goals of 50% of target performance have been established only for the financial metrics and no amounts can be earned for below threshold performance under each of the financial metrics. There are no threshold goals for the non-financial metrics. These non-financial metrics are often expressed in milestones or are more subjective in nature than are the financial metrics. If only one of the minor non-financial goals is accomplished, the payout percentage would be very small (less than 1% of a target annual cash incentive award) and, as such, no threshold amount is shown in the table below. The 2017 Company performance goals derived target and maximum payout levels, which are based on a multiple of salary, are shown in the table below. Maximum performance under all of the performance metrics results in 225% of target being earned. The actual amounts awarded under our Company performance goals are based on achievement of 115% performance against target after weighting and are reported as “Non-Equity Incentive Plan Compensation” in our “Summary Compensation Table” and are shown in the table below. For a description of our pre-established Company performance goals and the use of the GMIP in the Compensation Committee’s exercise of negative discretion see “Elements of Compensation and Specific Compensation Decisions—Annual Cash Incentive Awards” in our Compensation Discussion and Analysis.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)			Non-Equity Incentive Plan Compensation($)
Name	Threshold	Target	Maximum	Actual
Robert A. Bradway	—	2,333,077	5,249,423	2,683,000
Anthony C. Hooper	—	1,049,769	2,361,980	1,207,000
Sean E. Harper	—	970,308	2,183,193	1,116,000
David W. Meline	—	970,308	2,183,193	1,116,000
Jonathan P. Graham	—	745,785	1,678,016	858,000

(3)

Reflects estimated payouts regarding performance units granted during 2017 for the 2017-2019 performance period for NEOs. The number of units granted (which equals the target number of units of the award) will be multiplied by a payout percentage, which can range from 0% to 200%, to determine the number of units earned by the participant at the end of the performance period. Shares of our Common Stock will be issued on a one-for-one basis for each performance unit earned.

The payout percentage for the 2017-2019 performance period performance is earned based on three operating measures, with the total of such operating measures ranging from 50% to 150%, which is then modified up or down by up to 50 percentage points based on our relative TSR performance ranking. The operating measures are: (1) non-GAAP earnings per share; (2) non-GAAP operating margin; and (3) a combined performance measure composed of non-GAAP operating expense for 2017 and 2018 and non-GAAP return on invested capital for 2019. Each of the operating measures are measured against pre-established targets for every year in the 2017-2019 performance period, which runs from January 1, 2017 through December 31, 2019. All targets are set at the commencement of the three-year performance period. At the end of the performance period, the final annual operating performance percentages for all three years are averaged to determine the score for each operating measure, and each operating measure is weighted equally (one-third per measure) to determine the total operating measures percentage. The TSR modifier is based on how the TSR of our Common Stock ranks relative to the TSRs of the companies that are listed in the S&P 500, as defined (the Reference Group), over the period from the date of grant of May 1, 2017 through the end of the performance period. If the rank of the TSR of our Common Stock exceeds the 75th percentile or is less than the 25th percentile, the TSR modifier increases or decreases the payout by 50 percentage points, respectively. If the TSR of our Common Stock is at the 50th percentile, the TSR modifier is zero. Linear interpolation is used to determine the TSR modifier if the rank of the TSR of our Common Stock falls between these percentiles. The performance units accrue dividend equivalents deemed reinvested in shares and that are payable in shares only to the extent and when the underlying performance units are earned. For more information, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis.

(4)

Reflects the RSUs granted during 2017 to our NEOs. RSUs accrue dividend equivalents that are deemed reinvested in shares and payable only to the extent and when the underlying RSUs vest and are issued to the recipient.

(5)	Reflects the 2017 annual grant of non-qualified stock options to our NEOs.
(6)

Reflects the grant date fair values of performance units granted during 2017 for the 2017-2019 performance period determined in accordance with ASC 718 based on the number of performance units granted multiplied by: (i) 100% which is the operating measures percentage earnout based on the probable outcomes of financial performance measures over the three-year performance period as of the grant date for non-GAAP earnings per share, non-GAAP operating expense and the combined performance measure of non-GAAP operating margin and non-GAAP return on invested capital and (ii) the grant date fair value per unit of $178.87, which reflects the impact of the TSR modifier, of $16.27 per share, which is a market condition. The grant date fair value per unit was calculated using a payout simulation model with the following key assumptions: risk-free interest rate of 1.4%; volatility of the price of our Common Stock of 25.9%; the closing price of our Common Stock on the grant date of $162.60 per share; volatilities of the prices of the stocks of the Reference Group and the correlations of returns of our Common Stock and the stocks of the Reference Group to simulate TSRs and their resulting impact on the payout percentages based on the contractual terms of the performance units.

(7)

Reflects the grant date fair values of RSUs granted during 2017 determined in accordance with ASC 718 based on the number of RSUs granted multiplied by the grant date fair values per unit of $162.60. Because these RSUs accrue dividend equivalents during the vesting period, the grant date fair value per unit equals the closing price of our Common Stock on the grant date.

(8)

Reflects the grant date fair values of stock options granted during 2017 determined in accordance with ASC 718 based on the number of options granted multiplied by the grant date fair value per option of $27.54. The grant date fair value of an option was determined using a Black-Scholes option valuation model with the following key assumptions: risk-free interest rate of 2.1%; expected life of 5.8 years; expected volatility of the price of our Common Stock of 22.7%; expected dividend yield of 2.8%; and the exercise price of $162.60.

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Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2017 granted to each of our NEOs.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Option)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
	Stock Options(1)				Restricted Stock Units and Dividend Equivalents		Performance Units and Dividend Equivalents
Robert A. Bradway	0	130,718	162.60	5/1/27	45,070	7,837,673
	0	119,782	156.35	5/3/26			68,436	(4)	11,901,020
	73,500	0	54.69	4/25/21			33,750	(5)	5,869,125
	127,000	0	58.43	4/26/20			48,212	(6)	8,384,067
Anthony C. Hooper	0	43,572	162.60	5/1/27	15,563	2,706,406	22,812	(4)	3,967,007
	0	43,557	156.35	5/3/26			12,273	(5)	2,134,275
							16,542	(6)	2,876,654
Sean E. Harper	0	40,305	162.60	5/1/27	14,043	2,442,078	21,100	(4)	3,669,290
	0	38,112	156.35	5/3/26			10,738	(5)	1,867,338
	21,000	0	54.69	4/25/21			14,179	(6)	2,465,728
	16,000	0	58.43	4/26/20
David W. Meline	0	38,126	162.60	5/1/27	26,592	4,624,349	19,959	(4)	3,470,870
	0	38,112	156.35	5/3/26			10,738	(5)	1,867,338
							14,179	(6)	2,465,728
Jonathan P. Graham	0	27,233	162.60	5/1/27	32,403	5,634,882	14,257	(4)	2,479,292
	0	25,045	156.35	5/3/26			7,056	(5)	1,227,038

(1)	Stock options expire on the tenth anniversary of their grant date. No stock options were granted to NEOs during 2012 through 2015.
(2)

The following table shows the vesting of RSUs and related accrued dividend equivalents (rounded down to the nearest whole number of units) outstanding as of December 31, 2017. RSUs accrue dividends that are deemed reinvested in shares and payable only when and to the extent the underlying RSUs vest and are issued to the participant.

	Granted on
Name	May 1, 2017(a)	May 3 2016(a)	August 4, 2015(b)	January 30, 2015(c)	August 1, 2014(d)	January 31, 2014(e)
Robert A. Bradway	15,057	14,726	0	9,653	0	5,634
Anthony C. Hooper	5,019	5,354	0	3,312	0	1,878
Sean E. Harper	4,642	4,685	0	2,838	0	1,878
David W. Meline	4,391	4,685	0	2,838	14,678	0
Jonathan P. Graham	3,136	3,079	26,188	0	0	0

(a)	Scheduled to vest at a rate of approximately 33%, 33% and 34% on the second, third and fourth anniversaries of the grant date, respectively.
(b)	Scheduled to vest in approximately equal installments on each of the third and fourth anniversaries of the grant date.
(c)	Approximately half vested on January 30, 2018, and the remainder are scheduled to vest on the fourth anniversary of the grant date.
(d)	Scheduled to vest on the fourth anniversary of the grant date.
(e)	All units vested on January 31, 2018.
(3)

The market values of RSUs and performance units (and related dividend equivalents) were calculated by multiplying the number of RSUs outstanding or the number of performance units (as determined in accordance with Securities and Exchange Commission, or SEC, rules and footnotes 4 through 6 below), as applicable, by the closing price of our Common Stock on December 29, 2017 ($173.90).

(4)

Reflects the sum of the number of performance units granted for the 2017–2019 performance period (January 1, 2017 to December 31, 2019) and the related dividend equivalents accrued through December 31, 2017 multiplied by the maximum payout percentage of 200%. As required by SEC rules, the maximum payout percentage is disclosed in the table since the estimated payout percentage as of December 31, 2017, based on the sum of: (1) the estimated outcomes of our operating measures to be achieved, and (2) the TSR modifier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 1, 2017 grant date to December 31, 2017, exceeds the target payout of 100% of the units granted. The number of dividend equivalents multiplied by the 200% payout percentage (rounded down to the nearest whole number of units) included in the table above are as follows: 1,350 units for Mr. Bradway; 450 units for Mr. Hooper; 416 units for Dr. Harper; 393 units for Mr. Meline; and 281 units for Mr. Graham. Dividend equivalents are only paid when and to the extent the underlying performance units are earned.

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(5)

Reflects the sum of the number of performance units granted for the 2016–2018 performance period (January 1, 2016 to December 31, 2018) and the related dividend equivalents accrued through December 31, 2017 multiplied by the target payout percentage of 100%. As required by SEC rules, the target payout percentage is disclosed in the table since the estimated payout percentage as of December 31, 2017, based on the sum of: (1) the estimated outcomes of our operating measures to be achieved, and (2) the TSR modifier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 3, 2016 grant date to December 31, 2017, is less than the target payout of 100% of the units granted. The number of dividend equivalents multiplied by the 100% payout percentage (rounded down to the nearest whole number of units) included in the table above are as follows: 1,504 units for Mr. Bradway; 547 units for Mr. Hooper; 478 units for Dr. Harper and Mr. Meline; and 314 units for Mr. Graham. Dividend equivalents are only paid when and to the extent the underlying performance units are earned.

(6)

Reflects the number of performance units granted for the 2015-2017 performance period (January 30, 2015 to January 30, 2018) and related dividend equivalents accrued through December 31, 2017 multiplied by the payout percentage of 87.6%, which is the relative TSR percentage multiplier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the January 30, 2015 grant date to December 31, 2017. The number of dividend equivalents multiplied by the 87.6% payout percentage noted above (rounded down to the nearest whole number of units) included in the table above are as follows: 3,379 units for Mr. Bradway; 1,159 units for Mr. Hooper; and 993 units for Dr. Harper and Mr. Meline. The performance period for these performance units ended on January 30, 2018, and resulted in 93.4% of the units being earned. Since these performance units were earned in 2018, they will be reflected in the Option Exercise and Stock Vested table in next year’s proxy statement.

The estimated payouts of the performance units described above are disclosed in the limited context of our executive compensation program and should not be understood to be statements of our expectations of our stock price or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Option Exercises and Stock Vested

The following table summarizes the vesting of RSUs and the payment of 2014-2016 performance units (and related dividend equivalents, as applicable) for each of our NEOs during the year ended December 31, 2017. The RSUs and performance units vested and converted to one share of our Common Stock for each vested RSU and performance unit. The 2014-2016 performance units had a performance period from January 31, 2014 through January 31, 2017 and became payable as shares upon certification by our Compensation Committee in March 2017.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert A. Bradway	0	0	86,584	14,212,621
Anthony C. Hooper	0	0	29,366	4,817,129
Sean E. Harper	0	0	29,139	4,781,433
David W. Meline	0	0	15,850	2,742,555
Jonathan P. Graham	0	0	12,926	2,251,605

(1)	None of our NEOs exercised stock options during 2017.
(2)

The value shown is the closing price of a share of our Common Stock on the business days immediately prior to the vesting dates of RSUs and to the payment date for the performance units, as applicable, multiplied by the number of units vested/paid, including cash received in lieu of fractional dividend equivalents.

Nonqualified Deferred Compensation

The following table sets forth summary information regarding aggregate contributions to and account balances under our SRP and NDCP for and as of the year ended December 31, 2017. There were no withdrawals by any of the NEOs in 2017.

Name	2017 Employee Contributions ($)(1)	2017 Company Contributions ($)(2)	2017 Earnings (Losses) ($)(3)	Balance as of 12/31/17 ($)(4)
Robert A. Bradway	0	493,538	1,082,707	12,433,496
Anthony C. Hooper	111,008	241,877	179,864	1,821,560
Sean E. Harper	0	220,231	363,960	3,278,167
David W. Meline	243,677	220,331	737,154	5,687,018
Jonathan P. Graham	0	182,723	413,509	2,801,102

(1)

Reflects the portions of the annual cash incentive awards deferred and contributed to the NDCP in the amount of $10,000 and $150,300 by Messrs. Hooper and Meline, respectively, that were included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in 2016, the year they were earned. Also

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reflects the portions of base salaries deferred and contributed to the NDCP in the amount of $101,008 and $93,377 by Messrs. Hooper and Meline, respectively, that are included in the “Salary” column of the “Summary Compensation Table” in 2017, the year they were earned.

(2)	Reflects credits to the SRP which are included in the “All Other Compensation” column of the “Summary Compensation Table.”
(3)	Reflects earnings (losses) in the NDCP and SRP for 2017.
(4)

Reflects balances in the NDCP and SRP on December 31, 2017. All amounts are vested, except amounts with respect to: (i) $1,087,082 for Mr. Meline and $1,437,967 for Mr. Graham related to Company contributions in their NDCP accounts and related earnings and losses and (ii) $355,012 for Mr. Graham of his SRP account balance. These balances include the following aggregate amounts that are reported as compensation in this proxy statement in the “Summary Compensation Table” in 2017, 2016 and 2015: $1,995,796 for Mr. Bradway; $853,494 for Mr. Hooper; $620,706 for Dr. Harper; $2,504,072 for Mr. Meline; and $2,357,639 for Mr. Graham.

General Provisions of the Supplemental Retirement Plan and Nonqualified Deferred Compensation Plan

The SRP is designed to provide a “make-whole” benefit to 401(k) Plan participants who have eligible compensation in excess of the Internal Revenue Code’s qualified plan compensation limit. The Company credits to the SRP a 10% contribution on such compensation to represent the equivalent percentage of Company contributions that would have been made to the 401(k) Plan if the compensation had been eligible for deferral into the 401(k) Plan. For the same reason, the Company also credits to the SRP a 10% contribution on amounts deferred into the NDCP. No “above market” crediting rates are offered under the SRP and employee contributions are not permitted.

The SRP and the NDCP are unfunded plans for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Deferred amounts are our general unsecured obligations and are subject to our on-going financial solvency. We have established a grantor trust (a so-called “rabbi” trust) for the purpose of accumulating funds to assist us in satisfying our obligations under the NDCP. Earnings on amounts contributed to our SRP and NDCP, like our 401(k) Plan, are based on participant selections among the investment options selected by a committee of our executives. This committee has the sole discretion to discontinue, substitute or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. Unlike our 401(k) Plan, we do not offer the opportunity to invest through a brokerage window or in our Common Stock under our NDCP or SRP. The investment options in the NDCP and the SRP also differ in that they include six portfolios based on different target retirement dates, referred to as “Target Retirement Portfolios,” that have been created for use as default investment options. The investment options during 2017 are described in the subsection “Investment Options Under the Supplemental Retirement Plan and Nonqualified Deferred Compensation Plan” below. Invested credits can be transferred among available plan investment options on any business day and effective at the close of business on that day (subject to the time of the request and the market being open).

Retirement and Savings Plan and Supplemental Retirement Plan

Our 401(k) Plan is a qualified plan that is available to regular U.S.-based staff members of the Company and participating subsidiaries. All 401(k) Plan participants, including our NEOs, are eligible to receive the same proportionate level of matching and nonelective or “core” contributions from us. Company contributions on eligible compensation earned above the Internal Revenue Code qualified plan compensation limit and on amounts that were deferred to the NDCP are credited to our SRP, a nonqualified plan that is available to all 401(k) Plan eligible staff members.

Contributions. We make a core contribution of 5% of eligible compensation to all regular U.S.-based staff members under the 401(k) Plan, regardless of whether the staff members elect to defer any of their compensation to the 401(k) Plan. In addition, under the 401(k) Plan, participants are eligible to receive matching contributions of up to 5% of their eligible compensation that they contribute to the 401(k) Plan. Under our SRP, we credit 10% of each participant’s eligible compensation in excess of the maximum recognizable compensation limit for qualified plans, which equals the combined percentage of our core contributions and maximum matching contributions under our 401(k) Plan. We also credit 10% of each participant’s compensation that is not eligible for deferral into our 401(k) Plan because the participant deferred it to the NDCP.

Distributions. Participants receive distributions from the SRP following their termination of employment. Distributions for most participants are made in a lump sum payment in the first or second year following termination of employment, or, for balances in excess of a de minimis amount, in installments that commence in the year following termination. For our NEOs, Section 409A of the Internal Revenue Code generally requires that their distributions may not occur earlier than six months following our NEO’s termination of employment.

Vesting. Participants in the 401(k) Plan are immediately vested in participant and Company contributions and related earnings and losses on such amounts. Participants in the SRP are immediately vested in contributions that are made with respect to amounts the participants deferred under the NDCP and related earnings and losses on such amounts, and are fully vested in the remainder of their accounts upon the earlier of: (i) three continuous years of their service to us; (ii) termination of their employment on or after their normal retirement date (as defined in the 401(k) Plan); (iii) their disability (as defined in the 401(k) Plan); (iv) their death; or (v) a change of control and termination of their employment as described below in “Potential Payments Upon Termination or Change of Control—Change of Control Severance Plan.”

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Nonqualified Deferred Compensation Plan

Our NDCP allows participants to defer receipt of a portion of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. Members of our Board of Directors, or Board, and our U.S.- and Puerto Rico-based staff members at the director level or above, who include our NEOs, are eligible to participate in this plan. Our NEOs may participate in this plan on the same basis as the other participants in the plan.

Contributions. Participants who are staff members may elect to defer up to a maximum of 50% of their eligible base salary, up to a maximum of 100% of their annual cash incentive award and up to 100% of sales commissions. Non-employee members of our Board may defer all or a portion of their fees, including retainers and meeting fees. In addition, we may, in our sole discretion, contribute additional amounts to any participant’s account at any time, such as contributing sign-on bonuses to the accounts of newly-hired staff members or for retention purposes.

Distributions. Participants may elect to receive distributions as a lump sum or, for balances in excess of a de minimis amount, in annual installments for up to ten years. For most participants, distributions commence in the first or second year following the participant’s termination of employment. For our NEOs, Section 409A of the Internal Revenue Code generally requires that distributions may not occur earlier than six months following our NEO’s termination of employment.

Participants may also elect to receive an in-service distribution of an elective deferral (called a short-term deferral) that is paid no earlier than three full years after the end of the plan year in which the deferral was made. Participants may also petition for a distribution due to an unforeseeable financial hardship.

Vesting. Participants are at all times 100% vested in the amounts that they elect to defer and related earnings and losses on such amounts. As part of his initial hire package, and to replace the forfeiture of certain pension benefits at his former employer, we contributed $1,600,000 to Mr. Meline’s NDCP account. This contribution and related earnings and losses thereon vest at the rate of 12.5% per year from 2015 through 2022 as long as Mr. Meline remains continuously employed by us, which vesting accelerates upon a change of control consistent with the terms of the NDCP. As part of his initial hire package and to replace forfeiture of certain benefits at his former employer and to induce Mr. Graham to accept the Company’s offer of employment, Mr. Graham was provided with a contribution to his NDCP account of $2,000,000. This contribution and related earnings and losses thereon vest at the rate of 20% per year from 2016 through 2020 as long as Mr. Graham remains actively and continuously employed by us, which vesting accelerates upon death, disability, termination of employment not for cause or a change of control consistent with the terms of the NDCP.

Investment Options Under the Supplemental Retirement Plan and Nonqualified Deferred Compensation Plan

The investment options under the SRP and the NDCP and their annual rates of return for 2017 are contained in the tables below. The 401(k) Plan offers the same investment options as the SRP and the NDCP except: (i) the 401(k) Plan also allows investments in our Common Stock and offers a brokerage window and (ii) the 401(k) Plan does not offer the six portfolios based on different target retirement dates, referred to as “Target Retirement Portfolios” below.

The Target Retirement Portfolios are designed to provide an all-in-one investment option for creating a diversified portfolio. Each portfolio is an asset allocation strategy built around a combination of investments from the plan’s investment options (provided below) and is adjusted over time to gradually become more conservative as the target maturity date of the portfolio approaches. We retain the right to change, at our discretion, the available investment options.

Name of Investment Option	Rate of Return for 2017	Name of Investment Option	Rate of Return for 2017
Amgen Target Retirement Portfolio Income	11.17%	Large Cap Value	17.79%
Amgen Target Retirement Portfolio 2010	11.30%	Large Cap Index	21.81%
Amgen Target Retirement Portfolio 2020	12.99%	Large Cap Growth	31.12%
Amgen Target Retirement Portfolio 2030	16.14%	Small-Mid Cap Value	8.35%
Amgen Target Retirement Portfolio 2040	20.76%	Small-Mid Cap Index	17.94%
Amgen Target Retirement Portfolio 2050	22.20%	Small-Mid Cap Growth	27.19%
Capital Preservation	1.83%	International Value	22.88%
Fixed Income Index	3.46%	International Index	27.14%
Fixed Income	3.52%	International Growth	29.37%
High Yield	7.47%	Emerging Markets	33.07%
Inflation-Protection	3.02%	REIT Index	5.20%

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Potential Payments Upon Termination or Change of Control

Change of Control Severance Plan

Our Amended and Restated Change of Control Severance Plan, or Change of Control Severance Plan, provides a lump sum payment and certain other benefits for each participant in the plan who separates from employment with us in connection with a change of control. Our Compensation Committee periodically reviews the terms of the Change of Control Severance Plan, which was originally adopted in 1998, to ensure it is aligned with current governance best practices.

If a change of control occurs and a participant’s employment is terminated by us other than for cause or disability or by the participant for good reason within two years after the change of control, a participant under the Change of Control Severance Plan would be entitled to:

•	a lump sum cash payment in an amount equal to:

-	the product of:

•	a benefits multiple of one or two based on the participant’s position (each of our NEOs has a benefits multiple of two); and

•

the sum of (i) the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the change of control, plus (ii) the participant’s targeted annual cash incentive award for the year in which the termination occurs;

•

if, as a result of the participant’s termination of employment, the participant becomes entitled to, and timely elects to continue, healthcare (including any applicable vision benefits) and/or dental coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, Company-paid group health and dental insurance continuation coverage for the participant and his or her dependents under COBRA until the earlier of (i) the expiration of a participant’s eligibility for coverage under COBRA or (ii) the expiration of the 18-month period immediately following the participant’s termination (whichever occurs earlier);

•	fully-vested benefits accrued under our 401(k) Plan and our SRP;

•

either a lump-sum cash payment or a contribution to our SRP, as determined by us in our sole discretion, in an amount equal to the sum of (1) the product of $2,500 and the participant’s benefits multiple and (2) the product of (x) 10%, (y) the sum of (i) the participant’s annual base salary as in effect immediately prior to the participant’s termination or, if higher, as in effect immediately prior to the change of control, plus (ii) the participant’s targeted annual cash incentive award for the year in which the termination occurs (which equals the participant’s annual base salary multiplied by the participant’s target annual cash incentive award percentage, each as in effect immediately prior to the termination or, if higher, as in effect immediately prior to the change of control) and (z) the benefits multiple; and

•

indemnification and, if applicable, directors’ and officers’ liability insurance provided by us for four years following the participant’s termination (each of our NEOs would receive such liability insurance benefits, which would result in no additional cost to us).

No tax gross-up payments are provided under the Change of Control Severance Plan. If all payments or benefits received under the Change of Control Severance Plan or any other plan, arrangement or agreement would cause the participant to be subject to excise tax, then the payments will be reduced to the extent necessary to avoid the excise tax, provided that the reduced payments, net of federal, state and local income taxes, are greater than the payments without such reduction, net of federal, state and local income taxes and excise tax.

The plan provides that the benefits described above would be provided in lieu of any other severance benefits that may be payable by us (other than accrued vacation and similar benefits otherwise payable to all staff members upon a termination). The plan also provides that the benefits described above may be forfeited if the participant discloses our confidential information or solicits or offers employment to any of our staff members during a period of years equal to the participant’s benefits multiple following the participant’s termination.

The plan is subject to automatic one-year extensions unless we notify participants no later than November 30 that the term will not be extended. If a change of control occurs during the term of the plan, the plan will continue in effect for at least 24 months following the change of control. Prior to a change of control, we can amend the plan at any time. After a change of control, the plan may not be terminated or amended in any way that adversely affects a participant’s interests under the plan, unless the participant consents in writing.

“Change of Control” is defined in the plan as the occurrence of any of the following:

•

any person, entity or group has acquired beneficial ownership of 50% or more of (i) our then outstanding common shares or (ii) the combined voting power of our then outstanding securities entitled to vote in the election of directors;

•	individuals making up the incumbent Board (as defined in the plan) cease for any reason to constitute at least a majority of our Board;

•

immediately prior to our consummation of a reorganization, merger or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the then outstanding shares of the reorganized, merged or consolidated company entitled to vote generally in the election of directors;

•	a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or

•	any other event which the incumbent Board (as defined in the plan), in its sole discretion, determines is a change of control.

“Cause” is defined in the plan as (i) conviction of a felony or (ii) engaging in conduct that constitutes willful gross neglect or willful

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gross misconduct in carrying out the participant’s duties, resulting in material economic harm to us, unless the participant believed in good faith that the conduct was in, or not contrary to, our best interests.

“Disability” under the plan is determined based on our long-term disability plan as is in effect immediately prior to a change of control.

“Good reason” is defined in the plan as (i) an adverse and material diminution of a participant’s authority, duties or responsibilities, (ii) a material reduction in a participant’s base salary, (iii) an increase in a participant’s daily commute by more than 100 miles roundtrip or (iv) any other action or inaction by the Company that constitutes a material breach of the agreement under which the participant provides services. In order to terminate with “good reason,” a participant must provide written notice to the Company of the existence of the condition within the required period, the Company must fail to remedy the condition within the required time period and the participant must then terminate employment within the required time period.

Long-Term Incentive Equity Awards

Stock Options and Restricted Stock Units

Our stock plans (or the related grant agreements approved for use under such stock plans) provide for accelerated vesting or continued vesting of unvested stock options and RSUs in the circumstances described below.

Qualifying Termination in Connection with a Change of Control. Unvested stock options and RSUs will vest in full in connection with a Change of Control (as defined in the stock plans or related grant agreements approved for use under such stock plans) only if and when, within 24 months following the Change of Control, the grantee’s employment is involuntarily terminated other than for “cause” or “disability,” and, in the case of staff members subject to the Change of Control Severance Plan, voluntarily terminated with “good reason” (as each is defined in the grant agreements).

Death or Disability. In general, unvested stock options and RSUs granted in calendar years prior to the year death or disability occurs vest in full upon the occurrence of such event. For unvested stock options and RSUs granted in the calendar year death or disability occurs, a pro-rata amount of these stock options and RSUs immediately vests based on the number of completed months of employment during the calendar year such event occurs. Under our stock plans, a disability has the same meaning as under Section 22(e)(3) of the Internal Revenue Code and occurs where the disability has been certified by either the Social Security Administration, the comparable government authority in another country with respect to non-U.S. staff members or an independent medical advisor appointed by us.

Retirement. In general, unvested stock options and RSUs granted in calendar years prior to the year in which an employee retires continue to vest on their original vesting schedule following the retirement of the holder if the holder has been continuously employed for at least ten years and is age 55 or older or is age 65 or older, regardless of service (a retirement-eligible participant), provided that, beginning with RSUs granted in 2018, any unvested RSUs will vest in full in the event of death following such holders’ retirement from the Company. If a retirement-eligible participant receives a grant of stock options or RSUs in the calendar year such retirement occurs, the participant will vest in a pro-rata amount of the award he or she would be otherwise entitled to based upon the number of complete months of employment during the calendar year such retirement occurs. Holders have the lesser of five years from the date of retirement or the remaining period before expiration to exercise any vested stock options. Dr. Harper would have received this benefit because he has met the above-mentioned retirement requirements.

Performance Units

Performance units are generally forfeited unless a participant is continuously employed through the last business day of the performance period. The underlying principle is that the participant needs to have been an active employee during the entire performance period in order to have contributed to the results on which the earned awards are based. Exceptions to this treatment are a termination of employment in connection with a change of control or the death, disability or retirement of a participant.

Change of Control. With respect to grants of outstanding performance units, the performance period terminates as of the last business day of the last completed fiscal quarter preceding the change of control. The TSR market condition performance is based on: (A) our TSR performance for which our ending Common Stock price is computed on the greater of (i) the average daily closing price of our Common Stock for the last twenty (20) trading days of such shortened period or (ii) the value of consideration paid for a share of our Common Stock in the change of control (whether such consideration is paid in cash, stock or other property, or any combination thereof) and (B) the TSR performance of the companies in the applicable reference group based on such companies’ average daily closing stock price for the last twenty (20) trading days of such shortened performance period. With respect to the operating performance measures, if the change in control occurs: (i) during the first fiscal year of the performance period, target levels of performance shall be used to calculate the payment, and (ii) subsequent to the first fiscal year of the performance period, actual levels of performance for completed fiscal year(s) shall be used to calculate the payment. In the event of a change of control during the first six months of the performance period, however, the participant is entitled to a payment equal to an amount calculated in the manner described above, but pro-rated for the number of complete months elapsed during the shortened performance period.

Death or Disability. For all performance unit grants made in calendar years prior to the year death or disability occurs, the participant will be paid the full amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period. For a performance unit grant made in the calendar year in which death or disability occurs, a participant will be paid a pro-rata amount of the award he or she would otherwise be entitled to, if any, as determined at the end of the performance period, based upon the number of complete months of employment in the calendar year such event occurs.

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Retirement. In the event of retirement of a participant who is a retirement-eligible participant, for performance unit grants made in calendar years prior to the year in which retirement occurs, the participant will be paid the full amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period. If a retirement-eligible participant receives a performance unit grant in the calendar year such retirement occurs, the participant will be paid a pro-rata amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period, based upon the number of complete months of employment during the calendar year such retirement occurs. Dr. Harper would have received this benefit because he met the above-mentioned retirement requirements.

Mr. Graham’s Offer Letter

We entered into an offer letter with Mr. Graham in connection with his initial hiring as Senior Vice President, General Counsel and Secretary effective July 13, 2015, which provides for limited severance benefits in the event of termination of employment by us, other than for cause. Specifically, the offer letter provides for severance protection for three years following the hire date equal to two years of base salary and target bonus, as defined, plus up to 18 months of COBRA medical and dental coverage paid by us. Benefits of this type are sometimes provided to officer-level candidates in order to provide an incentive to them to join the Company by reducing the risk of making such a job change. These severance benefits will expire on July 13, 2018, the third anniversary of the commencement of his employment with the Company.

For purposes of the offer letters, “cause” is defined as: (i) unfitness for service, inattention to or neglect of duties, or incompetence; (ii) dishonesty; (iii) disregard or violation of the policies or procedures of the Company; (iv) refusal or failure to follow lawful directions of the Company; (v) illegal, unethical or immoral conduct; or (vi) breach of our Proprietary Information and Inventions Agreement.

Estimated Potential Payments

The tables below set forth the estimated current value of payments and benefits: (i) to each of our NEOs upon a change of control, upon a qualifying termination within two years following a change of control, or upon death or disability; (ii) to Dr. Harper, upon retirement; and (iii) to Mr. Graham, upon termination without cause. All amounts shown in the tables below assume that the triggering events occurred on December 31, 2017 and do not include: (i) the 2017 EIP payouts, which were earned as of December 31, 2017; (ii) other benefits earned during the term of our NEO’s employment that are available to all salaried staff members, such as accrued vacation; (iii) benefits paid by insurance providers under life and disability policies; and (iv) benefits previously accrued and vested under the SRP and the NDCP. For information on the accrued amounts payable under these plans, see the “Nonqualified Deferred Compensation” table above. The actual amounts of payments and benefits that would be provided can only be determined at the time of a change of control and/or the NEO’s separation from the Company. In accordance with SEC rules, the value of accelerated equity awards shown in the tables below was calculated using the closing price of our Common Stock on December 31, 2017 ($173.90). The amounts shown for accelerated stock options is the difference between the closing price at December 31, 2017 ($173.90) and the exercise price of unvested stock options multiplied by the number of unvested stock options. The value per unit of accelerated RSUs and performance units, including the related accrued dividend equivalents (rounded down to the nearest whole number of units), equals the applicable closing price multiplied by the number of units and dividend equivalents vested or earned, as applicable, as a result of such event.

74       ï 2018 Proxy Statement

Executive Compensation Tables

Estimated Payments to Robert A. Bradway

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Death or Disability($)
Lump sum cash severance payment	0		7,800,000		0
Intrinsic value of accelerated unvested stock options	0		3,579,288		3,579,288
Intrinsic value of accelerated unvested RSUs	0		7,837,673		7,837,673
Value of 2017-2019 performance units	8,925,765	(1)	8,925,765	(1)	6,438,300	(2)
Value of 2016-2018 performance units	7,970,359	(1)	7,970,359	(1)	5,305,689	(2)
Value of 2015-2017 performance units	8,384,067	(1)	8,384,067	(1)	8,384,067	(2)
Continuing health care benefits for 18 months(3)	0		35,802		0
Continuing retirement plan contributions for two years(4)	0		785,000		0
Total	25,280,191		45,317,954		31,545,017

Estimated Payments to Anthony C. Hooper

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Death or Disability($)
Lump sum cash severance payment	0		4,212,000		0
Intrinsic value of accelerated unvested stock options	0		1,256,789		1,256,789
Intrinsic value of accelerated unvested RSUs	0		2,706,406		2,706,406
Value of 2017-2019 performance units	2,975,255	(1)	2,975,255	(1)	2,146,100	(2)
Value of 2016-2018 performance units	2,898,217	(1)	2,898,217	(1)	1,929,247	(2)
Value of 2015-2017 performance units	2,876,654	(1)	2,876,654	(1)	2,876,654	(2)
Continuing health care benefits for 18 months(3)	0		24,235		0
Continuing retirement plan contributions for two years(4)	0		426,200		0
Total	8,750,126		17,375,756		10,915,196

  ï 2018 Proxy Statement    75

Executive Compensation Tables

Estimated Payments to Sean E. Harper

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Retirement($)		Death or Disability($)
Lump sum cash severance payment	0		3,896,000		0		0
Intrinsic value of accelerated unvested stock options	0		1,124,312		1,124,312		1,124,312
Intrinsic value of accelerated unvested RSUs	0		2,442,078		2,442,078		2,442,078
Value of 2017-2019 performance units	2,751,968	(1)	2,751,968	(1)	1,985,069	(2)	1,985,069	(2)
Value of 2016-2018 performance units	2,535,984	(1)	2,535,984	(1)	1,688,047	(2)	1,688,047	(2)
Value of 2015-2017 performance units	2,465,728	(1)	2,465,728	(1)	2,465,728	(2)	2,465,728	(2)
Continuing health care benefits for 18 months(3)	0		35,802		0		0
Continuing retirement plan contributions for two years(4)	0		394,600		0		0
Total	7,753,680		15,646,472		9,705,234		9,705,234

Estimated Payments to David W. Meline

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Death or Disability($)
Lump sum cash severance payment	0		967,249	(5)	0
Intrinsic value of accelerated unvested stock options	0		1,099,689		1,099,689
Intrinsic value of accelerated unvested RSUs	0		4,624,349		4,624,349
Value of 2017-2019 performance units	2,603,109	(1)	2,603,109	(1)	1,877,772	(2)
Value of 2016-2018 performance units	2,535,984	(1)	2,535,984	(1)	1,688,047	(2)
Value of 2015-2017 performance units	2,465,728	(1)	2,465,728	(1)	2,465,728	(2)
Continuing health care benefits for 18 months(3)	0		35,802		0
Continuing retirement plan contributions for two years(4)	0		394,600		0
Acceleration of unvested balance of DCP account	1,087,082		1,087,082		0
Total	8,691,903		15,813,592		11,755,585

76       ï 2018 Proxy Statement

Executive Compensation Tables

Estimated Payments to Jonathan P. Graham

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Termination Without Cause($)(6)	Death or Disability($)
Lump sum cash severance payment	0		3,366,000		3,366,000	0
Intrinsic value of accelerated unvested stock options	0		747,273		0	747,273
Intrinsic value of accelerated unvested RSUs	0		5,634,882		0	5,634,882
Value of 2017-2019 performance units	1,859,339	(1)	1,859,339	(1)	0	1,341,291	(2)
Value of 2016-2018 performance units	1,666,310	(1)	1,666,310	(1)	0	1,109,308	(2)
Value of 2015-2017 performance units	n/a		n/a		n/a	n/a
Continuing health care benefits for 18 months(3)	0		35,802		35,802	0
Continuing retirement plan contributions for two years(4)	0		341,600		0	0
Acceleration of unvested balance of SRP account	0		355,012		0	355,012
Acceleration of unvested balance of DCP account	1,437,967		1,437,967		1,437,967	1,437,967
Total	4,963,616		15,444,185		4,839,769	10,625,733

(1)

In the event of a change of control occurring after the first six months of the 2017-2019 performance period, the number of performance units that would have been earned is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2017 multiplied by a payout percentage of 150%, which assumes a target level of performance for the operating performance measures of 100% modified up by 50 percentage points by the TSR modifier which is based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 1, 2017 grant date through September 30, 2017, the last business day of the last fiscal quarter before the change in control.

In the event of a change of control occurring during the second year of the 2016-2018 performance period, the number of performance units that would have been earned is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2017 multiplied by a payout percentage of 135.8%, which is the percentage based on the estimated outcomes of our operating performance measures achieved during the first year of the performance period of 120% increased by the TSR modifier by 15.8 percentage points based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 3, 2016 grant date to September 30, 2017, the last business day of the last fiscal quarter before the change in control.

In the event of a change of control during the third year of the 2015-2017 performance period, which ended on January 30, 2018, the number of performance units that would have been earned is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2017, multiplied by a payout percentage of 87.6% which is the relative TSR percentage multiplier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the January 30, 2015 grant date through December 29, 2017, the last business day before the change in control.    These performance units were earned as of January 30, 2018 at 93.4% of target.

Our TSRs for purposes of determining the payout percentages of these awards would be based on the higher of: (i) the average closing price of our Common Stock for the last 20 trading days of the shortened performance period ended on September 30, 2017 or December 30, 2017, as applicable, and (ii) the value of consideration the acquirer paid for a share of our Common Stock in the change of control. For purposes of the payout values shown in the tables, the TSRs for our Common Stock were based on the respective actual TSRs over the respective averaging periods. The resulting number of units that would have been earned was multiplied by $173.90, the closing price of our Common Stock on December 31, 2017.

For information on the actual number of units to be earned for these performance unit grants, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis.

(2)

In the event death or disability occurs, the participant is entitled to the number of performance units that would have been earned by the NEO if he had remained employed for the entire performance period. For purposes of the payout values shown in the tables, the number of units that would have been earned was multiplied by $173.90, the closing price of our Common Stock on December 31, 2017.

For the 2017-2019 performance period, the number of performance units that would have been earned is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2017, multiplied by the payout percentage of 108.2% The payout percentage is based on the estimated outcomes as of December 31, 2017, of our operating performance measures to be achieved during the performance period of 104.0% which was increased by the TSR modifier by 4.2 percentage points based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 1, 2017 grant date to December 31, 2017.

For the 2016-2018 performance period, the number of performance units that would have been earned is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2017, multiplied by the payout percentage of 90.4%. The payout percentage is based on the estimated outcomes as of December 31, 2017, of our operating performance measures to be achieved during the performance period of 113.4% which was decreased by the TSR modifier by 23 percentage points based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 3, 2016 grant date to December 31, 2017.

For the 2015-2017 performance period, the number of performance units that would have been earned is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2017, multiplied by the payout percentage of 87.6%, which is the relative TSR percentage multiplier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the January 30, 2015 grant date to December 31, 2017.

In the event of actual death or disability, payout of shares in satisfaction of amounts earned for grants for the 2017-2019, 2016-2018 and 2015-2017 performance periods would not occur until after the end of the performance periods. For more information, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis.

  ï 2018 Proxy Statement    77

Executive Compensation Tables

As Dr. Harper was retirement-eligible as of December 31, 2017, the retirement payout amounts for performance units for the 2017-2019, 2016-2018 and 2015-2017 performance periods were calculated in the same manner as the respective death and disability amounts.

(3)

Reflects the estimated cost of medical, dental and vision insurance coverage based on rates charged to our staff members for post-employment coverage provided in accordance with COBRA for the first 18 months following termination adjusted for the last six months of this period by an 8% inflation factor for medical coverage and a 6% inflation factor for dental coverage.

(4)

Reflects the value of retirement plan contributions for two years calculated as two times the sum of: (i) $2,500 and (ii) the product of: (a) 10% and (b) the sum of the NEO’s annual base salary as of December 31, 2017 and the NEO’s targeted annual cash incentive award for 2017 (which equals the NEO’s annual base salary as of December 31, 2017 multiplied by the NEO’s target annual cash incentive award percentage).

(5)

Reflects the cash severance payment pursuant to our Change of Control Severance Plan described above. The payment to Mr. Meline was reduced by $2,928,751 from the amount otherwise due to him to avoid excise tax he would be liable for if all benefits pursuant to the Change of Control Severance Plan was paid to Mr. Meline. For purposes of determining whether this cash severance payment reduction should be made, we applied the highest applicable federal and state income tax rates to the benefits subject to income taxes that would be payable to Mr. Meline pursuant to the Change of Control Severance Plan in the table above.

(6)

Reflects amounts that would be paid to Mr. Graham pursuant to his offer letter in the event Mr. Graham was terminated without “cause,” including two years of annual salary and annual target incentive bonus, as defined, and the cost of providing continuing medical and dental insurance coverage for 18 months in accordance with COBRA calculated in the same manner as described in footnote 3 above. The terms of Mr. Graham’s offer letter relating to these benefits expire at the end of the third year of his employment on July 13, 2018.

78       ï 2018 Proxy Statement

Director Compensation

Director Compensation

The compensation program for our non-employee directors is intended to be competitive and fair so that we can attract the best talent to our Board of Directors, or Board, and recognize the time and effort required of a director given the size and complexity of our operations. In addition to cash compensation, we provide equity grants and have stock ownership guidelines to align the directors’ interests with all of our stockholders’ interests and to motivate our directors to focus on our long-term growth and success. Directors who are our employees are not paid any fees for serving on our Board or for attending Board meetings. In October 2017, the

Governance and Nominating Committee, or Governance Committee, reviewed our director compensation. The Governance Committee hired Frederic W. Cook & Co., Inc., or Cook & Co., as an independent consultant to the Governance Committee to advise on director compensation. Cook & Co. provided detailed competitive comparisons against our peer group and recommended no changes to our director compensation levels. Based on this review and recommendation by Cook & Co., the Governance Committee recommended to the Board that no changes be made to the compensation levels for directors.

2017 Director Compensation

Cash Compensation. Each non-employee director receives an annual cash retainer of $100,000. In addition, chairs of the four key standing committees receive an additional $20,000 annual retainer as follows: (i) Audit Committee; (ii) Compensation and Management Development Committee; (iii) Corporate Responsibility and Compliance Committee; and (iv) Governance and Nominating Committee. The lead independent director receives an additional $35,000 annual retainer. Directors are not additionally compensated for Board meeting attendance. Directors are compensated $2,000 for each committee meeting they attend ($1,000 for telephonic attendance). Directors are also compensated for attending meetings of committees of which they are not members or special meetings if they are invited to attend by the Chairman of the Board or the committee chair. Directors are entitled to reimbursement of their expenses incurred in connection with attendance at Board and committee meetings and conferences with our senior management. We make tax gross-up payments to our directors to reimburse them for additional income taxes imposed when we are required to impute income on perquisites that we provide.

Equity Incentives. Under the provisions of our revised Director Equity Incentive Program, each non-employee director receives an automatic annual grant of restricted stock units, or RSUs, on the third business day after the release of our first fiscal quarter earnings, with a grant date fair market value of $200,000, based on the closing price of our Common Stock on the grant date (rounded down to the nearest whole number). The RSUs vest immediately, and the director may choose to defer receipt of the shares. Directors that elect to defer receipt of the shares accrue dividend equivalents on the vested RSUs during the deferral period. A director may also elect to receive deferred RSUs in lieu of up to 100% of his or her cash compensation.

Deferred Compensation and Other Benefits. Non-employee directors are eligible to participate in the Nonqualified Deferred Compensation Plan, or NDCP, that we maintain for our staff members (see “Nonqualified Deferred Compensation” in our Executive Compensation Tables above for more information). Earnings under this plan are market-based—there are no “above market” or guaranteed rates of returns.

Through The Amgen Foundation, Inc., the Company maintains a charitable contributions matching gift program for all eligible staff members and non-employee directors. Our directors participate in the program on the same terms as our staff members. The Amgen Foundation, Inc. matches, on a dollar-for-dollar basis, qualifying donations made by directors and staff members to eligible organizations, up to $20,000 per person, per year. Separate and in addition to this ongoing annual program, The Amgen Foundation, Inc. matches, on a dollar-for-dollar basis, donations to specified disaster relief organizations, up to $20,000 per deployment per person.

Guests of our Board members are occasionally invited to Board events, and we may pay or reimburse travel expenses and may provide transportation on our aircraft for both the director and his or her guest.

Director Stock Ownership Guidelines. All non-employee directors are expected to hold the equivalent of five times the Board annual cash retainer (currently $500,000) in our Common Stock while serving as a non-employee director.

All non-employee directors are expected to comply with the stock ownership guidelines on or before December 31st of the calendar year in which the fifth anniversary of their first date of election by stockholders or the Board falls. For purposes of the Board stock ownership guidelines, issued and outstanding shares of our Common Stock held beneficially or of record by the non-employee director, issued and outstanding shares of our Common Stock held in a qualifying trust (as defined in the guidelines) and vested RSUs that are deferred will count towards satisfying the stock ownership guidelines. All directors with compliance dates that were on or prior to December 31, 2017 met the stock ownership guidelines as of December 31, 2017.

Board members are subject to our insider trading policy that prohibits them from engaging in short sales with respect to the Company’s securities, purchasing or pledging the Company’s stock on margin or entering into any hedging, derivative or similar transactions with respect to the Company’s securities.

  ï 2018 Proxy Statement    79

Director Compensation

Director Compensation Table

The following table shows compensation of the non-employee members of our Board for 2017. Robert A. Bradway, our Chairman of the Board, Chief Executive Officer and President is not included in the table as he is an employee and thus receives no compensation for his service as a director.

Non-Employee Director	Fees Earned or Paid in Cash($)(4)	Stock Awards($)(5)(6)	All Other Compensation($)(7)	Total($)
Wanda M. Austin(1)	12,333	0	20,000	32,333
David Baltimore	118,000	199,998	20,727	338,725
Frank J. Biondi, Jr.(2)	71,000	199,998	61,168	332,166
François de Carbonnel	122,000	199,998	20,293	342,291
Robert A. Eckert	168,000	199,998	20,000	387,998
Greg C. Garland	145,000	199,998	20,000	364,998
Fred Hassan	120,000	199,998	20,000	339,998
Rebecca M. Henderson	121,000	199,998	28,885	349,883
Frank C. Herringer(3)	139,500	199,998	86,733	426,231
Charles M. Holley	125,500	199,998	10,000	335,498
Tyler Jacks	124,000	199,998	20,000	343,998
Ellen J. Kullman(3)	122,000	199,998	22,877	344,875
Judith C. Pelham(2)	57,000	199,998	36,852	293,850
Ronald D. Sugar	140,000	199,998	20,694	360,692
R. Sanders Williams	120,000	199,998	20,212	340,210

(1)

Dr. Austin was appointed to our Board effective December 11, 2017. Accordingly, fees earned by Dr. Austin in 2017 consist of a pro-rata amount of the annual retainer fee (pro-rated on a monthly basis) and fees for committee meetings attended in 2017.

(2)	Mr. Biondi and Ms. Pelham retired from our Board in May 2017.
(3)	All cash fees for Mr. Herringer and Ms. Kullman were deferred under our NDCP.
(4)	Reflects all fees earned by members of our Board for participation in regular, telephonic and special meetings of Board committees and annual retainers, as applicable.
(5)

Reflects the grant date fair values of RSUs granted during 2017 determined in accordance with Accounting Standards Codification Topic 718 consisting of 1,230 RSUs granted on May 1, 2017 to each director named above, except for Dr. Austin who was not yet a member of our Board. The grant date fair values of all of these awards are based on the closing price of our Common Stock on the grant date of $162.60, multiplied by the number of RSUs granted.

80       ï 2018 Proxy Statement

Director Compensation

(6)	All of the RSUs granted to directors in 2017 were fully vested upon grant.

The table below shows the aggregate numbers of stock awards and stock option awards outstanding for each non-employee director as of December 31, 2017. Stock awards consist of vested RSUs for which receipt of the underlying shares of our Common Stock has been deferred (vested/deferred RSUs) and dividends on vested/deferred RSUs deemed automatically reinvested to acquire additional vested/deferred RSUs (rounded down to the nearest whole number of units). Directors may elect to defer issuance of shares until a later date, which would result in a deferral of taxable income to the director until the stock issuance date. Upon the passage of any applicable deferral period, the vested/deferred RSUs are paid in shares of our Common Stock on a one-for-one basis. Option awards consist of fully exercisable stock options.

Non-Employee Director	Aggregate Stock Awards Outstanding as of December 31, 2017(a)	Aggregate Option Awards Outstanding as of December 31, 2017(b)
	Restricted Stock Units and Dividend Equivalents	Stock Options
Wanda M. Austin	0	0
David Baltimore	0	15,000
Frank J. Biondi, Jr.	20,340	15,000
François de Carbonnel	2,274	0
Robert A. Eckert	7,870	20,000
Greg C. Garland	0	0
Fred Hassan	0	0
Rebecca M. Henderson	11,900	8,000
Frank C. Herringer	21,872	15,000
Charles M. Holley	0	0
Tyler Jacks	5,823	20,000
Ellen J. Kullman	1,254	0
Judith C. Pelham	0	0
Ronald D. Sugar	11,513	30,000
R. Sanders Williams	0	0

(a)	Restricted stock units and related dividend equivalents are all vested, but receipt has been deferred.
(b)	All options are vested.

  ï 2018 Proxy Statement    81

Director Compensation

(7)	The table below provides a summary of amounts paid by the Company for perquisites and other special benefits.

Non-Employee Director	Matching of Charitable Contributions ($)(a)	Personal Use of Company Aircraft(b)		Reimbursement of Expenses in Connection with Guests Accompanying Directors on Business Travel(c)		Other(d)		Dividends Accrued on Vested/ Deferred RSUs($)(e)	Total($)
		Aggregate Incremental Amounts($)	Tax Gross- Up($)	Aggregate Incremental Amounts($)	Tax Gross- Up($)	Aggregate Incremental Amounts($)	Tax Gross- Up($)
Wanda M. Austin	20,000	0	0	0	0	0	0	0	20,000
David Baltimore	20,000	0	0	497	230	0	0	0	20,727
Frank J. Biondi, Jr.	12,500	0	0	460	213	5,605	2,590	39,800	61,168
François de Carbonnel	10,000	0	0	0	0	0	0	10,293	20,293
Robert A. Eckert	20,000	0	0	0	0	0	0	0	20,000
Greg C. Garland	20,000	0	0	0	0	0	0	0	20,000
Fred Hassan	20,000	0	0	0	0	0	0	0	20,000
Rebecca M. Henderson	20,000	0	0	0	0	0	0	8,885	28,885
Frank C. Herringer	40,000	0	0	0	0	0	0	46,733	86,733
Charles M. Holley	10,000	0	0	0	0	0	0	0	10,000
Tyler Jacks	20,000	0	0	0	0	0	0	0	20,000
Ellen J. Kullman	20,000	0	13	1,959	905	0	0	0	22,877
Judith C. Pelham	10,000	0	0	0	0	25,508	1,344	0	36,852
Ronald D. Sugar	20,000	0	0	475	219	0	0	0	20,694
R. Sanders Williams	20,000	0	19	0	0	132	61	0	20,212

(a)

These are charitable contributions of The Amgen Foundation, Inc. that matched the directors’ charitable contributions made in 2017, including contributions to disaster relief organizations of $20,000 by Mr. Herringer.

(b)

Where we have guests accompany directors on our aircraft or where the director, for non-business purposes, accompanies executives using our aircraft for business purposes, we typically incur no incremental cost for transporting that person, but we are required to impute income to the director for his or her income tax purposes. We reimburse the director for the additional income taxes imposed on the director in these circumstances. The aggregate incremental cost of use of our aircraft is calculated based on our variable operating costs, which include the cost of crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, fuel, trip specific maintenance and other smaller variable costs. In determining the incremental cost relating to fuel and trip-related maintenance, we applied our actual average costs. We believe that the use of this methodology is a reasonably accurate method for calculating fuel and trip-related maintenance costs. Because our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, our aircraft purchase costs and the cost of maintenance not related to trips.

(c)

These amounts reflect the incremental costs of personal expenses incurred while on business travel and related imputed income to the director for his or her income tax purposes. We reimburse the director for the additional income taxes imposed on the director in these circumstances. Where we have guests accompanying directors for business purposes, we may incur incremental costs for the guest and may be required to impute income to the director for his or her income tax purposes. We reimburse the director for the additional income taxes imposed on the director in these circumstances.

(d)

With regard to Mr. Biondi, these amounts reflect costs and related tax gross-up for gifts given to him related to his retirement from our Board. With regard to Ms. Pelham, these amounts reflect costs and related tax gross-up for gifts given to her, including a $22,000 charitable donation made on her behalf, related to her retirement from our Board. With regard to Dr. Williams, these amounts reflect costs and related tax gross-up for personal expenses while on business travel.

(e)

Amounts reflect dividends accrued on vested/deferred RSUs granted prior to 2011 as the impact of dividends was not considered in determining the grant date fair values of these awards for purposes of reporting compensation in the “Stock Awards” column in the “Director Compensation Table” in the Company’s proxy statements in prior years.

82       ï 2018 Proxy Statement

Security Ownership of Directors and Executive Officers

Security Ownership of Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 23, 2018 by: (i) each current director and nominee; (ii) our Named Executive Officers, or NEOs (as specified on page 32); and (iii) all of our current directors and executive officers as a group. There were 668,270,489 shares of our Common Stock outstanding as of March 23, 2018. None of our directors, nominees, NEOs or executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of Common Stock.

	Amgen Inc. Common Stock(1)(2)
Beneficial Owner	Total Common Stock Beneficially Owned	Shares Acquirable Within 60 Days	Percent of Total
Non-Employee Directors and Nominees
Wanda M. Austin	94	0	*
David Baltimore	46,159	15,000	*
François de Carbonnel	13,269	0	*
Brian J. Druker	0	0	*
Robert A. Eckert	20,435	20,000	*
Greg C. Garland	5,924	0	*
Fred Hassan	6,091	0	*
Rebecca M. Henderson	8,000	8,000	*
Frank C. Herringer(3)	42,722	15,000	*
Charles M. Holley, Jr.(4)	1,260	0	*
Tyler Jacks	21,890	20,000	*
Ellen J. Kullman	410	0	*
Ronald D. Sugar	30,000	30,000	*
R. Sanders Williams	4,009	0	*

Named Executive Officers
Robert A. Bradway	629,319	244,921	*
Anthony C. Hooper	215,535	16,152	*
Sean E. Harper	98,600	51,132	*
David W. Meline	44,404	14,132	*
Jonathan P. Graham	21,483	9,286	*
All current directors and executive officers as a group (22 individuals)(5)	1,323,915	477,062	*

*	Less than 1%.

(1)

Information in this table is based on our records and information provided by directors, NEOs, executive officers and in public filings. Unless otherwise indicated in the footnotes and subject to community property laws, where applicable, each of the directors and nominees, NEOs and executive officers has sole voting and/or investment power with respect to such shares, including shares held in trust.

  ï 2018 Proxy Statement    83

Security Ownership of Directors and Executive Officers

(2)

Includes shares which the individuals shown have the right to acquire (a) upon vesting of restricted stock units, or RSUs, and related dividend equivalents (excluding fractional shares), where the shares are issuable as of March 23, 2018 or within 60 days thereafter, and (b) upon exercise of stock options that are vested as of March 23, 2018 or within 60 days thereafter, as set forth in the table below. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person. Excludes vested RSUs, and related dividend equivalents, for which receipt has been deferred by certain of the non-employee directors to a date later than 60 days after March 23, 2018. Dividend equivalents credited on RSUs are deemed reinvested and are paid out with the vested RSUs in shares of our Common Stock.

Name	RSUs and Dividend Equivalents Included	Stock Options Included	RSUs and Dividend Equivalents Excluded Because of Deferrals
Wanda M. Austin	0	0	0
David Baltimore	0	15,000	0
François de Carbonnel	0	0	2,290
Brian J. Druker	0	0	0
Robert A. Eckert	0	20,000	7,926
Greg C. Garland	0	0	0
Fred Hassan	0	0	0
Rebecca M. Henderson	0	8,000	11,984
Frank C. Herringer	0	15,000	22,026
Charles M. Holley, Jr.	0	0	0
Tyler Jacks	0	20,000	5,864
Ellen J. Kullman	0	0	1,263
Ronald D. Sugar	0	30,000	11,594
R. Sanders Williams	0	0	0
Robert A. Bradway	4,893	240,028	0
Anthony C. Hooper	1,779	14,373	0
Sean E. Harper	1,556	49,576	0
David W. Meline	1,556	12,576	0
Jonathan P. Graham	1,022	8,264	0

(3)	Includes 17,152 shares held by family trusts.
(4)	Shares held through the Holley Family Trust.
(5)

Includes 114,311 shares (excluding fractional shares) held by the four executive officers who are not NEOs and who have a right to acquire such shares upon the vesting of RSUs that have not been deferred to a date later than 60 days after March 23, 2018 or upon exercise of vested stock options as of March 23, 2018 or within 60 days thereafter. All current directors and executive officers as a group have the right to acquire a total of 12,346 shares upon vesting of RSUs, and related dividend equivalents, where the shares are issuable as of March 23, 2018 or within 60 days thereafter and 464,716 shares upon exercise of stock options that are vested as of March 23, 2018 or within 60 days thereafter.

84       ï 2018 Proxy Statement

Security Ownership of Certain Beneficial Owners

Security Ownership of Certain Beneficial Owners

The following table shows the number of shares of our Common Stock owned by each person or entity known to the Company to be the beneficial owners of more than 5% of our Common Stock as of March 23, 2018, based on a review of publicly available statements of beneficial ownership filed with the Securities and Exchange Commission, or SEC, on Schedules 13D and 13G through March 23, 2018.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent of Total(1)
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	52,334,809	7.8%
FMR LLC(3) 245 Summer Street Boston, MA 02210	51,882,823	7.8%
Capital Research Global Investors(4) 333 South Hope Street Los Angeles, CA 90071	50,922,740	7.6%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	49,434,699	7.4%

(1)

The “Percent of Total” reported in this column has been calculated based upon the numbers of shares of Common Stock outstanding as of March 23, 2018 and may differ from the “Percent of Class” reported in statements of beneficial ownership filed with the SEC.

(2)

The amounts shown and the following information was provided by The Vanguard Group pursuant to a Schedule 13G/A filed with the SEC on February 12, 2018. The Vanguard Group reports that it has sole voting power over 1,026,853 of these shares and sole dispositive power over 51,170,964 shares.

(3)

The amounts shown and the following information was provided by FMR LLC pursuant to a Schedule 13G/A filed with the SEC on February 13, 2018. FMR LLC reports that it has sole voting power over 4,487,286 of these shares and sole dispositive power over 51,882,823 shares.

(4)

The amounts shown and the following information was provided by Capital Research Global Investors pursuant to a Schedule 13G/A filed with the SEC on February 14, 2018. Capital Research Global Investors reports that it has sole voting and dispositive power over all 50,922,740 shares.

(5)

The amounts shown and the following information was provided by BlackRock, Inc. pursuant to a Schedule 13G/A filed with the SEC on January 29, 2018. BlackRock, Inc. reports that it has sole voting power over 43,091,703 of these shares and sole dispositive power over 49,434,699 shares.

  ï 2018 Proxy Statement    85

Item 3 — Ratification of Selection of Independent Registered Public Accountants

Item 3

Ratification of Selection of Independent Registered Public Accountants

The Audit Committee of the Board of Directors, or Board, has selected Ernst & Young LLP, or Ernst & Young, as our independent registered public accountants for the fiscal year ending December 31, 2018, and the Board has directed that management submit this selection for ratification by the stockholders at our 2018 Annual Meeting of Stockholders, or Annual Meeting. Ernst & Young has served as our independent registered public accounting firm and has audited our financial statements since the Company’s inception in 1980. The Audit Committee periodically considers whether there should be a rotation of our independent registered public accountants. Each year, the Audit Committee evaluates the qualifications and performance of the Company’s independent registered public accountants and determines whether to re-engage the current independent registered public accountants. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accountants, their technical expertise and knowledge of our operations and industry. Based on this evaluation, the members of the Audit Committee believe that the continued retention of Ernst & Young as our independent registered public accountants is in the best interests of the Company and its stockholders. In conjunction with the mandated rotation of Ernst & Young’s lead engagement partner, the

Audit Committee and its chairperson are directly involved in the selection of Ernst & Young’s new lead engagement partner. The process for selection of Ernst & Young’s lead engagement partner involves a meeting between the Audit Committee’s chairperson and the candidate, as well as an assessment by the full Audit Committee and management. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accountants is not required by the Amgen Inc. Restated Certificate of Incorporation, the Amended and Restated Bylaws of Amgen Inc., or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification because we believe it is a matter of good corporate governance practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young, but still may retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

86       ï 2018 Proxy Statement

Audit Matters

Audit Matters

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2017.

The Audit Committee has also discussed with Ernst & Young LLP, or Ernst & Young, the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the applicable requirements of the PCAOB regarding Ernst & Young’s communication with the Audit Committee concerning independence and has discussed with Ernst & Young their independence.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Charles M. Holley, Jr., Chairman

Wanda M. Austin

François de Carbonnel

Fred Hassan

Rebecca M. Henderson

Frank C. Herringer

Tyler Jacks

Ellen J. Kullman

Independent Registered Public Accountants

The following table presents fees for professional services provided or to be provided by Ernst & Young for audits of the years ended December 31, 2017 and December 31, 2016, and fees for other services rendered by Ernst & Young during these periods.

	2017	2016
Audit	$8,182,000	$7,703,000
Audit-Related	290,000	427,000
Tax	0	0
All Other Fees	0	0
Total Fees	$8,472,000	$8,130,000

Included in Audit fees above are professional services associated with the integrated audit of our consolidated financial statements and our internal control over financial reporting and the statutory audits of various subsidiaries of the Company. Audit-Related fees are primarily attributable to audits of our affiliated companies and our retirement plans. The Audit Committee has considered whether the Audit-Related services provided by Ernst & Young are compatible with maintaining that firm’s independence.

The Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young. The Audit Committee, or the Chairman of the Audit Committee who has been granted authority by the Audit Committee, approves each audit or non-audit service prior to the engagement of Ernst & Young for such service. Each such service approved by the Chairman of the Audit Committee is presented to the entire Audit Committee at a subsequent meeting.

  ï 2018 Proxy Statement    87

Annual Report on Form 10-K

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for fiscal 2017, which contains the consolidated financial statements of the Company for fiscal 2017, accompanies this proxy statement, but is not a part of the Company’s soliciting materials.

Stockholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for fiscal 2017, filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to: Investor Relations, Senior Manager, Amgen Inc., One Amgen Center Drive, Thousand Oaks, CA 91320-1799, or contact Investor Relations by telephone at (805) 447-1060 or email at investor.relations@amgen.com. The Company’s Annual Report on Form 10-K is also available online on the Company’s website at www.amgen.com. A list of exhibits is included in the Form 10-K and exhibits are available from the Company upon payment to the Company of the cost of furnishing them.

Item 4 — Stockholder Proposal

Item 4

Stockholder Proposal

Certain stockholders and co-filers have informed the Company that they intend to present the proposal set forth below at our 2018 Annual Meeting of Stockholders, or Annual Meeting. If the stockholders (or their respective “qualified representative” as determined under applicable law and our Amended and Restated Bylaws of Amgen Inc., or Bylaws) are present at the Annual Meeting and properly submit the proposal for a vote, then the stockholder proposal will be voted upon at the Annual Meeting.

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, as amended, the Company will provide the name, address and number of shares of our Common Stock held by each of the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to the Company’s Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 or 805-447-1000.

In accordance with the Federal securities laws, the stockholder proposal and supporting statement is presented below as submitted by the stockholders, are quoted verbatim and are in italics. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

FOR THE REASONS STATED IN THE BOARD OF DIRECTOR’S, OR BOARD, RESPONSE, WHICH FOLLOWS THE STOCKHOLDER PROPOSAL, THE BOARD STRONGLY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

Stockholder Proposal

RESOLVED, that shareholders of Amgen Inc. (“Amgen”) urge the Compensation Committee (the “Committee”) to report annually to shareholders on the extent to which risks related to public concern over drug pricing strategies are integrated into Amgen’s incentive compensation policies, plans and programs (together, “arrangements”) for senior executives. The report should include, but need not be limited to, discussion of whether incentive compensation arrangements reward, or not penalize, senior executives for adopting pricing strategies, or making and honoring commitments about pricing, that incorporate public concern regarding the level or rate of increase in prescription drug prices; and considering risks related to drug pricing when allocating capital.

SUPPORTING STATEMENT

As long-term investors, we believe that senior executive incentive compensation arrangements should reward the creation of sustainable long-term value. To that end, it is important that those arrangements align with company strategy and encourage responsible risk management.

A key risk facing drug companies is potential backlash against high prices. Public outrage over drug prices and their impact on patient access may force price rollbacks and harm corporate reputation. Investigations regarding pricing of prescription medicines may bring about broader changes. (E.g., https://democrats-oversight.house.gov/news/press-releases/cummings-
and-welch-launch-investigation-of-drug-companies-skyrocketing-prices; https://democrats-oversight.house.gov/news/press-releases/cummings-
and-welch-propose-medicare-drug-negotiation-bill-in-meeting-with) Amgen has been criticized for price hikes on Enbrel, often timed close to increases by AbbVie on competing drug Humira. (https://www.washingtonpost.com/news/wonk/wp/2016/11/07/the-
bizarre-reason-two-competing-drug-prices-rose-in-tandem/?utm_
term=.987248414e13)

We are encouraged by Amgen’s willingness to experiment with outcomes-based pricing for new cholesterol-lowering drug Repatha. (http://www.wbur.org/commonhealth/2017/05/03/amgen-repatha-refund-promise-harvard-pilgrim) We are concerned, however, that the

88       ï 2018 Proxy Statement

Item 4 — Stockholder Proposal

incentive compensation arrangements applicable to Amgen’s senior executives may not encourage them to take actions that result in lower short-term financial performance even when those actions may be in Amgen’s best long-term financial interests.

Amgen uses revenue and non-GAAP net income, along with product-related goals, as metrics for the annual bonus, and earnings per share (EPS) as one of the metrics for long-term incentive awards. (2017 Proxy Statement, at 58, 62) A recent Credit Suisse analyst report stated that “US drug price rises contributed 100% of industry EPS growth in 2016” and characterized that fact as “the most important issue for a Pharma investor today.” The report identified Amgen as a company where net price increases accounted for at least 100% of net income growth in 2016. (Global Pharma and Biotech Sector Review: Exploring Future US Pricing Pressure, Apr. 18, 2017, at 5)

In our view, excessive dependence on drug price increases is a risky and unsustainable strategy, especially when price hikes drive large senior executive compensation payouts. For example, coverage of the skyrocketing cost of Mylan’s EpiPen noted that a 600% rise in Mylan’s CEO’s total compensation accompanied the 400% EpiPen price increase. (See, e.g., https://www.nbcnews.com/business/consumer/mylan-execs-gave-themselves-raises-they-hiked-epipen-prices-n636591; https://www.wsj.com/articles/epipen-maker-dispenses-outsize-pay-
1473786288; https://www.marketwatch.com/story/mylan-top-executive-
pay-was-second-highest-in-industry-just-as-company-raised-epipen-
prices-2016-09-13)

The disclosure we request would allow shareholders to better assess the extent to which compensation arrangements encourage senior executives to responsibly manage risks relating to drug pricing and contribute to long-term value creation. We urge shareholders to vote for this Proposal.

Board Response to the Stockholder Proposal

The Board of Directors recommends a vote “AGAINST” the Stockholder Proposal.

We are committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. Our mission is to serve patients. We focus on areas of high unmet medical need and leverage our expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives.

The Board’s recommendation to vote “AGAINST” the Stockholder Proposal is based on the following reasons:

The proposal’s underlying subject matter is our drug pricing and capital allocation decisions. Such decisions are integral to our ordinary course operations and the proposed report would put us at a competitive disadvantage and be unduly burdensome while not providing meaningful additional information to stockholders. Making the best pricing decisions for each of the Company’s products in each of its geographies and allocating capital incorporate a number of risk and benefit decisions that are fundamental to management’s ability to run the Company on a day-to-day basis. Such decisions are made carefully and purposefully by the Company’s management and our Board and require a deep knowledge of the Company’s business and operations—information to which the Company’s stockholders do not have access. Further, in the examples cited by the proponent, it appears that the proponent envisions that the Company justifies its business decisions regarding specific pricing decisions for each of our products on a product-by-product basis to the Company’s competitive disadvantage.

We already have policies and procedures that delineate our overall approaches to the pricing of our medicines and have made these policies and procedures freely available to our stockholders and the general public through our publicly accessible website located at www.amgen.com. Accordingly, it would be burdensome on the

Company to generate a separate annual report that attempted to assess “the extent to which risks related to public concern over drug pricing strategies” are integrated into our compensation policies.

We already provide public disclosure regarding the factors that are integrated into our incentive compensation policies and the risks related to compensation. Our annual cash and long-term equity incentive programs are designed to provide compensation that is based on our financial, operating, and stock price performance. Further, our Compensation Discussion and Analysis section of this proxy statement discusses the performance goals and payouts under our short- and long-term incentive programs and the reasons the Compensation Committee selected the goals and incentive program design at length. Amgen uses financial measures as part of its compensation program including non-Generally Accepted Accounting Principles earnings per share, or EPS, as a metric for the long-term performance awards component of our executive compensation. That the proponent was able to successfully derive the components of our compensation program, including EPS, from our 2017 Proxy Statement in its statement shows that we already provide detailed discussion on this topic. Further, EPS is measured across three years and comprises just one-third of our performance award operating measures and such awards are modified by the total shareholder return such that actions over three years that are damaging to the Company’s reputation and performance would reduce such long-term performance award payouts. Revenues, net income and EPS all benefit from higher product sales driven by demand composed of a mix of units and price. Thus, consideration of how we price our products is already reflected in the financial metrics used in our executive compensation decisions.

Moreover, we already provide disclosure regarding our “compensation policies and practices as they relate to risk management.” As discussed in this proxy statement and in our 2017 Proxy Statement, our management, working with the Compensation Committee’s independent compensation consultant, conducts an annual assessment of the Company’s compensation policies and practices for material

  ï 2018 Proxy Statement    89

Item 4 — Stockholder Proposal

risks to the Company. As we disclose in this proxy statement under “CORPORATE GOVERNANCE—Compensation Risk Management,” we believe that our compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on our Company.

Further, the Company has disclosed in this proxy statement and in our 2017 Proxy Statement the recoupment provisions that expressly allow the Compensation Committee or management, as appropriate, to consider employee misconduct that caused serious financial or reputational damage to the Company when determining whether an employee has earned an annual cash incentive award or the amount of any such award – employee misconduct that gives rise to the concerns identified by the proponent, including pricing decisions that create “public outrage over drug prices”, that destroy value, or that “harm corporate reputation” would be subject to such consideration.

Moreover, our Board of Directors oversees the Company’s Enterprise Risk Management program to identify, monitor and mitigate enterprise risks as more fully discussed in this proxy statement under CORPORATE GOVERNANCE – The Board’s Role in Risk Oversight. Our Board discusses enterprise risks with the Company’s senior management multiple times during the year, including the specific areas of pricing, value and access and sales. All members of our Compensation Committee participate in such oversight and discussion and bring such awareness and understanding to their evaluation of executive compensation program design and results.

Our annual report on Form 10-K explains that the Company’s competitive position may be impacted by price and reimbursement, among other factors, and identifies the risks that the Company could face as a result of intense public scrutiny of the price of drugs, heightened control over product pricing and patient access by government and private payers and/or changes to U.S. federal reimbursement policy resulting from legislative or regulatory action, including addressing potential consequences to the Company of specific federal and state pricing and reimburse policy actions. Further, we routinely discuss significant pricing trends in our Management Discussion & Analysis section, or MD&A, of our Form 10-Qs and 10-Ks. For example, in our 2016 annual report on Form 10-K’s MD&A, we reported, for Enbrel, that “[i]n 2017, we expect intensifying competition and relatively little benefit from net selling price changes.” These disclosures demonstrate that the Company already provides the disclosure called for by the proposal and that management is behaving in an informed manner with respect to managing the business for the longer-term and is keeping investors appropriately informed.

We remain focused on delivering breakthrough treatments for unmet medical needs and are committed to working with the entire healthcare community to ensure continued innovation and enable patient access to needed medicines. We do this by:

•	Investing billions of dollars annually in research and development;

•	Developing more affordable therapeutic choices in the form of high-quality and reliably-supplied biosimilars;

•	Pricing our medicines to reflect the value they provide;

•	Partnering with payers to share risk and accountability for health outcomes;

•	Providing patient support and education programs and helping patients in financial need access our medicines; and

•

Working with policymakers, patients and other stakeholders to establish a sustainable healthcare system with access to affordable care and where patients and their healthcare professionals are the primary decision makers.

The medicines we bring to market are discovered through complex, time-consuming, and resource-intensive processes that carry a high risk of failure. Even after a medicine is approved, its value evolves over time. We continue to invest in studies, new indications, formulations and delivery methods of our currently approved molecules to expand the number of people we can help and to make our therapies easier and more convenient to take. This ongoing innovation requires significant continuing investment. Our innovative medicines and healthcare solutions improve patient productivity, longevity, and quality of life, while helping to reduce healthcare costs, such as medical spending, hospital costs and physician office visit expenditures, and societal costs. With that in mind, we price our medicines to reflect their ability to reduce the burden of diseases for individuals and society by improving health outcomes. The rising costs of disease, not medicines, threaten the future sustainability of our healthcare system and our management is keenly aware of the effect that the price of our products has on our relationship with patients and other stakeholders.

Ensuring that patients have access to our medicines is critical to Amgen. We have evolved our manufacturing processes in an effort to drive down costs and developed advanced new technologies to engage patients and providers to ensure optimal value is derived from our products. Furthermore, we support a number of programs to improve patient access through reimbursement support services, patient resources and financial assistance programs, such as our Amgen Safety Net Foundation, our charitable patient assistance program. We are committed to helping patients who are uninsured, underinsured and in financial need access the medicines they need.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

90       ï 2018 Proxy Statement

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Under our written Approval of Related Party Transactions policy, a Securities and Exchange Commission, or SEC, related party transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (1) any person who is, or at any time since the beginning of our last fiscal year was, a member of our Board of Directors, or Board, one of our executive officers or a nominee to become a member of our Board; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

All potential related party transactions are presented to the Audit Committee for its consideration and, if the Audit Committee deems it appropriate, approval. The Audit Committee considers all relevant facts and circumstances available to it, including the recommendation of management. No member of the Audit Committee participates in any review, consideration or approval of any related party transaction involving such member or any of his or her immediate family members, except that such member is required to provide all material information concerning the related party transaction to the Audit Committee.

Related party transactions may be preliminarily entered into by management subject to ratification by the Audit Committee; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each scheduled meeting of the Audit Committee, management is required to update the Audit Committee as to any material changes to any approved or ratified related party transaction. A “SEC Related Party Transaction” is defined in the policy as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including but not limited to any indebtedness or guarantee of indebtedness) between us and any of the persons listed in the first paragraph of this section. A related party transaction also includes any material amendment or modification to an existing related party transaction.

The Audit Committee has excluded each of the following related party transactions under the terms of our Approval of Related Party Transactions policy:

1.	Any matters related to compensation or benefits to the extent such compensation or benefits would not be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933;

2.

Transactions involving less than $120,000 (or such different amount as may require disclosure or approval under any future amendment to the rules and regulations of the SEC, including Item 404 of Regulation S-K, or the listing requirements of The NASDAQ Stock Market LLC, including Rule 5630) when aggregated with all similar transactions; or

3.	Transactions approved by another independent committee of the Board.

In deciding whether to approve or ratify a related party transaction, the Audit Committee will consider the following factors:

•	Whether the terms of the transaction are (i) fair to the Company and (ii) at least as favorable to the Company as would apply if the transaction did not involve a related party;

•	Whether there are demonstrable business reasons for the Company to enter into the transaction;

•	Whether the transaction would impair the independence of an outside director; and

•

Whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Transactions with Related Persons

Keith Jones, who is the brother-in-law of Brian M. McNamee, an executive officer of the Company for a portion of 2017, is employed by us as Marketing Director, and previously served as National Accounts Senior Manager. Mr. Jones’ compensation earned in 2017 consisted of $183,730 in base salary, $88,867 in annual cash incentive awards and bonuses and grants of 119 restricted stock units and 67 performance units, each valued at $19,500 and $12,000 respectively, on the grant date. This transaction did not require the review or approval of the Audit Committee pursuant to our Approval of Related Party Transactions policy because it was reviewed by our Compensation and Management Development Committee.

  ï 2018 Proxy Statement    91

Information Concerning Voting and Solicitation

Information Concerning Voting and Solicitation

General

The enclosed proxy is solicited on behalf of the Board of Directors, or Board, of Amgen Inc., a Delaware corporation, for use at our 2018 Annual Meeting of Stockholders, or Annual Meeting, to be held on Tuesday, May 22, 2018, at 11:00 A.M., local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders and any business properly brought before the Annual Meeting. Amgen Inc. may also be referred to as Amgen, the Company, we, us or our in this proxy statement. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. The Annual Meeting will be held at the Four Seasons Hotel Westlake Village, Two Dole Drive, Westlake Village, California 91362.

Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials, or Notice, to certain of our stockholders of record, and we are sending a paper copy of the proxy materials and proxy card to other stockholders of record who we believe would prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this proxy statement available on the Internet and to mail the Notice, or to mail the proxy statement and proxy card, as applicable, on or about April 11, 2018 to all stockholders entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2018 Stockholder Meeting to Be Held on May 22, 2018.

This proxy statement, our 2017 annual report and our other proxy materials are available at: www.astproxyportal.com/ast/Amgen. At this website, you will find a complete set of the following proxy materials: notice of 2018 Annual Meeting of Stockholders; proxy statement; 2017 annual report and form proxy card. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the meeting.

What Are You Voting On?

You will be entitled to vote on the following proposals at the Annual Meeting:

•	The election of the 13 director nominees named herein to serve on our Board for a term of office expiring at the 2019 annual meeting of stockholders;
•	The advisory vote to approve our executive compensation;

•	The ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2018;

•	One stockholder proposal, if properly presented; and

•	Any other business as may properly come before the Annual Meeting.

Who Can Vote

The Board has set March 23, 2018 as the record date for the Annual Meeting. You are entitled to notice and to vote if you were a stockholder of record of our Common Stock, $.0001 par value per share, or Common Stock, as of the close of business on March 23, 2018. You are entitled to one vote on each proposal for each share of Common Stock you held on the record date. Your shares may be voted at the Annual Meeting only if you are present in person or your shares are represented by a valid proxy.

Difference Between a Stockholder of Record and a “Street Name” Holder

If your shares are registered directly in your name in the records of the Company’s transfer agent, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the methods described below.

Shares Outstanding and Quorum

At the close of business on March 23, 2018, there were 668,270,489 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. The presence of the holders of a majority of the outstanding shares of our Common Stock entitled to vote constitutes a quorum, which is required to hold and conduct business at the Annual Meeting. Shares are counted as present at the Annual Meeting if:

•	You are present in person at the Annual Meeting; or

•	Your shares are represented by a properly authorized and submitted proxy (submitted by mail, by telephone or over the Internet).

If you are a record holder and you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares

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will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank, trust or other nominee submits a proxy covering your shares. Your broker, bank, trust or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust or other nominee on how to vote on those matters. Please see the subsection “If You Do Not Specify How You Want Your Shares Voted” below. In the absence of a quorum, the Annual Meeting may be adjourned, from time to time, by the chairman of the meeting or by the vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting.

Voting Your Shares

You may vote by attending the Annual Meeting and voting in person or by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.”

Shares Held as a Record Holder. If you hold your shares of Common Stock as a record holder and you are viewing this proxy statement on the Internet, you may submit a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. You may request paper copies of the proxy statement and proxy card by following the instructions on the Notice. If you hold your shares of Common Stock as a record holder and you are reviewing a paper copy of this proxy statement, you may submit a proxy over the Internet or by telephone by following the instructions on the proxy card, or by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you.

Shares Held in Street Name. If you hold your shares of Common Stock in street name, you will receive a Notice from your broker, bank, trust or other nominee that includes instructions on how to vote your shares. Your broker, bank, trust or other nominee may allow you to deliver your voting instructions over the Internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker, bank, trust or other nominee.

The Internet and telephone voting facilities will close at 11:59 P.M., Eastern Time, on May 21, 2018. Stockholders who submit a proxy through the Internet or telephone should be aware that they may incur costs to access the Internet or telephone, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by the stockholder. Stockholders who submit a proxy by Internet or telephone need not return a proxy card or the form forwarded by your broker, bank, trust or other holder of record by mail.

YOUR VOTE IS VERY IMPORTANT.

You should submit your proxy even if you plan to

attend the Annual Meeting.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you may request a ballot at the Annual Meeting. Please note that if your shares are held of record by a broker, bank, trust or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your broker, bank, trust or other nominee). Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting. Please see the important instructions and requirements below regarding “Attendance at the Annual Meeting.”

Changing Your Vote

As a stockholder of record, if you submit a proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy by (i) delivering a written notice of revocation to the attention of the Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799, (ii) duly submitting a later-dated proxy over the Internet, by mail or by telephone or (iii) attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee.

If You Receive More Than One Proxy Card or Notice

If you receive more than one proxy card or Notice, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card or Notice you receive.

How Will Your Shares Be Voted

Stockholders of record as of the close of business on March 23, 2018 are entitled to one vote for each share of our Common Stock held on all matters to be voted upon at the Annual Meeting. All shares entitled to vote and represented by properly submitted proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS VERY IMPORTANT.

If You Do Not Specify How You Want Your Shares Voted

As a stockholder of record, if you submit a signed proxy card or submit your proxy by telephone or Internet and do not specify how you want your shares voted, the proxy holder will vote your shares:

•	FOR the election of the 13 nominees listed in this proxy statement to serve on our Board for a term of office expiring at the 2019 annual meeting of stockholders;

•	FOR the advisory vote to approve our executive compensation;

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Information Concerning Voting and Solicitation

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2018; and

•	AGAINST the one stockholder proposal for an annual report on the extent to which risks related to public concern over drug pricing strategies are integrated into our executive incentive compensation.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and the nominee does not have discretionary authority to vote the shares. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Brokers generally have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP as our independent registered public accountants. Brokers, however, do not have discretionary authority to vote on the election of directors to serve on our Board, the advisory vote to approve our executive compensation, or on the stockholder proposal.

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, other than the stockholder proposal described in this proxy statement, no other stockholder proposal or nomination (that was not subsequently withdrawn or excluded) was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Inspector of Election and Counting of Votes

All votes will be tabulated as required by Delaware law, the state of our incorporation, by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to one or more proposals and broker non-votes will be counted as present for purposes of determining a quorum.

Election of Directors. We have a majority voting standard for the election of directors in an uncontested election, which is generally defined as an election in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “for,” “against” or “abstain” for each nominee. Cumulative voting is not permitted. Under our majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” the nominee. For these purposes, abstentions will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes will have no effect on the election of directors as brokers are not entitled to vote for or against a nominee without instruction from the beneficial owner.

If a director nominee is an incumbent director and does not receive a majority of the votes cast in an uncontested election, that director will continue to serve on the Board as a “holdover” director, but must tender his or her resignation to the Board promptly after certification of the election results of the stockholder vote. The Governance and Nominating Committee of the Board will then recommend to the Board whether to accept the resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the recommendation of the Governance and Nominating Committee, and the Board’s decision will be publicly disclosed within 90 days after certification of the election results of the stockholder vote. A director who tenders his or her resignation after failing to receive a majority of the votes cast will not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her resignation.

Management Proposals (Advisory Vote to Approve Our Executive Compensation and Ratification of Ernst & Young LLP) and Stockholder Proposal For an Annual Report on the Extent To Which Risks Related to Public Concern Over Drug Pricing Strategies are Integrated Into Our Executive Incentive Compensation. The approval of the advisory vote to approve our executive compensation, the ratification of the selection of Ernst & Young LLP, and the approval of the stockholder proposal, if properly presented at the Annual Meeting, each require the affirmative votes of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes “against” each proposal.

Because brokers have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP, we do not expect any broker non-votes in connection with the ratification. Brokers do not have discretionary authority to vote on the advisory vote to approve our executive compensation or on the stockholder proposal for an annual report on the extent to which risks related to public concern over drug pricing strategies are integrated into our executive incentive compensation. Broker non-votes, therefore, will have no effect on the advisory votes to approve our executive compensation or on the stockholder proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy, the Notice and any additional information furnished to stockholders.

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Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or staff members. No additional compensation will be paid to our directors, officers or staff members for such services. In addition, we have retained D.F. King & Co. to assist in the solicitation of proxies for a fee of approximately $150,000 plus distribution costs and other costs and expenses. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California, 91320-1799 for the ten days prior to the Annual Meeting and also at the Annual Meeting.

Attendance at the Annual Meeting

To attend the Annual Meeting, you will need an admittance ticket and proof of ownership of our Common Stock as of the close of business on March 23, 2018. If you have received a paper copy of the proxy statement, to receive an admittance ticket you will need to complete and return the postage-paid reply card included in this proxy statement. If you received electronic delivery of this proxy statement, you will receive an e-mail with instructions for obtaining an admittance ticket. If you are viewing the proxy statement over the Internet, please follow the instructions indicated on the website referred to in the Notice. Each stockholder is entitled to one admittance ticket. Directions to attend the Annual Meeting will be sent with your admittance ticket and are available at the website referred to in the Notice and www.astproxyportal.com/ast/Amgen.

You must bring certain documents with you to be admitted to the Annual Meeting. The purpose of this requirement is to help us verify that you are actually a stockholder of the Company. Please read the following rules carefully, because they specify the documents that you must bring with you to the Annual Meeting to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of our Common Stock as of the close of business on March 23, 2018. See “Difference Between a Stockholder of Record and a ‘Street Name’ Holder” previously discussed.

All persons must bring a valid personal photo identification (such as a driver’s license or passport). If you are a record holder, at the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 23, 2018.

If a broker, bank, trust or other nominee was the record holder of your shares of Common Stock as of the close of business on March 23, 2018, then in addition to the applicable items above, you must also bring to the Annual Meeting:

•	Proof that you owned shares of our Common Stock as of the close of business on March 23, 2018; and

•

If you intend to vote at the Annual Meeting, the executed proxy naming you as the proxy holder, signed by the broker, bank, trust or other nominee who was the record holder of your shares of Common Stock as of the close of business on March 23, 2018.

Examples of proof of ownership include the following: (1) an original or a copy of the voting information form from your bank or broker with your name on it; (2) a letter from your bank or broker stating that you owned shares of our Common Stock as of the close of business on March 23, 2018; or (3) a brokerage account statement indicating that you owned shares of our Common Stock as of the close of business on March 23, 2018.

If you are a proxy holder for a stockholder of the Company who owned shares of our Common Stock as of the close of business on March 23, 2018, then you must also bring to the Annual Meeting:

•	The executed proxy naming you as the proxy holder, signed by a stockholder of the Company who owned shares of our Common Stock as of the close of business on March 23, 2018.

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Other Matters

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or Exchange Act, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, Reporting Persons), to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC. Copies of the Section 16 reports are also required to be supplied to the Company and such reports are available on our website at www.amgen.com. Based solely on our review of the reports filed by Reporting Persons and written representations from certain Reporting Persons that no other reports were required for those persons, during the year ended December 31, 2017, the Reporting Persons met all applicable Section 16(a) filing requirements.

Stockholder Proposals for the 2019 Annual Meeting

Stockholder Proposals and Director Nominees for Inclusion in our 2019 Proxy Statement

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2019 annual meeting of stockholders. To be eligible for inclusion in our 2019 proxy statement, your proposal must be received by our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799, no later than December 12, 2018, and must otherwise comply with Rule 14a-8 under the Exchange Act. While our Board of Directors, or Board, will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Director Nominations Pursuant to Our Bylaws. Our Amended and Restated Bylaws of Amgen Inc., or Bylaws, permit an eligible stockholder, or group of up to 20 eligible stockholders, owning Amgen stock continuously for at least three years and shares representing an aggregate of at least 3% of our outstanding shares, to nominate and include in Amgen’s proxy materials director nominees constituting up to the greater of 20% of the Board or two directors, provided that the stockholder(s) and nominee(s) satisfy the requirements of the Bylaws (“Proxy Access”). To nominate a director pursuant to Proxy Access at the 2019 annual meeting of stockholders, you must comply with all of the procedures, information requirements, qualifications and conditions set forth in our Bylaws. A fully compliant nomination notice must be received by us no earlier than November 12, 2018 and no later than December 12, 2018 assuming the date of the 2019 annual meeting of stockholders is not more than thirty days before and not more than seventy days after the anniversary date of the 2018 Annual Meeting of Stockholders, or Annual Meeting, and such nomination notice must be delivered to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799.

Stockholder Proposals and Nominees Brought at the 2019 Annual Meeting Without Inclusion in our 2019 Proxy Statement

Business Proposals and Nominations Pursuant to our Bylaws. To nominate a director or bring any other business before the stockholders at the 2019 annual meeting of stockholders that will not be included in our 2019 proxy statement pursuant to Rule 14a-8 or the Proxy Access provisions of our Bylaws, you must comply with all of the procedures, information requirements, qualifications and conditions set forth in our Bylaws. In addition, assuming the date of the 2019 annual meeting of stockholders is not more than thirty days before and not more than seventy days after the anniversary date of the Annual Meeting, you must notify us in writing and such notice must be delivered to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 no earlier than January 22, 2019 and no later than February 21, 2019.

You may write to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to our Bylaws. Also, our Bylaws are filed with the SEC as an exhibit to our Exchange Act reports and can be accessed through the SEC’s EDGAR system.

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Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” is also permissible under the General Corporation Law of the State of Delaware and potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers and banks with account holders who are our stockholders will be householding our proxy materials. A single Notice of Annual Meeting of Stockholders or proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or bank that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or bank.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or bank.

No Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” or “Compensation Committee Report” to the extent permitted by the rules of the SEC will not be deemed incorporated, unless specifically provided otherwise in such filing.

In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Disclaimer

This proxy statement contains statements regarding future individual and Company performance targets and Company performance goals. These targets and Company performance goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Forward-Looking Statements

This proxy statement contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this proxy statement and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could

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Other Matters

become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to acquire other companies or products and to integrate the operations of companies we have acquired may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our Common Stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

Other Matters

The Board knows of no matters other than those listed in the attached Notice of Annual Meeting of Stockholders that are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

By Order of the Board of Directors

Jonathan P. Graham

Secretary

April 11, 2018

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Appendix A

Appendix A

Amgen Inc. Board of Directors

Guidelines for Director Qualifications and Evaluations

These guidelines set forth (1) the minimum qualifications that the Governance and Nominating Committee of the Board of Directors (the “Committee”) of Amgen Inc. (“Amgen”) believes are important for directors to possess, and (2) a description of the Committee’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders. These guidelines are only guidelines and may be waived and/or changed by the Committee and/or the Board of Directors as appropriate.

1. Candidate Qualifications

In seeking individuals to join the Board of Directors or to fill director vacancies on the Board of Directors, the Committee considers the following to be minimum qualifications that a candidate must possess:

•	Demonstrated breadth and depth of management and leadership experience, preferably in a senior leadership role in a large or recognized organization;

•	Financial and/or business acumen or relevant industry or scientific experience;

•	Integrity and high ethical standards;

•	Sufficient time to devote to Amgen’s business as a member of the Board;

•	Ability to oversee, as a director, Amgen’s business and affairs for the benefit of Amgen’s stockholders;

•	Ability to comply with the Board’s Code of Conduct; and

•	Demonstrated ability to think independently and work collaboratively.

In addition, the Committee may consider the following where necessary and appropriate:

•	A candidate’s independence, as defined by The NASDAQ Stock Market, Inc.;

•	A candidate’s ability to satisfy the composition requirements for the Audit Committee and the Compensation and Management Development Committee;

•	Maintaining a Board that reflects diversity; and

•	The Board’s overall size, structure and composition.

2. Candidate Identification and Evaluation Process

(a) For purposes of identifying nominees for the Board of Directors, the Committee relies on professional and personal contacts of the Committee, other members of the Board of Directors and senior management, as well as candidates recommended by independent search firms retained by the Committee from time to time. The Committee also will consider candidates recommended by stockholders. Any director nominations submitted by stockholders will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

(b) In evaluating potential candidates, the Committee will determine whether the candidate is qualified for service on the Board of Directors by evaluating the candidate under the guidelines set forth above and by determining if any individual candidate suits the Committee’s and the Board of Director’s overall objectives at the time the candidate is being evaluated.

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Appendix B

Appendix B

Reconciliations of GAAP to Non-GAAP Measures

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(Dollars in millions)

(Unaudited)

	Years ended December 31,

	2017	2016
GAAP cost of sales	$4,069	$4,162
Adjustments to cost of sales:
Acquisition-related expenses (a)	(1,126)	(1,248)
Certain net charges pursuant to our restructuring initiative	—	(1)

Total adjustments to cost of sales	(1,126)	(1,249)

Non-GAAP cost of sales	$2,943	$2,913

GAAP cost of sales as a percentage of product sales	18.7%	19.0%
Acquisition-related expenses (a)	-5.2	-5.7
Certain net charges pursuant to our restructuring initiative	0.0	0.0

Non-GAAP cost of sales as a percentage of product sales	13.5%	13.3%

GAAP research and development expenses	$3,562	$3,840
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(77)	(78)
Certain net charges pursuant to our restructuring initiative	(3)	(7)

Total adjustments to research and development expenses	(80)	(85)

Non-GAAP research and development expenses	$3,482	$3,755

GAAP research and development expenses as a percentage of product sales	16.3%	17.5%
Acquisition-related expenses (a)	-0.3	-0.3
Certain net charges pursuant to our restructuring initiative	0.0	0.0

Non-GAAP research and development expenses as a percentage of product sales	16.0%	17.2%

GAAP selling, general and administrative expenses	$4,870	$5,062
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (b)	(99)	(180)
Certain net charges pursuant to our restructuring initiative	(2)	(5)
Other	(3)	—

Total adjustments to selling, general and administrative expenses	(104)	(185)

Non-GAAP selling, general and administrative expenses	$4,766	$4,877

GAAP selling, general and administrative expenses as a percentage of product sales	22.3%	23.1%
Acquisition-related expenses (b)	-0.4	-0.8
Certain net charges pursuant to our restructuring initiative	0.0	0.0
Other	0.0	0.0

Non-GAAP selling, general and administrative expenses as a percentage of product sales	21.9%	22.3%

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Appendix B

	Years ended December 31,

	2017	2016
GAAP operating expenses	$12,876	$13,197
Adjustments to operating expenses:
Adjustments to cost of sales	(1,126)	(1,249)
Adjustments to research and development expenses	(80)	(85)
Adjustments to selling, general and administrative expenses	(104)	(185)
Certain net charges pursuant to our restructuring initiative (c)	(83)	(24)
Acquisition-related adjustments (d)	(292)	(4)
Expense related to legal proceedings	—	(105)

Total adjustments to operating expenses	(1,685)	(1,652)

Non-GAAP operating expenses	$11,191	$11,545

GAAP operating income	$9,973	$9,794
Adjustments to operating expenses	1,685	1,652

Non-GAAP operating income	$11,658	$11,446

GAAP operating income as a percentage of product sales	45.8%	44.7%
Adjustments to cost of sales	5.2	5.7
Adjustments to research and development expenses	0.3	0.3
Adjustments to selling, general and administrative expenses	0.4	0.8
Certain net charges pursuant to our restructuring initiative (c)	0.4	0.2
Acquisition-related adjustments (d)	1.4	0.0
Expense related to legal proceedings	0.0	0.6

Non-GAAP operating income as a percentage of product sales	53.5%	52.3%

GAAP income before income taxes	$9,597	$9,163
Adjustments to operating expenses	1,685	1,652

Non-GAAP income before income taxes	$11,282	$10,815

GAAP provision for income taxes	$7,618	$1,441
Adjustments to provision for income taxes:
Income tax effect of the above adjustments to operating expenses (e)	538	525
Other income tax adjustments (f)	(6,120)	64

Total adjustments to provision for income taxes	(5,582)	589

Non-GAAP provision for income taxes	$2,036	$2,030

GAAP tax as a percentage of income before taxes	79.4%	15.7%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments to operating expenses (e)	-7.1	2.5
Other income tax adjustments (f)	-54.3	0.6

Total adjustments to provision for income taxes	-61.4	3.1

Non-GAAP tax as a percentage of income before taxes	18.0%	18.8%

GAAP net income	$1,979	$7,722
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	1,147	1,127
Other income tax adjustments (f)	6,120	(64)

Total adjustments to net income	7,267	1,063

Non-GAAP net income	$9,246	$8,785

B-2       ï 2018 Proxy Statement

Appendix B

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted EPS.

	Year ended December 31, 2017		Year ended December 31, 2016
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,979	$9,246	$7,722	$8,785
Weighted-average shares for diluted EPS	735	735	754	754

Diluted EPS	$2.69	$12.58	$10.24	$11.65

(a)	The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations.
(b)

The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations. For the year ended December 31, 2016, the adjustment also included a $73 million charge resulting from the reacquisition of Prolia®, XGEVA® and Vectibix® license agreements in certain markets from Glaxo Group Limited.

(c)

For the year ended December 31, 2017, the adjustment related primarily to severance expenses associated with our restructuring initiative. For the year ended December 31, 2016, the adjustment related primarily to asset-related charges associated with our site closures.

(d)	For the year ended December 31, 2017, the adjustment included net charges associated with the discontinuance of the internal development of AMG 899.
(e)

The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the year ended December 31, 2017, was 31.9% compared with 31.8% for the corresponding period of the prior year.

(f)

For the year ended December 31, 2017, the adjustment related primarily to the impact of U.S. Corporate tax reform, including the repatriation tax on accumulated foreign earnings and the remeasurement of certain net deferred and other tax liabilities. For the year ended December 31, 2016, the adjustment related to certain acquisition items and prior period items excluded from GAAP earnings.

  ï 2018 Proxy Statement    B-3

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320-1799

Printed on recycled paper	©2018 Amgen Inc. All Rights Reserved

SAMPLE		NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

BUSINESS REPLY MAIL FIRST-CLASS MAIL PERMIT NO. 67 THOUSAND OAKS CA
POSTAGE WILL BE PAID BY ADDRESSEE

ANNUAL MEETING AMGEN
PO BOX 2605
SEAL BEACH CA 90740-9906

SAMPLE

Only Amgen Inc. stockholders with admittance tickets will be admitted to the 2018 Annual Meeting of Stockholders. Each stockholder is entitled to one admittance ticket. If you come to the meeting and do not have an admittance ticket, you will be admitted only upon presentation of proper identification and evidence of stock ownership as of March 23, 2018. Ensuring the 2018 Annual Meeting of Stockholders is safe and productive is our top priority. As such, failure to follow these admission procedures may result in being denied admission or being directed to view the meeting in an overflow room. Because seating in the main meeting room is limited, and in order to be able to address security concerns, we reserve the right to direct attendees to view the meeting in an overflow room.

☐	Please send me an admittance ticket for the Amgen Inc. 2018 Annual Meeting of Stockholders to be held on Tuesday, May 22, 2018 at 11:00 A.M., local time, in Westlake Village, California.

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YOU DO NOT NEED TO RETURN THIS CARD IF YOU DO NOT PLAN TO ATTEND

THE 2018 ANNUAL MEETING OF STOCKHOLDERS.

SAMPLE

SAMPLE ANNUAL MEETING OF STOCKHOLDERS OF AMGEN INC. May 22, 2018 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2018: The Notice of 2018 Annual Meeting of Stockholders, Proxy Statement, Form Proxy Card and 2017 Annual Report are available at http://www.astproxyportal.com/ast/Amgen If you wish to attend the Annual Meeting, please visit [address has been provided to stockholders directly]. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney-in-fact, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. The Board of Directors recommends you vote “FOR” each listed nominee in item #1. 1. To elect thirteen directors to the Board of Directors of Amgen Inc. for a term of office expiring at the 2019 annual meeting of stockholders. The nominees for election to the Board of Directors are: Dr. Wanda M. Austin Mr. Robert A. Bradway Dr. Brian J. Druker Mr. Robert A. Eckert Mr. Greg C. Garland Mr. Fred Hassan Dr. Rebecca M. Henderson Mr. Frank C. Herringer Mr. Charles M. Holley, Jr. Dr. Tyler Jacks Ms. Ellen J. Kullman Dr. Ronald D. Sugar Dr. R. Sanders Williams The Board of Directors recommends you vote “FOR” each of items #2 and #3. 2. Advisory vote to approve our executive compensation. 3. To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2018. The Board of Directors recommends you vote “AGAINST” the Stockholder Proposal in item #4. 4. Stockholder proposal for an annual report on the extent to which risks related to public concern over drug pricing strategies are integrated into our executive incentive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the e n v e l o p e p r o v i d e d . FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

SAMPLE

SAMPLE 0 14475 AMGEN INC. ONE AMGEN CENTER DRIVE, THOUSAND OAKS, CA 91320-1799 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2018 Robert A. Bradway, David W. Meline and Jonathan P. Graham (the “Proxy Holders”), or any of them, each with the power of substitution, hereby are authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the shares of Amgen Inc. Common Stock of the undersigned at the 2018 Annual Meeting of Stockholders of Amgen Inc., to be held on Tuesday, May 22, 2018, at 11:00 A.M., local time, at the Four Seasons Hotel Westlake Village, Two Dole Drive, Westlake Village, CA 91362, and at any continuation, postponement or adjournment of that meeting, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other business that may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on the reverse side) This Proxy Card will be voted as specified or, if no choice is specified, will be voted FOR the election of the named director nominees, FOR the advisory vote to approve our executive compensation, FOR ratification of the selection of Ernst & Young LLP, and AGAINST the Stockholder Proposal. As of the date hereof, the undersigned hereby acknowledges receipt of the 2018 Proxy Statement and accompanying Notice of 2018 Annual Meeting of Stockholders to be held on May 22, 2018, Form Proxy Card and the 2017 Annual Report. In their discretion, the Proxy Holders (as defined below) are authorized to vote upon such other matters as may properly come before the 2018 Annual Meeting of Stockholders and at any continuation, postponement or adjournment thereof. The Board of Directors, at present, knows of no other business to be presented at the 2018 Annual Meeting of Stockholders. By signing this proxy you revoke all prior proxies. This proxy will be governed by the laws of the State of Delaware and federal securities laws. 1.1

SAMPLE

SAMPLE Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney-in-fact, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 ANNUAL MEETING OF STOCKHOLDERS OF AMGEN INC. May 22, 2018 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM ET the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting by telephone or the Internet. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x ------------------ ---------------- COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2018: The Notice of 2018 Annual Meeting of Stockholders, Proxy Statement, Form Proxy Card and 2017 Annual Report are available at http://www.astproxyportal.com/ast/Amgen If you wish to attend the Annual Meeting, please visit [address has been provided to stockholders directly]. The Board of Directors recommends you vote “FOR” each listed nominee in item #1. 1. To elect thirteen directors to the Board of Directors of Amgen Inc. for a term of office expiring at the 2019 annual meeting of stockholders. The nominees for election to the Board of Directors are: Dr. Wanda M. Austin Mr. Robert A. Bradway Dr. Brian J. Druker Mr. Robert A. Eckert Mr. Greg C. Garland Mr. Fred Hassan Dr. Rebecca M. Henderson Mr. Frank C. Herringer Mr. Charles M. Holley, Jr. Dr. Tyler Jacks Ms. Ellen J. Kullman Dr. Ronald D. Sugar Dr. R. Sanders Williams The Board of Directors recommends you vote “FOR” each of items #2 and #3. 2. Advisory vote to approve our executive compensation. 3. To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2018. The Board of Directors recommends you vote “AGAINST” the Stockholder Proposal in item #4. 4. Stockholder proposal for an annual report on the extent to which risks related to public concern over drug pricing strategies are integrated into our executive incentive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

SAMPLE

SAMPLE 0 14475 AMGEN INC. ONE AMGEN CENTER DRIVE, THOUSAND OAKS, CA 91320-1799 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2018 Robert A. Bradway, David W. Meline and Jonathan P. Graham (the “Proxy Holders”), or any of them, each with the power of substitution, hereby are authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the shares of Amgen Inc. Common Stock of the undersigned at the 2018 Annual Meeting of Stockholders of Amgen Inc., to be held on Tuesday, May 22, 2018, at 11:00 A.M., local time, at the Four Seasons Hotel Westlake Village, Two Dole Drive, Westlake Village, CA 91362, and at any continuation, postponement or adjournment of that meeting, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other business that may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on the reverse side) This Proxy Card will be voted as specified or, if no choice is specified, will be voted FOR the election of the named director nominees, FOR the advisory vote to approve our executive compensation, FOR ratification of the selection of Ernst & Young LLP, and AGAINST the Stockholder Proposal. As of the date hereof, the undersigned hereby acknowledges receipt of the 2018 Proxy Statement and accompanying Notice of 2018 Annual Meeting of Stockholders to be held on May 22, 2018, Form Proxy Card and the 2017 Annual Report. In their discretion, the Proxy Holders (as defined below) are authorized to vote upon such other matters as may properly come before the 2018 Annual Meeting of Stockholders and at any continuation, postponement or adjournment thereof. The Board of Directors, at present, knows of no other business to be presented at the 2018 Annual Meeting of Stockholders. By signing this proxy you revoke all prior proxies. This proxy will be governed by the laws of the State of Delaware and federal securities laws. 1.1